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As filed with the Securities and Exchange Commission on June 1, 2001

Registration No. 333-60976

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTOROLA, INC.
(Exact name of registrant as specified in its charter)

Delaware	3663	36-1115800
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road
Schaumburg, Illinois 60196
(847) 576-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Carl F. Koenemann
Executive Vice President and Chief Financial Officer
Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
(847) 576-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Michelle M. Warner, Esq. Corporate Law Department Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 (847) 576-5000	Oscar A. David, Esq. Brian T. Black, Esq. Winston & Strawn 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Bruce H. Hallett, Esq. Lance M. Hardenburg, Esq. Hallett & Perrin, P.C. 717 N. Harwood, Suite 1400 Dallas, Texas 75201 (214) 953-0053

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of a wholly owned subsidiary of the registrant with and into Blue Wave Systems Inc., which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction of all conditions to the closing of such merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Blue Wave Systems Inc.
2410 Luna Road
Carrollton, Texas 75006

June 1, 2001

Dear Stockholders:

    You are cordially invited to attend a special meeting of stockholders of Blue Wave Systems Inc. which we will hold at 10:00 a.m., local time, on Monday, July 2, 2001, at the offices of Blue Wave Systems, 2410 Luna Road, Suite 132, Carrollton, Texas 75006.

    Blue Wave Systems has signed a merger agreement with Motorola, Inc. If the merger is completed, Blue Wave Systems will become a wholly owned subsidiary of Motorola.

    At the special meeting, we will ask you to vote on the merger agreement and the merger of Blue Wave Systems and Motorola. Your board of directors has approved the merger agreement and the merger and recommends that you approve and adopt the merger agreement and the merger at the special meeting.

    If we complete the merger, then each of your shares of Blue Wave Systems common stock will be exchanged for 0.443 of a share of Motorola common stock. Please note that the exchange ratio will not be adjusted in the event of any increase or decrease in the market price of Motorola common stock. Motorola shares are traded primarily on the New York Stock Exchange under the symbol "MOT". You should obtain a current market quotation for Motorola common stock before voting on the merger.

    The merger cannot be completed unless the holders of a majority of Blue Wave Systems' stock approve the merger agreement and the merger at a special meeting of the stockholders of Blue Wave Systems. Only stockholders who held their shares of Blue Wave Systems common stock at the close of business on May 25, 2001 will be entitled to vote at the special meeting.

    I, together with other directors and officers of Blue Wave Systems holding in the aggregate, on a fully-diluted basis, approximately 7.98% of the outstanding Blue Wave Systems shares, have agreed to vote all of our shares in favor of the approval of the merger agreement and the merger.

    You should consider the matters discussed under "Risk Factors" commencing on page 16 of the enclosed proxy statement/prospectus before voting. Please review carefully the entire proxy statement/prospectus.

    It is important that your shares be represented and voted at the special meeting, whether or not you are able to attend personally. If you do not return your proxy card, the effect will be a vote against the merger. You are therefore urged to complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card.

    I look forward to your support.

Sincerely,

Rob N. Shaddock
President and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Motorola common stock to be issued in the merger, or determined that this proxy statement/prospectus is accurate or complete. Any person who tells you otherwise is committing a crime.

    This proxy statement/prospectus is dated June 1, 2001 and was first mailed to Blue Wave Systems stockholders on or about June 1, 2001.

Blue Wave Systems Inc.
2410 Luna Road
Carrollton, Texas 75006

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On July 2, 2001

    A special meeting of stockholders of Blue Wave Systems Inc. will be held on Monday, July 2, 2001, at 10:00 a.m., local time, at the offices of Blue Wave Systems, 2410 Luna Road, Suite 132, Carrollton, Texas 75006.

    The special meeting will be conducted:

      1.  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 20, 2001, as amended on April 24, 2001, by and among Motorola, Earth Acquisition Corporation, a wholly owned subsidiary of Motorola, and Blue Wave Systems, which provides for, among other things, the merger of Earth Acquisition Corporation with and into Blue Wave Systems, as a result of which Blue Wave Systems will become a wholly owned subsidiary of Motorola, and the amendment of the Blue Wave Systems stock option plan to provide for the conversion of each option that is outstanding under the plan into an option to purchase Motorola common stock.

      2.  To transact such other business as may properly come before the meeting.

    If we complete the merger, then each of your Blue Wave Systems common shares will be exchanged for 0.443 of a share of Motorola common stock. In order to complete the merger, Blue Wave Systems' charter requires that the merger agreement and the merger be approved by holders of a majority of the outstanding shares of Blue Wave Systems common stock.

    Only stockholders who held shares of Blue Wave Systems stock at the close of business on May 25, 2001, the record date for the special meeting, will be entitled to vote at the special meeting.

    You should consider the matters discussed under "Risk Factors" beginning on page 16 of the enclosed proxy statement/prospectus before voting. Please review carefully the entire proxy statement/prospectus and the merger agreement attached as Appendix A and amendment no. 1 to the merger agreement attached as Appendix B.

    Your board of directors recommends that you vote "FOR" approval and adoption of the merger agreement and the merger, as described in detail in the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Toya Martin Secretary
Carrollton, Texas June 1, 2001

    Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and promptly return it in the accompanying envelope which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by delivery to Blue Wave Systems of a subsequently executed proxy card or a written notice of revocation or by voting in person at the special meeting.

    You should not send stock certificates with your proxy card. A transmittal letter for your stock will be sent to you by the exchange agent after the merger is completed.

REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates by reference important business and financial information about Motorola and Blue Wave Systems that is not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain these documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and telephone numbers:

Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Tel: (800) 262-8509 Attn.: Investor Relations website: www.motorola.com/investor	Blue Wave Systems Inc. 2410 Luna Road Carrollton, Texas 75006 Tel: (972) 277-4600 Attn: Investor Relations website: www.bluews.com

    If you would like to request documents, please do so by June 18, 2001 in order to obtain them before the special meeting of Blue Wave Systems stockholders.

    See "Where You Can Find More Information" on page 66.

i

Proxies	20
Revocability of Proxies	21
Solicitation of Proxies and Expenses	21
THE MERGER	22
Structure of the Merger	22
Background	22
Motorola's Reasons for the Merger	26
Blue Wave Systems' Reasons for the Merger	26
Recommendation of the Blue Wave Systems Board of Directors	27
Opinion of Financial Advisor to Blue Wave Systems	29
Accounting Treatment	36
Effectiveness of Merger	36
Interests of Blue Wave Systems Directors and Officers in the Merger	36
Material Federal Income Tax Consequences of the Blue Wave Systems Merger	40
Regulatory Matters	41
No Appraisal Rights	42
Federal Securities Laws Consequences	42
Management and Operations of Blue Wave Systems after the Merger	42
Delisting and Deregistration of Blue Wave Systems Common Stock	42
THE MERGER AGREEMENT	43
The Merger	43
Treatment of Blue Wave Systems Common Stock	43
Treatment of Blue Wave Systems Stock Options	43
Fractional Shares	45
Exchange of Certificates	45
Listing of Motorola Common Stock	45
Representations and Warranties of Blue Wave Systems	46
Representations and Warranties of Motorola and Earth Acquisition Corporation	46
Certain Covenants and Agreements	47
Indemnification of Directors and Officers	50
Conditions to the Merger	51
Additional Conditions to the Obligations of Motorola	51
Additional Conditions to the Obligations of Blue Wave Systems	52
Termination	53
Termination Fee	54
Fees and Expenses	54
Amendment	54
Waiver	54
Stock Option Agreement	54
Voting Agreement	55
STOCK OPTION AGREEMENT	56
Exercise	56
Maximum Amount Realizable by Motorola	56
Listing and Registration Rights	57
Effect of the Stock Option Agreement	57
DESCRIPTION OF MOTOROLA CAPITAL STOCK	58
Motorola Common Stock	58
Motorola Preferred Stock	58

ii

Motorola Rights Plan	59
Transfer Agent; Registrar and Exchange Agent	60
COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF MOTOROLA AND STOCKHOLDERS OF BLUE WAVE SYSTEMS	61
Capitalization	61
Voting Stock	61
Number of Directors	61
Classification of Board of Directors	61
Quorum for Meeting of Directors	61
Election of Directors	62
Removal of Directors	62
Amendments to Charter	62
Filling Vacancies on the Board Of Directors	62
Amendments to By-Laws	62
Rights Plan	62
Special Stockholder Meetings	62
Stockholder Action by Written Consent	63
Limitation of Personal Liability of Directors and Indemnification	63
Dividends	64
Liquidation	64
Conversion	64
EXPERTS	65
LEGAL AND TAX MATTERS	65
SUBMISSION OF STOCKHOLDER PROPOSALS	65
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	65
WHERE YOU CAN FIND MORE INFORMATION	66
APPENDICES TO THE PROXY STATEMENT/PROSPECTUS
Appendix A—Agreement and Plan of Merger	A-1
Appendix B—Amendment No. 1 to Agreement and Plan of Merger	B-1
Appendix C—Opinion of Bear, Stearns & Co. Inc.	C-1
Appendix D—Voting Agreement	D-1
Appendix E—Stock Option Agreement, as amended	E-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q:  What is the proposed transaction?

    A:  A wholly owned subsidiary of Motorola, Inc. will merge into Blue Wave Systems Inc. As a result, Blue Wave Systems will become a wholly owned subsidiary of Motorola, and Blue Wave Systems stockholders will exchange their Blue Wave Systems shares for shares of Motorola common stock.

    Q:  Why are the companies proposing the merger?

    A:  A combined company, with a larger and more diversified portfolio of products and resources, and integrated platform offerings, will more effectively compete in the telecommunications hardware product industry. Blue Wave Systems brings important capabilities and technologies which, when combined with those of the Motorola Computer Group, will enable the delivery of a more robust integrated platform for telecommunications OEM customers building applications such as media gateways, representing a significant time-to-market enhancement for those customers. Industry consolidation has facilitated the creation of integrated platforms that are becoming more popular with our customer base. By enabling us to deliver a robust integrated platform and therefore compete more effectively, the merger benefits both parties.

    Q:  What will I receive in the merger?

    A:  Each share of Blue Wave Systems common stock you own will be exchanged in the merger for 0.443 of a share of Motorola common stock. For example, if you own 1,000 shares of Blue Wave Systems common stock, you will receive 443 shares of Motorola common stock. You will receive only whole shares of Motorola common stock. You will receive cash in lieu of any fractional shares as described below.

    Q:  What happens as the market price of Motorola stock fluctuates?

    A:  The exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of Motorola common stock. The value of the shares of Motorola common stock you will receive in the merger will therefore fluctuate as the price of Motorola common stock increases or decreases. You should therefore obtain a current market quotation for Motorola common stock before voting on the merger.

    Q:  Will Motorola issue fractional shares?

    A:  No. Motorola will not issue fractional shares. Instead, Blue Wave Systems stockholders will receive a cash payment for any fractional shares based on the closing price of a share of Motorola common stock on the trading day immediately prior to the merger.

    Q:  Who must approve the merger?

    A:  In addition to the approvals by the Motorola board of directors and the Blue Wave Systems board of directors, each of which has already been obtained, and governmental and other regulatory approvals, the merger agreement and the merger must be approved by Blue Wave Systems' stockholders.

    Q:  What stockholder vote is required to approve the merger agreement and the merger?

    A:  A majority of the outstanding shares of Blue Wave Systems common stock entitled to vote constitutes a quorum for the Blue Wave Systems special meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Blue Wave Systems common stock is required to approve the merger agreement and the merger. Blue Wave Systems stockholders will have one vote for each share of Blue Wave Systems common stock owned by them.

    Q:  Does the Blue Wave Systems board of directors recommend approval of the merger agreement and the merger?

    A:  Yes. After careful consideration, the Blue Wave Systems board of directors recommends that its stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendation of the Blue Wave Systems board of directors, see the sections entitled "The Merger—Blue Wave Systems' Reasons for the Merger" on page 26 and "The Merger—Recommendation of the Blue Wave Systems Board of Directors" on page 27.

    Q:  What do I need to do now?

    A:  We urge you to read this proxy statement/prospectus, including the appendices, carefully, and to consider how the merger will affect you as a stockholder of Blue Wave Systems. You should also review the documents referenced under "Where You Can Find More Information" on page 66.

    Q:  How do I vote?

    A:  You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that those shares may be represented at the special meeting. You may also attend the special meeting and vote in person.

    Q:  If my shares are held in "street name" by my broker, will my broker vote my shares for me?

    A:  Your broker will vote your shares of Blue Wave Systems common stock only if you provide your broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide instructions to your broker, your shares will not be voted on the merger.

    Q:  Can I change my vote?

    A:  Yes. You may change your vote by delivering a later-dated, signed proxy card to Blue Wave Systems' secretary before the special meeting of Blue Wave Systems stockholders, or by attending the special meeting and voting in person.

    Q:  Is the merger taxable?

    A:  It is a condition of the merger that each of Motorola and Blue Wave Systems receives an opinion from its respective tax advisor stating that the merger will be treated as a reorganization for U.S. federal income tax purposes. As a result of the merger qualifying as a reorganization for U.S. federal income tax purposes, Blue Wave Systems stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Blue Wave Systems common shares solely for Motorola common shares in the merger, except for cash received in lieu of fractional shares of Motorola common stock.

    We describe the material U.S. federal income tax consequences of the merger in more detail on pages 40-41. The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you resulting from the merger.

    Q:  Am I entitled to appraisal rights?

    A:  No. Under the Delaware General Corporation Law, Blue Wave Systems stockholders are not entitled to appraisal rights in connection with the merger.

    Q:  What will happen to my Blue Wave Systems stock options?

    A:  All currently outstanding stock options issued to employees of Blue Wave Systems and not exercised prior to the merger will, if the holder of the options executes a conversion agreement prior to the effective time of the merger, be converted into options for shares of Motorola common stock based on the 0.443 exchange ratio. All options issued under the Blue Wave Systems directors' stock option plan that are not exercised prior to the merger will be terminated. In contemplation of the merger, the Blue Wave Systems board of directors intends to amend the Blue Wave Systems employee stock option plan to cause all outstanding options to convert into options for shares of Motorola common stock, rather than terminate as currently provided in the plan. If you vote for the merger, then you will also be voting to approve this amendment to the Blue Wave Systems employee stock option plan.

    Q:  Are there risks I should consider in deciding whether to vote for the merger?

    A:  Yes. For example, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of Motorola common stock goes up or down. We urge you to obtain current market quotations of Motorola common stock and Blue Wave Systems common stock.

    In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors" on pages 16-17.

    Q:  When do you expect to complete the merger?

    A:  We expect to complete the merger early in the third quarter of this year. We have been granted early termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    Q:  Should I send in my Blue Wave Systems stock certificates now?

    A:  No. After we complete the merger, Motorola's exchange agent will send instructions to you regarding your Blue Wave Systems shares that were converted in the merger. These instructions will explain how to exchange your Blue Wave Systems share certificates for Motorola share certificates and, if applicable, cash instead of any fractional shares of Motorola stock that you would otherwise receive in the merger. Please do not send in your Blue Wave Systems stock certificates with your proxy card.

    Q:  When and where is the special meeting?

    A:  The special meeting of Blue Wave Systems stockholders will be held at 10:00 a.m., local time, on Monday, July 2, 2001 at the offices of Blue Wave Systems, 2410 Luna Road, Suite 132, Carrollton, Texas 75006.

    Q:  What else will happen at the meeting?

    A:  We know of no other matters which are expected to come before the special meeting.

    Q:  Whom can I call with questions?

    A:  If you have any questions about the merger, please call Blue Wave Systems' Investor Relations Department at (972) 277-4600 or Motorola's Investor Relations Department at (800) 262-8509.

    If you would like copies of any of the documents we refer to in this proxy statement/prospectus, you should call Motorola at (800) 262-8509, if the documents relate to Motorola, or Blue Wave Systems at (972) 277-4600, if the documents relate to Blue Wave Systems.

SUMMARY

    This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the legal terms of the transaction, you should read this entire proxy statement/prospectus carefully, as well as those additional documents to which we refer you. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement which is attached as Appendix A, the amendment to the merger agreement which is attached as Appendix B, the opinion of Bear, Stearns & Co. Inc., which is attached as Appendix C, the voting agreement, which is attached as Appendix D, and the stock option agreement and the amendment to the stock option agreement, which are attached as Appendix E. Also, see "Where You Can Find More Information" on page 66. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Tel: (847) 576-5000
website: www.motorola.com

    Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

  •
  Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

  •
  End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

  •
  Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets.

  •
  Embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

    Motorola is a corporation organized under the laws of the State of Delaware. Motorola's sales in 2000 were $37.6 billion. Shares of Motorola common stock primarily trade on the New York Stock Exchange under the symbol "MOT".

Blue Wave Systems Inc.
2410 Luna Road
Carrollton, Texas 75006
Tel: (972) 277-4600
website: www.bluews.com

    Blue Wave Systems is a leading supplier of high-channel Digital Signal Processing (DSP) subsystems used in telecommunication infrastructure equipment, such as voice over packet (VoIP) gateways, digital wireless communications and intelligent peripherals. The ComStruct™ line of telecom infrastructure communication processing subsystems was launched in January 1999. At the heart of the ComStruct™ line is the company's FACT™ software, which enables the DSP subsystem to be rapidly and effectively deployed in a variety of carrier class telecom applications. Blue Wave Systems has been a market leader in DSP board-level products since 1983.

    Blue Wave Systems is a corporation organized under the laws of the State of Delaware. Blue Wave Systems' sales in 2000 were $34.8 million. Shares of Blue Wave Systems common stock trade on the Nasdaq National Market under the symbol "BWSI".

The Blue Wave Systems Special Meeting (see page 19)

    The special meeting of the Blue Wave Systems stockholders will be held on Monday, July 2, 2001, at 10:00 a.m., local time, at the offices of Blue Wave Systems, 2410 Luna Road, Suite 132, Carrollton, Texas 75006. At the special meeting, Blue Wave Systems stockholders will be asked:

  •
  to approve the merger agreement and the merger and, in so doing, to amend the Blue Wave Systems stock option plan to provide for the conversion of each option that is oustanding under the plan into an option to purchase Motorola common stock; and

  •
  to act on other matters that may be properly submitted to a vote at the Blue Wave Systems special meeting.

Record Date; Stockholders Entitled to Vote (see page 19)

    You can vote at the special meeting if you owned Blue Wave Systems shares at the close of business on May 25, 2001, the record date.

    On the record date, there were 15,804,644 shares of Blue Wave Systems common stock outstanding and entitled to vote at the special meeting. Blue Wave Systems stockholders will have one vote at the special meeting for each share of Blue Wave Systems common stock that they owned on the record date.

    You can vote your shares by mailing the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can also vote your shares by attending the special meeting and voting in person. If your shares are held in the name of a bank, broker or other fiduciary, you must instruct the bank, broker or other fiduciary to vote on your behalf or obtain a proxy from the record holder to vote at the Blue Wave Systems special meeting. You may revoke your proxy at any time before it is exercised.

Vote Required (see page 20)

    The holders of a majority of the shares of Blue Wave Systems common stock outstanding on the record date must vote for approval and adoption of the merger agreement and the merger. A failure to vote will have the same effect as a vote "AGAINST" the merger.

Reasons for the Merger (see page 26)

    A combined company, with a larger and more diversified portfolio of products and resources, and integrated platform offerings, will more effectively compete in the telecommunications hardware product industry. Blue Wave Systems brings important capabilities and technologies which, when combined with those of the Motorola Computer Group, will enable the delivery of a more robust integrated platform for telecommunications OEM customers building applications such as media gateways, representing a significant time-to-market enhancement for those customers.

    Please see the sections entitled "The Merger—Motorola's Reasons for the Merger" on page 26 and "The Merger—Blue Wave Systems' Reasons for the Merger" on page 26 for additional explanation of Motorola's and Blue Wave Systems' reasons for the merger.

Recommendation of the Blue Wave Systems Board of Directors (see page 27)

    The Blue Wave Systems board of directors has approved the merger agreement, the merger and the transactions contemplated in the merger agreement and recommends that Blue Wave Systems stockholders vote "FOR" approval of the merger agreement and the merger.

Opinion of Financial Advisor to Blue Wave Systems (see page 29)

    Bear, Stearns & Co. Inc., Blue Wave Systems' financial advisor, delivered an opinion to the Blue Wave Systems board of directors that, as of the date of the opinion, the exchange ratio to be received in the merger was fair, from a financial point of view, to the stockholders of Blue Wave Systems. We have attached this opinion as Appendix C to this proxy statement/prospectus. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Bear Stearns in providing its opinion. The opinion of Bear Stearns is directed to the Blue Wave Systems board of directors and does not constitute a recommendation to any Blue Wave Systems stockholder with respect to any matter relating to the merger.

The Merger (see page 22)

    We propose that a wholly owned subsidiary of Motorola formed for the purpose of the merger merge with and into Blue Wave Systems. As a result, Blue Wave Systems will become a wholly owned subsidiary of Motorola.

    We have attached the merger agreement as Appendix A to this proxy statement/prospectus, and have attached amendment no. 1 to the merger agreement as Appendix B to this proxy statement/prospectus. We encourage you to read the merger agreement, as amended by amendment no. 1, because it is the legal document that governs the merger. Unless the context otherwise requires, references in this proxy statement/prospectus to the merger agreement refer to the merger agreement, as amended by amendment no. 1. We have also filed other related agreements as exhibits to Motorola's registration statement on Form S-4 containing this proxy statement/prospectus. Please see the section titled "Where You Can Find More Information" on page 66 for instructions on how to obtain copies of these exhibits.

What You Will Receive in the Merger (see page 43)

    Under the merger agreement, each of your Blue Wave Systems common shares will be exchanged for 0.443 of a share of Motorola common stock.

    In addition, you will receive cash payments instead of any fractional Motorola shares you would have otherwise received based on the closing price of a share of Motorola common stock on the trading day immediately prior to the merger.

    The value of the Motorola shares you will receive in the merger will fluctuate as the market price of Motorola common stock changes. You should therefore obtain a market quotation of the price of Motorola common stock before voting on the merger.

    You will have to surrender your Blue Wave Systems stock certificates to receive Motorola stock certificates. However, please do not send any Blue Wave Systems stock certificates until you receive written instructions from Motorola's exchange agent after the merger is completed.

Stock Options (see page 43)

    At the effective time of the merger, the right to receive shares of Blue Wave Systems common stock under each outstanding option to purchase shares of Blue Wave Systems common stock granted under the Blue Wave Systems stock option plan will become the right to purchase a number of shares of Motorola common stock equal to the number of shares of Blue Wave Systems common stock that were subject to the option multiplied by 0.443 and rounded down to the next whole number, at an exercise price equal to the current exercise price divided by 0.443, if the holder of the option executes prior to the effective time of the merger an agreement consenting to the terms of the conversion. At the effective time of the merger, each of these options will be vested as a result of the merger and will be exercisable approximately ten business days after the merger. Except for the expiration date of each of these options, which will be the same as in effect immediately prior to the merger, these options will be subject after the merger to the terms and conditions generally applicable to options granted under the Motorola Omnibus Incentive Plan of 2000. Options held by holders that do not consent to the terms of conversion will expire by their terms as of the effective time of the merger.

    At the effective time of the merger, each additional outstanding option to purchase shares of Blue Wave Systems common stock, other than options granted pursuant to the Blue Wave Systems Directors' Stock Option Plan, will become an option to purchase a number of shares of Motorola common stock equal to the number of shares of Blue Wave Systems common stock that were subject to the option multiplied by 0.443, at an exercise price equal to the current exercise price divided by 0.443. Converted options will be rounded down so that any fractional shares that would otherwise be issued under such options will be eliminated. These options will be subject to the same terms and conditions as were in effect immediately prior to the merger. Options granted pursuant to the Blue Wave Systems directors' stock option plan will terminate at the effective time of the merger, if not exercised before then.

Interests of Blue Wave Systems Directors and Officers in the Merger (see page 36)

    At the close of business on the record date, directors and executive officers of Blue Wave Systems and their affiliates beneficially owned and were entitled to vote approximately 707,570 shares of Blue Wave Systems common stock, collectively representing approximately 4.48% of the shares of Blue Wave Systems common stock outstanding on that date. In addition, certain executive officers of Blue Wave Systems have executed contingent employment agreements with Motorola that will become effective at the time of the merger. Each director and executive officer of Blue Wave Systems has indicated his or her present intention to vote, or cause to be voted, the shares of Blue Wave Systems common stock owned by him or her "FOR" the approval and adoption of the merger agreement and the merger.

Conditions to the Merger (see page 51)

    We will complete the merger only if certain conditions are satisfied or waived, including:

  •
  approval and adoption of the merger agreement and the merger by a majority of the Blue Wave Systems stockholders;

  •
  the expiration or termination of all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Act (we have been granted early termination of these waiting periods);

  •
  the receipt of opinions of tax advisors that the merger will be treated as a reorganization for U.S. federal income tax purposes;

  •
  the approval of the listing on the New York Stock Exchange of the Motorola common stock to be issued to the Blue Wave Systems stockholders in the merger; and

  •
  the satisfaction of other customary contractual conditions set forth in the merger agreement.

Material Federal Income Tax Consequences of the Blue Wave Systems Merger (see page 40)

    The merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. It is a condition of the merger that each of Motorola and Blue Wave Systems receives an opinion from its tax advisor stating that the merger will be treated as a reorganization for U.S. federal income tax purposes. As a result of the merger qualifying as a reorganization for U.S. federal income tax purposes, Blue Wave Systems stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Blue Wave Systems common shares solely for Motorola common shares in the merger, except for cash received in lieu of fractional shares of Motorola common stock.

Regulatory Matters (see page 41)

    Motorola and Blue Wave Systems must make certain filings and take other actions necessary to obtain approvals from U.S. governmental authorities in connection with the merger, including antitrust authorities. Motorola and Blue Wave Systems have agreed to use reasonable best efforts to obtain any required governmental consents and approvals.

    The consummation of the merger is subject to the expiration of the relevant waiting periods under the Hart-Scott-Rodino Act. On May 21, 2001, Motorola was granted early termination of the waiting period. On May 21, 2001, Blue Wave Systems was granted early termination of the waiting period. We expect to obtain all other material required governmental approvals and, if all other conditions to the merger are satisfied, complete the merger early in the third quarter of 2001. We cannot be certain, however, that Motorola and Blue Wave Systems will obtain all required governmental approvals, or that we will obtain these approvals without conditions that would be detrimental to Motorola or Blue Wave Systems.

No Appraisal Rights (see page 42)

    Under the Delaware General Corporation Law, Blue Wave Systems stockholders are not entitled to appraisal rights in connection with the merger.

Termination (see page 53)

    Either Motorola or Blue Wave Systems may terminate the merger agreement if:

  •
  the merger is not completed by December 31, 2001;

  •
  a final and nonappealable governmental order is entered enjoining or prohibiting the completion of the merger;

  •
  the merger agreement fails to receive requisite Blue Wave Systems stockholder approval after a vote; or

  •
  the other party materially breaches its representations, warranties, covenants or other agreements in certain circumstances and the breaching party fails to cure the breach within 30 days of receiving written notice of the breach.

    In addition, Motorola may terminate the merger agreement without completing the merger if, among other things:

  •
  the Blue Wave Systems board of directors withdraws or modifies its approval or recommendation of the merger;

  •
  the Blue Wave Systems board of directors recommends any alternative acquisition proposal to the Blue Wave Systems stockholders;

  •
  Blue Wave Systems or any of its officers or directors enters into discussions regarding an alternative acquisition proposal; or

  •
  Blue Wave Systems enters into an agreement to consummate, or consummates, an acquisition transaction with a party other than Motorola or Earth Acquisition Corporation.

    Motorola and Blue Wave Systems may mutually agree in writing to terminate the merger agreement without completing the merger.

Termination Fee (see page 54)

    Blue Wave Systems has agreed to pay Motorola a termination fee if the merger agreement is terminated by:

  •
  Motorola because the Blue Wave Systems board of directors has withdrawn or modified, in a manner adverse to Motorola, its recommendation of the merger; or

  •
  Motorola or Blue Wave Systems under certain circumstances in which a third party has announced an intention to make an acquisition proposal,

in each case in an amount equal to 3.9% of the amount calculated by multiplying 7,250,000 by the average daily closing price of Motorola common stock for the 20-day period ending on the date on which the merger agreement was terminated.

Stock Option Agreement (see page 56)

    In connection with the merger, Motorola and Blue Wave Systems entered into a stock option agreement under which Blue Wave Systems granted to Motorola an option to purchase up to 19.9% of Blue Wave Systems' outstanding shares of common stock. The option is exercisable in the same circumstances under which Blue Wave Systems is required to pay to Motorola the merger agreement termination fee at a price per share equal to $7.25. The stock option agreement limits the amount of total profit Motorola is permitted to receive as a result of the termination fee and the exercise of the stock option to the amount of the merger agreement termination fee. We have attached the stock option agreement, and amendment no. 1 to the stock option agreement, as Appendix E to this proxy statement/prospectus.

Accounting Treatment (see page 36)

    Motorola will account for the merger as a purchase of a business, which means that the assets and liabilities of Blue Wave Systems, including intangible assets, will be recorded at their fair value with the remaining purchase price over the fair value of net identifiable assets and liabilities and in-process research and development reflected as goodwill and the results of operations and cash flows of Blue Wave Systems will be included in Motorola's results prospectively after the merger.

Effects of the Merger on the Rights of Blue Wave Systems Stockholders (see page 43)

    The rights of Blue Wave Systems stockholders who receive Motorola shares in the merger will continue to be governed by Delaware law, but will also be governed by Motorola's charter and Motorola's by-laws. The rights of Blue Wave Systems stockholders under Motorola's charter and by-laws will differ in certain respects from the rights under the current Blue Wave Systems charter and by-laws. See "Comparison of Certain Rights of Common Stockholders of Motorola and Stockholders of Blue Wave Systems" on pages 61-64 for a discussion of the material differences between the rights of holders of Motorola common stock and of Blue Wave Systems common stock.

Management and Operations of Blue Wave Systems after the Merger (see page 42)

    After the merger, Motorola plans to operate Blue Wave Systems as a part of the Motorola Computer Group within Motorola's Integrated Electronic Systems Sector. Motorola expects that Rob N. Shaddock, current President and CEO of Blue Wave Systems, and the other current members of Blue Wave Systems' management and employees will continue their employment with the business after the merger.

Ownership of Shares after the Merger

    After giving effect to the merger, the former Blue Wave Systems stockholders will hold less than 1% of the outstanding Motorola common stock as a result of the merger, based upon the number of issued and outstanding shares of Motorola common stock as of May 31, 2001.

Risk Factors (see page 16)

    See "Risk Factors" for a discussion of certain risks that you should consider in evaluating whether to approve the merger and the merger agreement and thereby become a holder of Motorola common stock.

Listing of Motorola Common Stock (see page 51)

    It is a condition to the completion of the merger that the Motorola shares to be issued to the Blue Wave Systems stockholders in the merger be authorized for listing on the New York Stock Exchange.

Forward-Looking Statements (see page 65)

    Motorola and Blue Wave Systems have made forward-looking statements in this proxy statement/prospectus and in the documents to which we have referred you. These statements are subject to risks and uncertainties, and therefore may not prove to be correct. Forward-looking statements include assumptions as to how Motorola may perform after the merger and, accordingly, it is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or, if any of them do transpire or occur, what impact they will have on the results of operations and financial condition of Motorola or the price of its stock. See "Special Note Regarding Forward-Looking Statements" on page 65 for further details.

    When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, Motorola and Blue Wave Systems claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY SELECTED FINANCIAL INFORMATION

Motorola Selected Historical Consolidated Financial Data

    The selected historical consolidated financial data of Motorola as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 has been derived from consolidated financial statements of Motorola. These consolidated financial statements have been audited by KPMG LLP, independent auditors, and incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Motorola as of December 31, 1998 and for the year ended December 31, 1997 has been derived from audited consolidated financial statements of Motorola previously filed with the Securities and Exchange Commission, but not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data of Motorola as of December 31, 1997 and 1996 and for the year ended December 31, 1996 has been derived from audited consolidated financial statements of Motorola and General Instrument Corporation (merged on January 5, 2000 and accounted for as a pooling of interests) previously filed with the Securities and Exchange Commission, but not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated financial data as of and for the three months ended March 31, 2001 and April 1, 2000, have been derived from unaudited condensed consolidated financial statements filed with the SEC and incorporated by reference herein and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Motorola's financial position and results of operations as of and for such periods. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Motorola incorporated by reference in this proxy statement/prospectus.

	For the Three Months Ended
			For the Year Ended December 31,
	March 31, 2001	April 1, 2000
			2000	1999	1998	1997	1996
	(unaudited)
	(in millions, except per share data)
Consolidated Statements of Operations Data:
Net sales	$7,752	$8,768	$37,580	$33,075	$31,340	$31,498	$29,657
Cost and expenses:
Manufacturing and other costs of sales	5,478	5,200	23,628	20,631	19,396	18,532	17,854
Selling, general and administrative expenses	1,252	1,299	5,141	5,220	5,807	5,443	4,891
Research and development expenditures	1,172	1,015	4,437	3,560	3,118	2,930	2,572
Depreciation expense	627	558	2,352	2,243	2,255	2,394	2,367
Reorganization of businesses	241	—	596	(226)	1,980	327	—
Other charges	101	110	517	1,406	109	—	249
Interest expense, net	86	47	248	138	215	136	211
Gains on sales of investments and businesses	(614)	(101)	(1,570)	(1,180)	(260)	(70)	(113)

Total costs and expenses	$8,343	$8,128	$35,349	$31,792	$32,620	$29,692	$28,031

Earnings (loss) before income taxes	(591)	640	2,231	1,283	(1,280)	1,806	1,626
Income tax provision (benefit)	(58)	192	913	392	(373)	642	568

Net earnings (loss)	$(533)	$448	$1,318	$891	$(907)	$1,164	$1,058

Per Share Data:
Net earnings (loss) per common share(1)
Basic	$(0.24)	$0.21	$0.61	$0.42	$(0.44)	$0.57	$0.52

Diluted	$(0.24)	$0.20	$0.58	$0.41	$(0.44)	$0.56	$0.51

Weighted average common shares outstanding(1)
Basic	2,194.0	2,146.2	2,170.1	2,119.5	2,071.1	2,040.9	2,031.6
Diluted	2,194.0	2,267.7	2,256.6	2,202.0	2,071.1	2,091.2	2,081.0

Dividends declared per share(2)	$0.04	$0.04	$0.16	$0.16	$0.16	$0.16	$0.15

(1)
The 1996 through 1999 amounts are restated to reflect the June 1, 2000 3-for-1 stock split.
(2)
Dividends declared per share for 1996 through 1999 represent dividends on Motorola shares outstanding prior to the General Instrument merger.

			December 31,
	March 31, 2001	April 1, 2000	2000	1999	1998	1997	1996
	(unaudited)
	(in millions)
Consolidated Balance Sheets:
Total assets	$39,521	$43,159	$42,343	$40,489	$30,951	$28,954	$25,665
Working capital	5,047	5,269	3,628	4,679	2,532	4,597	3,696
Long-term debt and redeemable preferred securities	7,158	3,570	4,778	3,573	2,633	2,144	1,931
Total debt and redeemable preferred securities	12,095	7,273	11,169	6,077	5,542	3,426	3,328
Total stockholders' equity	16,644	20,570	18,612	18,693	13,913	14,487	12,843

Blue Wave Systems Selected Historical Financial Data

    The selected historical consolidated financial data of Blue Wave Systems as of June 30, 2000 and 1999 and for the years ended June 30, 2000, 1999 and 1998, has been derived from consolidated financial statements of Blue Wave Systems which have been audited by Arthur Andersen LLP, independent public accountants, and incorporated by reference into this proxy statement/prospectus. The selected historical consolidated financial data of Blue Wave Systems as of June 30, 1998, 1997 and 1996 and for the years ended June 30, 1997 and 1996 has been derived from audited consolidated financial statements previously filed with the SEC, but not incorporated by reference herein. The selected consolidated financial data as of and for the nine months ended March 31, 2001 and 2000, have been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Blue Wave Systems' financial position and results of operations as of and for such periods. Operating results for the nine months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2001. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Blue Wave Systems incorporated by reference in this proxy statement/prospectus.

	For the Nine Months Ended March 31,		For the Year Ended June 30,
	2001	2000	2000	1999	1998	1997(1)	1996(1)
	(unaudited)
	(in thousands, except per share data)
Statements of Operations Data:
Net sales	$27,206	$25,115	$34,828	$27,351	$32,679	$34,388	$35,194
Cost of sales	12,938	11,635	15,791	12,739	15,508	15,599	16,070

Gross margin	14,268	13,480	19,037	14,612	17,171	18,789	19,124

Operating expenses:
Product development and engineering	4,801	4,134	5,604	6,236	7,509	6,959	5,466
Sales and marketing	3,875	4,631	6,475	7,157	7,434	6,315	5,591
General and administrative	3,041	2,830	3,868	3,375	3,938	5,309	2,952
Merger and realignment costs	—	—	—	(277)	8,426	—	—

Total operating expenses	11,717	11,595	15,947	16,491	27,307	18,583	14,009

Operating income (loss)	2,551	1,885	3,090	(1,879)	(10,136)	206	5,115
Interest and other income (expense)	259	(11)	64	(38)	586	483	140

Income (loss) from continuing operations before provision for income taxes	2,810	1,874	3,154	(1,917)	(9,550)	689	5,255
Provision for income taxes	125	187	317	106	255	397	291

Income (loss) from continuing operations	2,685	1,687	2,837	(2,023)	(9,805)	292	4,964
Loss from discontinued operations	—	—	—	—	(137)	(1,248)	(1,341)

Net income (loss)	2,685	1,687	2,837	(2,023)	(9,942)	(956)	3,623

	For the Nine Months Ended March 31,		For the Year Ended June 30,
	2001	2000	2000	1999	1998	1997(1)	1996(1)
	(unaudited)
	(in thousands, except per share data)
Preference share dividends, accretion and amortization of issuance costs of preference shares	—	—	—	—	(1,512)	(874)	—

Net income (loss) applicable to common stock	$2,685	$1,687	$2,837	$(2,023)	$(11,454)	$(1,830)	$3,623

Basic net income (loss) per share:
Continuing operations	$0.17	$0.12	$0.19	$(0.15)	$(0.89)	$(0.05)	$0.48
Discontinued operations	—	—	—	—	(0.01)	(0.12)	(0.13)

	$0.17	$0.12	$0.19	$(0.15)	$(0.90)	$(0.17)	$0.35

Diluted net income (loss) per share:
Continuing operations	$0.16	$0.11	$0.18	$(0.15)	$(0.89)	$(0.05)	$0.41
Discontinued operations	—	—	—	—	(0.01)	(0.12)	(0.11)

	$0.16	$0.11	$0.18	$(0.15)	$(0.90)	$(0.17)	$0.30

Weighted average shares outstanding:
Basic	15,753	14,519	14,804	13,076	12,684	10,594	10,457

Diluted	16,302	15,913	15,936	13,076	12,684	10,594	12,218

	March 31,		June 30,
	2001	2000	2000	1999	1998	1997(1)	1996(1)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$7,862	$5,207	$6,611	$1,339	$1,895	$3,216	$1,745
Marketable securities	—	—	—	—	3,062	8,598	10,286
Working capital	17,650	14,524	15,690	4,618	5,936	18,389	14,550
Total assets	34,104	26,340	26,868	17,978	20,544	31,555	27,993
Total debt and capital leases	460	516	491	2,495	3,137	1,094	3,934
Stockholders' equity	20,596	17,287	18,572	7,347	9,438	13,376	17,607

(1)
The restated consolidated statements of operations, stockholders' equity and cash flows combine Blue Wave Systems' historical statements of operations, stockholders' equity and cash flows for the periods ended June 30, 1997 and 1996 with the corresponding Loughborough Sound Images Ltd. ("Sub") historical statements of operations, stockholders' equity and cash flows for the periods ended September 30, 1997 and 1996. The restated consolidated statements of stockholders' equity for the periods ended June 30, 1997 and 1996 reflect the exchange of each Sub common share for 94.632 shares of Blue Wave Systems common stock.

Comparative Per Share Data

    The following table presents certain historical per share and combined pro forma per share data of Motorola and Blue Wave Systems after giving effect to the merger using the "purchase" method of accounting. The equivalent Blue Wave Systems per share data is calculated based on an exchange ratio of 0.443 of a share of Motorola common stock for each share of Blue Wave Systems common stock outstanding. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of Motorola and Blue Wave Systems incorporated by reference in this document and its exhibits.

	For the Three Months Ended March 31, 2001(1)	For the Year Ended December 31, 2000
Motorola historical per share data
Income (loss) per common share, basic	$(0.24)	$0.61
Income (loss) per common share, diluted	(0.24)	0.58
Book value per share(2)	7.58	8.49
	For the Three Months Ended March 31, 2001(1)	For the Twelve Months Ended December 31, 2000(1)
Blue Wave Systems historical per share data
Income per common share, basic	$0.14	$0.15
Income per common share, diluted	0.14	0.15
Book value per share(2)	1.31	1.20
	For the Three Months Ended March 31, 2001(1)	For the Year Ended December 31, 2000(1)
Unaudited Pro Forma Combined(3)
Income (loss) per common share, basic	$(0.24)	$0.61
Income (loss) per common share, diluted	(0.24)	0.58
Book value per share	7.62	8.62
	For the Three Months Ended March 31, 2001(1)	For the Twelve Months Ended December 31, 2000(1)
Unaudited Pro Forma Blue Wave Systems per share equivalent(4)
Income (loss) per common share, basic	$(0.11)	$0.27
Income (loss) per common share, diluted	(0.11)	0.26
Book value per share	3.38	3.82

(1)
Unaudited.

(2)
The book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(3)
For purposes of the unaudited pro forma combined income per share data, Motorola historical financial data has been used as the impact of the business combination on pro forma combined earnings (loss) would not be material to the historical data.

(4)
The equivalent pro forma per share amounts of Blue Wave Systems are calculated by multiplying unaudited pro forma combined net income per share and book value per share amounts by an exchange ratio of 0.443.

Comparative Per Share Market Price and Dividend Information

    Motorola common stock is currently traded on the New York Stock Exchange, or NYSE, under the symbol "MOT". Motorola common stock is also listed and trades on the Chicago, London and Tokyo stock exchanges. Blue Wave Systems common stock is currently traded on the Nasdaq National Market under the symbol "BWSI".

    The following table sets forth the high and low sale prices for a Motorola share and for a Blue Wave Systems share, and the dividends declared for the periods indicated. The prices for Motorola common stock are as reported on the NYSE Composite Transaction Tape, based on published financial sources. The prices for Blue Wave Systems common stock are as reported on the Nasdaq National Market.

	Motorola Common Stock(1)			Blue Wave Systems Common Stock
	High	Low	Cash Dividend Per Share(2)	High	Low	Cash Dividend Per Share
Calendar Year 1998
First Quarter	$21.96	$17.33	$.04	$6.00	$4.13	$.00
Second Quarter	20.54	16.06	.04	6.00	3.13	$.00
Third Quarter	18.33	13.29	.04	3.63	2.50	$.00
Fourth Quarter	21.44	12.79	.04	3.63	2.25	$.00
Calendar Year 1999
First Quarter	$25.79	$20.85	$.04	$4.75	$3.38	$.00
Second Quarter	33.04	24.58	.04	4.75	3.13	$.00
Third Quarter	33.83	27.33	.04	5.00	2.38	$.00
Fourth Quarter	49.83	28.33	.04	11.75	3.63	$.00
Calendar Year 2000
First Quarter	$61.54	$39.26	$.04	$24.38	$9.06	$.00
Second Quarter	52.55	28.61	.04	16.25	6.56	$.00
Third Quarter	39.67	27.20	.04	10.75	4.38	$.00
Fourth Quarter	29.76	15.78	.04	8.88	3.56	$.00
Calendar Year 2001
First Quarter	$25.06	$13.93	$.04	$9.25	$4.00	$.00
Second Quarter (through May 31, 2001)	17.00	10.50	.04	7.50	4.19	.00

(1)
Reflects the June 1, 2000 3-for-1 stock split.

(2)
The 1998 and 1999 amounts represent dividends per share on Motorola shares outstanding prior to the General Instrument merger.

    The following table lists the closing prices per share of Motorola common stock and Blue Wave Systems common stock as reported on the NYSE and the Nasdaq National Market, respectively, on:

  •
  February 20, 2001, the last full trading day prior to public announcement of the merger agreement;

  •
  April 24, 2001, the last full trading day prior to public announcement of the amendment to the merger agreement which resulted in the 0.443 exchange ratio; and

  •
  May 31, 2001, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus.

The table also lists the equivalent per share price of Blue Wave Systems common stock on those dates. The equivalent per share price is equal to the closing price of a share of Motorola common stock on that date multiplied by 0.443, the number of shares of Motorola common stock to be issued in connection with the merger in exchange for each share of Blue Wave Systems common stock.

	Motorola Common Stock	Blue Wave Systems Common Stock	Blue Wave Systems Equivalent Per Share Price
February 20, 2001	$18.25	$7.50	$8.08
April 24, 2001	$14.85	$6.28	$6.58
May 31, 2001	$14.70	$6.45	$6.51

    Because the market price of Motorola common stock is subject to fluctuation, the market value of the Motorola shares that the Blue Wave Systems stockholders will receive in the merger may increase or decrease before and after the special meeting. We urge Blue Wave Systems stockholders to obtain current market quotations for Motorola common stock and Blue Wave Systems common stock. We cannot give any assurance as to the future prices or markets for Motorola common stock.

RISK FACTORS

    You should carefully consider the following important factors, in addition to the other information included and incorporated by reference in this proxy statement/prospectus, to determine whether to vote for the proposals relating to the merger. See "Where You Can Find More Information" on page 66.

    The value of shares of Motorola common stock to be received in the merger will fluctuate. You may receive more or less value depending on fluctuations in the price of Motorola's common stock. The number of Motorola shares to be received in the merger for each Blue Wave Systems share is fixed. Therefore, because the market price of Motorola shares is subject to fluctuation, the value at the time of the merger of the Motorola shares to be received by Blue Wave Systems stockholders will depend on the market price of Motorola shares at that time. There can be no assurance as to the value of Motorola shares at that time.

    The market prices of Motorola common stock and Blue Wave Systems common stock when the merger is completed may vary from their market prices on the date of this proxy statement/prospectus and on the date of the Blue Wave Systems special meeting. In addition, the merger may occur at a date later than the date of the special meeting, and there can be no assurance that the market price of Motorola shares on the date of the special meeting will reflect the market price of Motorola shares at the time of the merger. The market price of Motorola shares has been, and may continue to be, volatile. For example, during the 12-month period ending on May 31, 2001, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the price of Motorola common stock varied from a low of $10.50 to a high of $39.75 and ended that period at $14.70, and the price of Blue Wave Systems common stock varied from a low of $3.56 to a high of $14.97 and ended that period at $6.45. See "Summary Selected Financial Information—Comparative Per Share Market Price and Dividend Information" on pages 14-15 for more detailed share price information.

    These variations may be the result of various factors including:

  •
  changes in the business, operations or prospects of Motorola or Blue Wave Systems;

  •
  governmental or regulatory considerations;

  •
  with respect to Blue Wave Systems, market assessments as to whether and when the merger will be consummated;

  •
  the timing of the merger; and

  •
  general stock market and economic conditions.

    Conditions to the merger may not be satisfied. The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though the Blue Wave Systems stockholders may have approved it. We cannot assure you that all of the closing conditions to the merger will be satisfied, that any unsatisfied conditions will be waived or that the merger will occur. If the merger does not occur, Blue Wave Systems may incur significant expenses that could have a material adverse effect on the financial and operating results of Blue Wave Systems.

    Blue Wave Systems may lose an opportunity to enter into a merger or business combination with another party on more favorable terms because of provisions in the merger agreement which prohibit Blue Wave Systems from entering into such transactions or soliciting such proposals. While the merger agreement is in effect, subject to very narrowly defined exceptions, Blue Wave Systems is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer to enter into certain transactions, such as a merger, sale of assets or other business combination, with any person other than Motorola. As a result of this prohibition, Blue Wave Systems may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

    If the merger is not completed, Blue Wave Systems may be unable to attract another strategic partner on equivalent or more attractive terms than those being offered by Motorola. If the merger agreement is terminated and the Blue Wave Systems board of directors determines that it is in the best interests of the Blue Wave Systems stockholders to seek a merger or business combination with another strategic partner, Blue Wave Systems cannot assure you that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by Motorola in the merger.

    The price of Motorola common stock may be affected by factors different from those affecting the value of Blue Wave Systems stock. Upon completion of the merger, Blue Wave Systems stockholders will become Motorola common stockholders. Motorola's business differs from that of Blue Wave Systems, and Motorola's results of operations, as well as the price of Motorola common stock, may be affected by factors different from those affecting Blue Wave Systems' results of operations and the value of Blue Wave Systems stock. For a discussion of Motorola's business and certain factors to consider in connection with its business, see Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Motorola's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, each of which is incorporated by reference in this proxy statement/prospectus.

THE COMPANIES

Motorola

    Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

  •
  Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

  •
  End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

  •
  Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets.

  •
  Embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

    The Motorola Computer Group is one of the world's leading suppliers of business-to-business embedded computing platforms for use in telecommunications, network storage, imaging, medical equipment, and semiconductor production and test equipment applications. It offers design, manufacturing, and systems integration capabilities, as well as a broad range of services and training. The Motorola Computer Group is a business unit of the Motorola Integrated Electronic Systems Sector—which we sometimes refer to as IESS. IESS provides the DigitalDNA™ technology that helps make its customers' products smarter, safer, simpler and more synchronized. Motorola's worldwide sales in 2000 were $37.6 billion.

    Motorola is a Delaware corporation and the shares of Motorola common stock primarily trade on the New York Stock Exchange under the symbol "MOT".

    Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196, and its telephone number is (847) 576-5000.

    Additional information regarding Motorola is included in Motorola's reports filed under the Securities Exchange Act of 1934 that are incorporated by reference in this document. See "Where You Can Find More Information" on page 66. Additional information concerning Motorola can also be found at Motorola's website at www.motorola.com.

Blue Wave Systems

    Blue Wave Systems is a leading supplier of high-channel Digital Signal Processing (DSP) subsystems used in telecommunication infrastructure equipment, such as voice over packet gateways, digital wireless communications and intelligent peripherals. The ComStruct™ line of telecom infrastructure communication processing subsystems was launched in January 1999. At the heart of the ComStruct™ line is the company's FACT™ software, which enables the DSP subsystem to be rapidly and effectively deployed in a variety of carrier class telecom applications. Blue Wave Systems has been a market leader in DSP, board-level products since 1983. Blue Wave Systems' sales in 2000 were $34.8 million.

    Blue Wave Systems is a Delaware corporation and the shares of Blue Wave Systems common stock trade on the Nasdaq National Market under the symbol "BWSI".

    Blue Wave Systems' principal executive offices are located at 2410 Luna Road, Carrollton, Texas 75006, and its telephone number is (972) 277-4600.

    Additional information regarding Blue Wave Systems is included in Blue Wave Systems' reports filed under the Securities Exchange Act that are incorporated by reference in this document. See "Where You Can Find More Information" on page 66. Additional information concerning Blue Wave Systems can also be found at Blue Wave Systems' website at www.bluews.com.

THE BLUE WAVE SYSTEMS SPECIAL MEETING

    We are furnishing this proxy statement/prospectus to Blue Wave Systems stockholders in connection with the solicitation of proxies from Blue Wave Systems stockholders for use at the special meeting of Blue Wave Systems stockholders to be held on July 2, 2001 and at any adjournment or postponement of the meeting. We are also furnishing this proxy statement/prospectus to Blue Wave Systems stockholders as a prospectus in connection with the issuance by Motorola of shares of Motorola stock in the merger.

Date, Time and Place

    The special meeting will be held on Monday, July 2, 2001, at 10:00 a.m. local time, at the offices of Blue Wave Systems, 2410 Luna Road, Suite 132, Carrollton, Texas 75006.

Matters to be Considered at the Special Meeting

    At the special meeting of Blue Wave Systems stockholders, and any adjournment of the special meeting, Blue Wave Systems stockholders will be asked:

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  to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger by and among Motorola, Earth Acquisition Corporation and Blue Wave Systems, dated as of February 20, 2001, as amended by Amendment No. 1 to Agreement and Plan of Merger on April 24, 2001, the merger under which Blue Wave Systems will become a wholly owned subsidiary of Motorola and the amendment of the Blue Wave Systems stock option plan to provide for the conversion of each option that is outstanding under the plan into an option to purchase Motorola common stock; and

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  to consider and transact such other matters which may properly come before the special meeting or any and all adjournments thereof.

Board of Directors Recommendation

    The Blue Wave Systems board of directors has approved the merger agreement and the merger and recommends a vote "FOR" approval of the merger agreement and the merger.

Record Date

    The Blue Wave Systems board of directors fixed the close of business on May 25, 2001 as the record date for the special meeting. Accordingly, only stockholders of record of Blue Wave Systems stock at the close of business on May 25, 2001 are entitled to notice of and to vote at the special meeting.

Quorum

    The presence at the special meeting, either in person or by proxy, of a majority of the Blue Wave Systems shares issued and outstanding on the record date is necessary to constitute a quorum to transact business at that meeting.

    Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Blue Wave Systems in its treasury do not count toward a quorum.

    A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. We expect, in the event that a quorum is not present at the Blue Wave Systems special meeting, that the meeting will be adjourned or postponed to solicit additional proxies.

Stockholders Entitled to Vote

    At the close of business on the record date, May 25, 2001, there were 15,804,644 shares of Blue Wave Systems common stock outstanding and entitled to vote held by approximately 7,500 stockholders of record. At the close of business on the record date, there were no shares of Blue Wave Systems preferred stock outstanding.

    The holders of Blue Wave Systems common stock are entitled to cast one vote for each share of common stock they hold on each matter submitted to the common stockholders for a vote at the special meeting.

Vote Required

    Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the Blue Wave Systems shares outstanding on the record date voting as a single class.

    Failure to vote and abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement and the merger. However, because approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding Blue Wave Systems shares, the failure to vote and abstentions will have the same effect as a vote "AGAINST" the merger agreement and the merger. Shares held by a broker, bank or other fiduciary which are not voted because the customer has not provided instructions to the broker, bank or other fiduciary will have the same effect as a vote "AGAINST" the merger agreement and the merger.

Voting Agreement

    On February 20, 2001, each of the directors and executive officers of Blue Wave Systems entered into a voting agreement, under which, among other things, they agreed to vote their shares of Blue Wave Systems stock "FOR" approval of the merger agreement and the merger. A copy of the voting agreement is attached as Appendix D to this proxy statement/prospectus. Each of these directors and executive officers of Blue Wave Systems has also granted an irrevocable proxy and a power of attorney to Motorola representatives to vote his, her or its shares of Blue Wave Systems stock "FOR" approval of the merger agreement and the merger. On the record date, the Blue Wave Systems stockholders that are parties to the voting agreement collectively owned, on a fully-diluted basis, approximately 7.98% of the outstanding shares of Blue Wave Systems common stock.

Proxies

    All shares represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxy cards that do not contain voting instructions with respect to approval of the merger agreement and the merger will be voted "FOR" approval of the merger agreement and the merger.

    Shares of Blue Wave Systems stock represented at the special meeting but not voting, including shares of Blue Wave Systems stock for which proxy cards have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    Only shares affirmatively voted for approval of the merger agreement, including properly executed proxy cards that do not contain voting instructions, will be counted as favorable votes for the merger proposal.

    The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement and the merger will be voted in favor of any adjournment or postponement.

Revocability of Proxies

    You may revoke your proxy at any time prior to its use:

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  by delivering to the secretary of Blue Wave Systems at the address set forth below a signed notice of revocation or a later-dated, signed proxy card; or

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  by attending the special meeting and voting in person.

    Attendance at the special meeting is not in itself sufficient to revoke a proxy.

    All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Blue Wave Systems Inc., 2410 Luna Road, Carrollton, Texas 75006. A proxy appointment will not be revoked by death or incapacity of the Blue Wave Systems stockholder executing the proxy card unless, before the shares are voted, notice of such death or incapacity is filed with Blue Wave Systems' secretary or other person responsible for tabulating votes on Blue Wave Systems' behalf.

Solicitation of Proxies and Expenses

    Blue Wave Systems will pay the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, Blue Wave Systems' directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, telegram or in person. Blue Wave Systems will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their expenses in so doing.

    Blue Wave Systems has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records relating to the solicitations. D.F. King will receive customary fees as compensation for its services and reimbursement for its related out-of-pocket expenses. Blue Wave Systems has agreed to indemnify D.F. King against certain liability arising out of or in connection with its engagement.

    Please do not send stock certificates with your proxy card. A transmittal form with instructions concerning the surrender of Blue Wave Systems stock certificates will be mailed to you by Motorola's exchange agent promptly after completion of the merger.

THE MERGER

    This section of the proxy statement/prospectus, as well as the next section titled "The Merger Agreement" beginning on page 43, describes certain aspects of the proposed merger. These sections highlight key information about the merger agreement and the merger, but they may not include all the information that a stockholder would like to or should know. The merger agreement is attached as Appendix A to this proxy statement/prospectus, and amendment no. 1 to the merger agreement is attached as Appendix B to this proxy statement/prospectus. We urge you to read the merger agreement, as amended, in its entirety.

Structure of the Merger

    If the merger is adopted by the holders of a majority of the outstanding common shares of Blue Wave Systems and the other conditions to the merger are satisfied, Earth Acquisition Corporation, a wholly owned subsidiary of Motorola formed for the purpose of the merger, will merge with and into Blue Wave Systems, with Blue Wave Systems being the surviving corporation in the merger and becoming a wholly owned subsidiary of Motorola.

Background

    The Motorola Computer Group and Blue Wave Systems are actively involved in providing discrete portions of a telecommunications platform to leading telecommunication original equipment manufacturers (OEMs). For the past several years, Blue Wave Systems has been a participant in the Motorola Computer Group's Partners Program, whose purpose is to address a growing need expressed by the OEMs for more complete and integrated solutions. As a result, collaboration between Blue Wave Systems and the Motorola Computer Group has been extensive. More recently, the OEMs have expressed an interest in outsourcing whole platforms to vendors who can provide robust, function-rich, high-availability systems rather than just discrete portions or loosely-integrated modules. Many suppliers in this market have recognized this opportunity.

    Representatives from the Motorola Computer Group and Blue Wave Systems began exploring on a preliminary basis the merits of a business partnership on several occasions during 1999 and 2000. As these discussions became more detailed, a mutual non-disclosure agreement was executed by Motorola and Blue Wave Systems in September 1999 to facilitate further discussions regarding a joint business relationship between the parties. As the year 2000 progressed, it became increasingly clear to the management teams of both the Motorola Computer Group and Blue Wave Systems that, as independent suppliers, they would become increasingly marginal participants in a growing market.

    In August 2000, the Motorola Computer Group presented its strategy for addressing the OEM opportunity to a panel of senior Motorola officers and received approval to further explore an acquisition of Blue Wave Systems. In early October 2000, executives from Motorola and Blue Wave Systems met in Loughborough, England to discuss the desirability of a business combination. In mid-October 2000, Motorola requested a period of exclusivity from Blue Wave Systems during which it could conduct a due diligence investigation of Blue Wave Systems' operations. At that time, Blue Wave Systems informed Motorola that it was in the process of engaging a financial advisor.

    On October 26, 2000, the Blue Wave Systems board of directors met to discuss:

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  the strategic necessity of a merger;

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  the status of discussions with Motorola; and

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  the process of determining the interest of other parties.

    The Blue Wave Systems board of directors concluded that further discussions with Motorola and others were in the best interests of Blue Wave Systems and its stockholders, and they retained Bear, Stearns & Co. Inc. to serve as financial advisor with respect to an acquisition transaction.

    On October 30, 2000, Bear Stearns informed Motorola that they would be conducting an accelerated solicitation of other potentially interested parties. Bear Stearns informed Motorola on November 13, 2000 that Motorola would need to submit a formal acquisition bid as part of an auction process being conducted by Bear Stearns on behalf of Blue Wave Systems. On November 16, 2000, Motorola submitted an all cash bid of $165 million, assuming exercise of all outstanding in-the-money employee stock options and retention of all cash proceeds of these exercises by Blue Wave Systems, subject to satisfactory completion of Motorola's due diligence of Blue Wave Systems and review and approval by Motorola senior executives. At Bear Stearns' request, a draft copy of a proposed merger agreement based on a cash tender offer was sent to Blue Wave Systems and its advisors on November 28, 2000.

    On December 4, 2000, at a special meeting of the Blue Wave Systems board of directors, Bear Stearns reviewed with the board of directors the companies that had expressed an interest in a strategic relationship with Blue Wave Systems and the terms of their proposals. Motorola was discussed as a possible candidate for a business combination, and the board of directors was again briefed on the proposal received from Motorola. The Blue Wave Systems board of directors approved further discussions with Motorola and asked to be kept informed of further developments. Blue Wave Systems management executed a sixty-day exclusivity agreement with Motorola on December 4, 2000 in order to facilitate finalization of the terms of a transaction and to allow Motorola to conduct due diligence and obtain internal approvals.

    Motorola began its due diligence activities on December 6, 2000 in the Dallas offices of Bear Stearns. In light of the continued deterioration of market value in the technology sector, alternative structures for an eventual acquisition of Blue Wave Systems were discussed within Motorola. Subsequently, the parties discussed the possibility of a stock transaction, due in part to the tax benefits to Blue Wave Systems stockholders which Blue Wave Systems management and advisors had expressed a desire to pursue. Ultimately, Motorola determined that it was also in its best interests to utilize its stock as consideration for the acquisition of Blue Wave Systems. On December 20, 2000 Motorola informed Blue Wave Systems that it intended to adjust its offer to a stock-for-stock offer of 5.7 million shares of Motorola common stock.

    On January 3, 2001, Bear Stearns informed Motorola that the Blue Wave Systems board of directors had not yet met to consider the revised proposal, but that initial informal discussions suggested a lack of support. Bear Stearns indicated that Motorola should reconsider its position and improve its offer after Motorola's January 10, 2001 earnings announcement. On January 12, 2001, Blue Wave Systems proposed that Motorola offer the greater of 6 million shares of Motorola common stock or $145 million worth of Motorola common stock. This proposal was reviewed with Motorola senior management and on January 18, 2001, Motorola counter-proposed with 6.5 million shares, but with a floor of $135 million worth of Motorola common stock, below which the parties could take alternative actions. Subsequent discussions led to an addition to Motorola's proposal of a maximum value of $165 million worth of Motorola common stock. Motorola detailed this counter-offer, subject to the approval of the Motorola board of directors and finalization of a definitive merger agreement, in correspondence to Blue Wave Systems on January 22, 2001. Motorola offered to waive its rights to exclusivity if the Blue Wave Systems board of directors was not interested in further pursuing the merger.

    The Blue Wave Systems board of directors approved moving forward with the Motorola counter-offer at a special meeting on January 24, 2001. At a regular meeting of the Motorola board of directors on January 30, 2001, Motorola management briefed the board of directors on the proposed merger and the Motorola board approved the transaction, subject to satisfactory completion of due diligence and finalization of a definitive merger agreement and related agreements. Motorola formally requested and received from Blue Wave Systems management a two-week extension of the exclusivity period.

    From late January 2001 through the signing date of the final merger agreement on February 20, 2001, Motorola and Blue Wave Systems, together with their advisors, continued to negotiate the terms and structure of the merger and the merger agreement, as well as the voting agreement and the stock option agreement. In addition, Motorola continued its due diligence investigation of Blue Wave Systems. Also during this period Motorola and Blue Wave Systems began conducting conversations with a small number of Blue Wave Systems employees considered critical to the future success of the company. The execution of contingent employment agreements by these employees with Motorola was a condition to signing the merger agreement.

    On February 13, 2001, a special telephonic meeting of the Blue Wave Systems board of directors was convened. Senior management of Blue Wave Systems reported on the progress of Blue Wave Systems' negotiations with Motorola and made a presentation with respect to their recommendation that the Blue Wave Systems board of directors approve the transaction with Motorola. The Blue Wave Systems board of directors reviewed the financial aspects of the proposed transaction with Bear Stearns. At the meeting, Bear Stearns rendered its oral opinion to the Blue Wave Systems board of directors to the effect that, as of the date of the opinion and based upon and subject to the assumptions stated in the opinion, the exchange ratio between Blue Wave Systems and Motorola was fair, from a financial point of view, to the Blue Wave Systems stockholders. Blue Wave Systems' legal advisors reviewed for the Blue Wave Systems board of directors the terms and provisions of the merger agreement, the voting agreement, the stock option agreement and related agreements that had been negotiated with Motorola and its advisors. In addition, Blue Wave Systems' legal counsel advised the Blue Wave Systems board of directors with respect to their fiduciary duties in connection with the proposed strategic merger. After discussion and consideration, the Blue Wave Systems board of directors voted unanimously to approve the merger, the merger agreement, the voting agreement, the stock option agreement and all related transactions, and to recommend to the Blue Wave Systems stockholders that they adopt the merger agreement and approve the merger. From February 13, 2001 through February 20, 2001, Motorola continued to negotiate the contingent offer agreements with certain employees of Blue Wave Systems.

    The merger agreement, the voting agreement and the stock option agreement were executed during the evening of February 20, 2001. On February 21, 2001, before the opening of trading on NASDAQ, Blue Wave Systems and Motorola issued a joint press release to announce the proposed merger, and later in the morning conducted joint conference calls open to all interested parties.

    Subsequent to the announcement, stock prices in general and technology stock prices in particular declined. From the date of announcement of the initial merger to April 4, 2001, the trading price for Motorola's common stock declined from $18.25 to $14.05 per share, or 23%. The trading price for Blue Wave Systems' common stock also declined from $7.94 to $5.50, or approximately 31%, during the same period. Market capitalization for a peer group for Blue Wave Systems declined 44% during the same period. As a result of the significant change in market valuations for both companies and their peer groups, several informal discussions were held during March 2001 to discuss whether and how to proceed with the merger. Both parties considered:

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  the near-term likelihood of Motorola's common stock trading at a level that would place the merger consideration in a range above the floor originally set forth in the merger agreement;

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  whether a closing would occur at certain levels below the floor merger value;

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  the possibility of Motorola issuing additional shares;

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  the parties lowering the applicable floor on market value for the merger; and

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  the overall volatility for technology stocks in the current environment.

    On April 4, 2001, the Blue Wave Systems and Motorola management teams and their advisors met in Northbrook, Illinois to discuss the framework for a revised merger proposal. During that meeting, the parties discussed amending the current merger agreement such that Motorola would add 750,000 shares of its common stock to the merger consideration, resulting in a total of approximately 7,250,000 shares to be issued by Motorola in connection with the merger, subject to approval from the Blue Wave Systems board of directors and Motorola senior management. In addition, the parties discussed removing any upper or lower value limitations and adjustments. As a result, the exchange ratio would be fixed at 0.443.

    On April 11, 2001, the Blue Wave Systems board of directors held a special telephonic meeting to consider the proposals negotiated by the company representatives at the meeting in Northbrook. Blue Wave Systems' representatives and Bear Stearns discussed the negotiations and the possible alternatives to a merger with Motorola, including the lack of any other current candidates to become a strategic partner with Blue Wave Systems. Bear Stearns discussed the general outlook for technology companies and provided information regarding peer group companies similar to Blue Wave Systems and Motorola. The board also discussed the uncertainty in the stock market and the possibility of future performance issues that may affect Motorola, in light of the removal of any floor on the value of the merger. The board also considered the likelihood of future improved performance of Motorola and the benefits that the merger may provide under those circumstances. After discussion and consideration, the Blue Wave Systems board of directors voted unanimously to approve the proposed increase in the number of shares to be received, but requested that Bear Stearns and Blue Wave Systems' management attempt to impose a floor on the value of the transaction.

    From April 11, 2001 through April 20, 2001, Motorola and Blue Wave Systems continued discussions regarding the merits of a floor on the transaction value in light of on-going market volatility. The parties ultimately concluded that the increase of 750,000 shares was sufficient additional consideration in lieu of a transaction value floor given current market conditions.

    On April 23, 2001, a special telephonic meeting of the Blue Wave Systems board of directors was convened. A quorum of the board of directors was present, but Messrs. Forrest and Davis, both of whom were unavailable due to international travel, were not in attendance. Senior management of Blue Wave Systems and Bear Stearns discussed the proposed changes to the agreements, the changes in the stock market environment, and the results of their due diligence review of Motorola. Bear Stearns updated its due diligence and market assessment and accordingly rendered its oral opinion to the Blue Wave Systems board of directors to the effect that, as of the date of the opinion and based upon and subject to the assumptions stated in the opinion, the exchange ratio provided for in the proposed amendment to the merger agreement between Blue Wave Systems and Motorola was fair, from a financial point of view, to the Blue Wave Systems stockholders. Blue Wave Systems' legal advisors reviewed for the Blue Wave Systems board of directors the terms and provisions of the amendment to the merger agreement and the amendment to the stock option agreement that had been negotiated with Motorola and its advisors. In addition, Blue Wave Systems' legal counsel again advised the Blue Wave Systems board of directors with respect to their fiduciary duties in connection with the proposed strategic merger. After discussion and consideration, the Blue Wave Systems board of directors who attended the special meeting voted unanimously to approve the merger, the revised merger agreement, the revised stock option agreement and all related transactions, and to recommend to the Blue Wave Systems stockholders that they adopt the merger agreement and approve the merger.

    The amendment to the merger agreement and the amendment to the stock option agreement were executed after the close of business on April 24, 2001. On April 24, 2001, after the close of trading on the NASDAQ, Blue Wave Systems and Motorola issued a joint press release to announce the revised terms to the proposed merger.

    Based upon the trading price of Motorola common stock on May 31, 2001, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus, the value of the merger consideration was approximately $109,320,582 or $6.51 per share of Blue Wave Systems common stock.

Motorola's Reasons for the Merger

    Telecommunications OEMs have historically sourced many of the individual functional portions of their product platforms from many different vendors. This method of platform procurement required considerable supply chain and engineering resources to complete the mechanical, electronic, and software integration of these parts into a platform. These platforms, while having a direct effect on cost and reliability of the overall systems, were not the basis of competitive advantage at the OEM level. Rather, the OEMs generally competed based on applications, products and services which they added above the platform functionality. This process was resource intensive and occupied a considerable percentage of the overall development time and budget.

    Recently, these OEMs have been increasing the focus of their own resources on value-added product and services and have increasingly looked to their supply base to provide complete platforms which have robust functionality, are fully integrated, and have certifiable high availability. The OEMs derive two benefits from this strategic shift, namely, significant reductions in their time-to-market with new products and cost reductions in their own organizations and those of their supply chain.

    The Motorola Computer Group has historically addressed this opportunity through its Partnership Program with leading suppliers of various board-level and software products. Blue Wave Systems has been a participant in the Motorola Computer Group Partnership Program for some time and the two organizations have developed a productive working relationship. As the outsourcing trend toward integration has accelerated, Motorola determined that the ability to meet technical, cost and time-to-market expectations of the OEMs could no longer be achieved by a Partnership Program alone. The effect of the outsourcing on suppliers of individual board-level solutions such as Blue Wave Systems has been to marginalize their ability to participate in significant contracts since the OEMs have reduced their involvement in direct sourcing and integration. Motorola believes that Blue Wave Systems' digital signal processing products and software for key telecommunications applications, such as next generation wireless infrastructure and voice gateways, when combined with the Motorola Computer Group's high availability computing platforms, will enable Motorola to offer telecommunications OEM customers with the opportunity to bring smart networks to market more quickly. The Comstruct™ and FACT™ product lines and the engineering and research and development expertise at Blue Wave Systems make Blue Wave Systems an attractive addition to the Motorola Computer Group.

Blue Wave Systems' Reasons for the Merger

    Recently, the telecommunications industry has experienced a significant amount of changes throughout its various business sectors, including those in which Blue Wave Systems operates. In addition, the most recent fiscal quarters have evidenced increasing uncertainty and risk for companies that manufacture, sell and market various telecommunications products. Blue Wave Systems has spent a significant amount of time considering the changing market conditions resulting from the increased consolidation in order to evaluate possible strategies for Blue Wave Systems to increase stockholder value by continuing to expand its market share, increase popular product offerings and remain viable in the increasingly competitive market. Blue Wave Systems made the determination that in order to remain successful, its best option was to pursue a combination with one or more business partners in order to increase its competitive position and ensure its ability to continue to provide its stockholders with appropriate returns. Without a combination with strong business partners, Blue Wave Systems believes that it will be unable to maintain its current rate of growth and profitability, given the increased competition from larger, better funded telecommunications companies, and that this additional competition may increasingly take away opportunities that are more readily available to companies that have additional market share, significant capital for research and development and the ability to provide the efficiency and convenience of integrated platforms for their business customers. In consideration of those business issues, Blue Wave Systems began the process of evaluating a number of business combinations and partnerships during 2000. Blue Wave Systems believes that combining its operations with the Motorola Computer Group, under the Motorola umbrella of companies, is a necessary step in order to maintain viability in the market.

    Blue Wave Systems believes that while OEM customers will continue to increase the rate of outsourcing for their telecommunications products, they will also demand complete integrated platforms for such products. This has resulted in a number of mergers and acquisitions in the supplier base as suppliers increase their scale, capabilities and intellectual property. Customer demand for integrated platforms containing Blue Wave Systems' products will make the combination of the products, experience and customer distribution capabilities of Blue Wave Systems and Motorola attractive. Blue Wave Systems believes that the merger will enable the combined company, with its larger and more diversified portfolio of products and resources, and integrated platform offerings, to more effectively compete in the telecommunications hardware product industry.

    After considerable research and examination of different options, and considering its market and current business condition, Blue Wave Systems determined that none of its other options have greater potential benefits to stockholders than the merger nor the assurance of success that Blue Wave Systems believes exists for the merger. The benefits of the merger to stockholders are even more significant in an industry with customers demanding complete product integration. Blue Wave Systems believes that failing to take action to achieve those benefits could ultimately impair Blue Wave Systems' performance, since its competitors continue to increase their size and technical capabilities, making their products a more attractive option than Blue Wave Systems' products because of the increased integration and technical sophistication offered by them.

    Blue Wave Systems believes that Motorola's technical scale and access to additional customers and market opportunities will increase stockholder value by rapidly broadening the customer base available to Blue Wave Systems and allowing Blue Wave Systems to strengthen its current relationships with its OEM customers. The integration of current and future Blue Wave Systems products into Motorola's platforms will increase accessibility, and therefore demand, for Blue Wave Systems' products to its existing OEM customers. The broad base of Motorola's customers will enable Blue Wave Systems to increase the number and variance of its product offerings at lower marginal costs, which will increase the attractiveness of the consolidated platform that Motorola and Blue Wave Systems offer, both to current and potential OEM customers and give Blue Wave Systems greater flexibility in pursuing variations on its existing technical offerings. Blue Wave Systems determined that the existing partnership arrangement with Motorola has demonstrated the potential for such benefits and that, in the current environment, the benefits to stockholders from Motorola's scale and customer access can most easily be duplicated by pursuing the merger.

Recommendation of the Blue Wave Systems Board of Directors

    Information and Factors Considered by the Blue Wave Systems Board.  The Blue Wave Systems board of directors believes that the merger will allow Blue Wave Systems to leverage Motorola's global presence and to strengthen relationships with key customers. In connection with the board of directors' approval of the merger agreement and the transactions contemplated thereby and its determination to recommend that the Blue Wave Systems stockholders approve and adopt the merger agreement and the merger, the Blue Wave Systems board of directors considered the following:

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  the strategic alternatives available to Blue Wave Systems in the current industry environment, including remaining an independent company;

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  the information and presentations by management of Blue Wave Systems concerning the companies' respective businesses, assets, management, competitive position and prospects;

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  the financial condition, cash flows and results of operations of Blue Wave Systems and Motorola, on both an historical and prospective basis;

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  the fact that the value, as of the effective time of the merger, of the Motorola common shares to be received by Blue Wave Systems stockholders may increase or decrease as a result of fluctuations in the price of the Motorola common shares;

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  the opinion of Bear Stearns to the effect that, as of the date of the opinion and based upon and subject to the matters and limitations set forth in the opinion, the exchange ratio was fair from a financial point of view to the holders of Blue Wave Systems shares, and the financial presentation made by Bear Stearns to the Blue Wave Systems board of directors in connection with delivery of the opinion;

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  the opportunity for Blue Wave Systems stockholders to participate, as holders of Motorola common shares, in a larger, more diversified competitive company in the telecommunications equipment industry, including participation in the value that may be generated through the combination of the two companies;

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  the absence of any other firm proposal to engage in a business combination involving Blue Wave Systems at the time of the Blue Wave Systems board of directors meeting held to approve the merger agreement on February 20, 2001, and at the time of the Blue Wave Systems board of directors meeting held to approve the amendment to the merger agreement on April 23, 2001, despite various contacts between third parties and Blue Wave Systems' senior management and financial advisors;

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  the belief of the Blue Wave Systems board of directors, after reviewing the contacts between third parties and Blue Wave Systems with senior management and its advisors, that the likelihood of receiving a third party acquisition proposal was fairly low;

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  the ability, subject to certain specified conditions, of Blue Wave Systems to provide information to a third party which has made an unsolicited superior acquisition proposal;

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  the other terms and conditions of the merger agreement, including the limited number of closing conditions which provides increased certainty that the merger will be completed;

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  the fact that the merger is intended to be a tax-free exchange to Blue Wave Systems stockholders;

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  the impact of the merger on employees, including provisions of the merger agreement intended to protect employee benefits and to encourage the retention of officers and employees;

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  historical market prices and trading information with respect to the Blue Wave Systems shares and the Motorola common shares and Blue Wave Systems' relative contribution to the combined enterprise; and

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  current industry, economic and market conditions.

    The discussion of the information and factors considered by the Blue Wave Systems board of directors is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the merger, the Blue Wave Systems board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Blue Wave Systems board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to Blue Wave Systems, but rather conducted an overall analysis of the factors described above. In considering these factors, individual members of the Blue Wave Systems board of directors may have given different weights to different factors. The Blue Wave Systems board of directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. For a discussion of the interests of some members of the Blue Wave Systems board of directors and management of Blue Wave Systems, see "Interests of Blue Wave Systems Directors and Officers in the Merger" beginning on page 36.

    Recommendation of the Blue Wave Systems Board.  For the reasons discussed above, the Blue Wave Systems board of directors has determined that the merger is advisable and fair to, and in the best interests of, Blue Wave Systems and the Blue Wave Systems stockholders, has adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement, and recommends that the Blue Wave Systems stockholders vote "FOR" the approval and adoption of the merger and the merger agreement.

Opinion of Financial Advisor to Blue Wave Systems

    Blue Wave Systems engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    At the April 23, 2001 meeting of the Blue Wave Systems board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the opinion, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the exchange ratio of one share of Blue Wave Systems common stock for 0.443 of a share of Motorola common stock was fair, from a financial point of view, to the stockholders of Blue Wave Systems. The written opinion that was delivered on April 23, 2001 superseded any and all opinions, written and oral, previously delivered by Bear Stearns, and any such prior opinions are and were of no further effect.

    We have attached as Appendix C to this proxy statement/prospectus the full text of Bear Stearns' written opinion and urge you to read the opinion in its entirety. The opinion sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns and is incorporated herein by reference. The summary of the Bear Stearns opinion set forth below is qualified in its entirety by reference to the full text of the opinion which is attached as Appendix C to this proxy statement/prospectus.

    In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns' opinion:

  •
  was provided to the Blue Wave Systems board of directors for its sole use and benefit;

  •
  did not address Blue Wave Systems' underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Blue Wave Systems or the effects of any other transactions in which Blue Wave Systems might engage;

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  did not constitute a recommendation to the Blue Wave Systems board of directors as to how to vote in connection with the merger; and

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  does not constitute a recommendation to any Blue Wave Systems stockholder as to how to vote in connection with the merger.

    Although Bear Stearns evaluated the fairness, from a financial point of view, of the exchange ratio to the stockholders of Blue Wave Systems, the exchange ratio itself was determined by Motorola and Blue Wave Systems through arm's-length negotiations. Bear Stearns provided advice to Blue Wave

Systems during the course of such negotiations. Except as discussed below, Blue Wave Systems did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

    In arriving at its opinion, Bear Stearns, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed Blue Wave Systems' Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2000 and December 31, 2000, its preliminary results for the quarter ended March 31, 2001 and its Reports on Form 8-K for the three-year period ending on the date of the opinion;

  •
  reviewed certain operating and financial information, including projections for the five years ended June 30, 2005, provided to Bear Stearns by Blue Wave Systems' management relating to Blue Wave Systems' business and prospects;

  •
  met with certain members of Blue Wave Systems' senior management to discuss Blue Wave Systems' business, operations, historical and projected financial results and future prospects;

  •
  had limited discussions via telephone conference with certain members of Motorola's senior management to discuss Motorola's business, operations, historical and projected financial results and future prospects;

  •
  reviewed Motorola's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1997 through 2000, its preliminary results for the quarter ending March 31, 2001 and its Reports on Form 8-K for the three year period ending on the date of the opinion;

  •
  reviewed the historical prices, trading multiples and trading volumes of the common stock of Blue Wave Systems and Motorola;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Blue Wave Systems and Motorola, as appropriate;

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  reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Blue Wave Systems and the merger;

  •
  performed discounted cash flow analyses based on projections for Blue Wave Systems furnished to Bear Stearns; and

  •
  conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

    In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed by Bear Stearns, including, without limitation, the projections provided to Bear Stearns by Blue Wave Systems. With respect to Blue Wave Systems' projected financial results, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Blue Wave Systems as to the expected future performance of Blue Wave Systems. Other than as set forth above, with respect to Motorola, Bear Stearns reviewed only the publicly available business, financial and trading information as specified above, and Bear Stearns was not instructed to review, nor did it receive, any additional materials or information. With Blue Wave Systems' consent, Bear Stearns relied upon certain estimates made by Wall Street analysts with regard to Motorola's projected financial results. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to Bear Stearns, and further relied upon the assurances of the senior management of Blue Wave Systems that it was unaware of any facts that would make such information or projections provided to Bear Stearns incomplete or misleading.

    Bear Stearns also assumed that the merger will (1) qualify as a tax free reorganization for United States federal income tax purposes, and (2) be consummated in a timely manner in accordance with the terms described in the merger agreement, without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Blue Wave Systems. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Blue Wave Systems or of Motorola, nor was it furnished with any such appraisals. During the course of its engagement with Blue Wave Systems, Bear Stearns was asked by the board of directors of Blue Wave Systems to evaluate existing indications of interest from various third parties regarding a transaction with Blue Wave Systems, and it considered the results of such evaluation in rendering its opinion.

    In addition, Bear Stearns did not express any opinion as to the price or range of prices at which shares of Blue Wave Systems common stock or Motorola common stock may trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of Motorola common stock may trade subsequent to the consummation of the merger. Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion. Bear Stearns assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after that date.

    The following is a summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion.

    In performing its analysis, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Motorola and Blue Wave Systems. Any estimates contained in the analysis performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Bear Stearns' opinion was among several factors considered by the Blue Wave Systems board of directors in making its determination to approve the merger agreement and the merger.

    Comparable Company Analysis.  Bear Stearns compared certain financial, trading and valuation information for Blue Wave Systems and Motorola to certain publicly available financial, trading and valuation information for selected companies, which, in Bear Stearns' judgment, were comparable to Blue Wave Systems and Motorola, respectively, for purposes of this analysis. With respect to Blue Wave Systems, Bear Stearns analyzed the following twelve companies:

  •
  Artesyn Technologies, Inc.

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  AudioCodes Ltd.

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  Brooktrout, Inc.

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  Natural Microsystems Corporation

  •
  Performance Technologies, Incorporated

  •
  Radisys Corporation

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  SBS Technologies, Inc.

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  Mercury Computer Systems, Inc.

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  Radvision Ltd.

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  PCTEL, Inc.

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  Sawtek Inc.

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  DSP Group, Inc.

    With respect to Motorola, Bear Stearns analyzed the following six companies:

  •
  LM Ericsson Telephone Company

  •
  Lucent Technologies Inc.

  •
  Nokia Corporation

  •
  Intel Corporation

  •
  Nortel Networks Corporation

  •
  Texas Instruments Incorporated

    Bear Stearns' analysis was based on closing stock prices as of April 20, 2001. The table set forth below includes a summary of: (i) the multiples of price to earnings for the latest twelve months, projected calendar 2001 and projected calendar year 2002 and (ii) the multiples of equity value to revenue for the latest twelve months and projected calendar year 2001:

	Price / Earnings			Equity Value / Revenue
	LTM(1)	Calendar Year 2001 Estimate(2)	Calendar Year 2002 Estimate(2)	LTM(1)	Calendar Year 2001 Estimate(2)
Merger	33.4x	23.3x	18.6x	3.14x	2.28x
Blue Wave Systems	31.3x	21.3x	17.0x	2.88x	2.09x
Range for Blue Wave Systems Comparable Companies	8.1x - 63.3x	11.7x - 87.6x	7.4x - 34.1x	0.58x - 6.44x	0.60x - 7.71x
Harmonic Mean for Blue Wave Systems Comparable Companies(3)	18.1x	24.9x	15.4x	1.78x	1.58x
Median for Blue Wave Systems Comparable Companies	18.2x	28.2x	17.4x	2.34x	2.11x
Motorola	29.1x	NM	29.7x	0.96x	1.02x
Range for Motorola Comparable Companies	22.8x - 52.3x	38.8x - 197.0x	23.6x - 34.9x	1.02x - 6.84x	1.25x - 8.14x
Harmonic Mean for Motorola Comparable Companies(3)	31.9x	60.7x	29.7x	2.21x	2.21x
Median for Motorola Comparable Companies	33.1x	50.7x	30.2x	3.49x	2.67x

(1)
Latest twelve months

(2)
Projected results of Blue Wave Systems are based on projections of Blue Wave Systems management. Projected results of Motorola are based upon Wall Street analysts.

(3)
The harmonic mean of the comparable company multiples is the reciprocal of the arithmetic mean of the reciprocals of the comparable company multiples.

    Bear Stearns noted that, for the latest twelve months and projected calendar year 2002, price to earnings multiples of Blue Wave Systems were above the harmonic mean, and with respect to the latest twelve months, the median, for Blue Wave Systems comparable companies, while the price to earnings multiples of Motorola were below or equal to the harmonic mean and the median for Motorola comparable companies. Bear Stearns noted that for the latest twelve months and projected calendar year 2001, multiples of the equity value to revenue of Blue Wave Systems were above the harmonic mean, and with respect to the latest twelve months, the median for Blue Wave Systems comparable companies, while the multiples of the equity value to the latest twelve months and projected calendar year 2001 revenue of Motorola were below the harmonic mean and the median for Motorola comparable companies. Bear Stearns also noted that the merger multiples were above the harmonic mean and the median for Blue Wave Systems comparable companies, with the exception of the projected calendar year 2001 price to earnings multiple, and above the harmonic mean for the Motorola comparable companies, with the exception of the projected calendar year 2001 and projected calendar year 2002 price to earnings multiple. Bear Stearns further noted that none of the Motorola and Blue Wave Systems comparable companies are identical to Motorola or Blue Wave Systems, respectively, and that, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of Motorola and Blue Wave Systems versus the companies to which Motorola and Blue Wave Systems were compared.

    Premium Analysis.  Bear Stearns conducted an analysis of the implied premium paid to Blue Wave Systems stockholders. Bear Stearns noted that, based upon the closing sales prices for Blue Wave Systems common stock as of April 20, 2001 and for Motorola common stock as of April 20, 2001, the exchange ratio of 0.443 resulted in an implied one-day premium to Blue Wave Systems stockholders equal to 9.3%. Based on the average closing prices of Blue Wave Systems common stock for the 20 trading days ending April 20, 2001, the implied premium to Blue Wave Systems stockholders was 21.0%. Based on the 52 week high price of Blue Wave Systems common stock and the 52 week low price of Blue Wave Systems common stock, the exchange ratio of 0.443 resulted in an implied premium to Blue Wave Systems stockholders of negative 52.6% and positive 99.2%, respectively. With respect to the closing price of the Blue Wave Systems common stock on April 20, 2001 and the average closing price of the Blue Wave Systems common stock for the 20 preceding trading days, Bear Stearns noted that such prices reflected information relating to the transaction between Blue Wave Systems and Motorola, which had been announced to the public on February 21, 2001. The results of Bear Stearns' premium analysis is set forth below:

Blue Wave Systems Common Stock Prices:	Stock Price	Implied Premium/(Discount)
Closing Stock Price 4/20/2001	$6.49	9.3%
20 Trading Days Average	$5.86	21.0%
52-Week High(1)	$14.97	(52.6%)
52-Week Low(1)	$3.56	99.2%

(1)
Based on closing price as of April 20, 2001

    Comparable Acquisition Analysis.  Bear Stearns reviewed and analyzed certain of the publicly available financial terms of twenty-four selected merger and acquisition transactions which, in Bear Stearns' judgment, were in relevant industry segments and were reasonably comparable to the merger, and compared the financial terms of these transactions to those of the merger. The twenty-four transactions were:

  •
  Intel Corporation acquisition of VxTel Inc.

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  Maxim Integrated Products acquisition of Dallas Semiconductor Corporation

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  Intel Corporation acquisition of Xircom, Inc.

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  Intersil Holding Corporation acquisition of Sicom Inc.

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  Broadcom Corporation acquisition of NewPort Communications Inc.

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  Broadcom Corporation acquisition of Silicon Spice, Inc.

  •
  Texas Instruments Incorporated acquisition of Burr-Brown Corporation

  •
  Laird Group PLC acquisition of Instrument Specialties Co. Inc.

  •
  Intel Corporation acquisition of Ziatech

  •
  Intel Corporation acquisition of Trillium Corp.

  •
  ADC Telecommunications Inc. acquisition of Centigram Communications Corporation

  •
  PMC-Sierra, Inc. acquisition of Malleable Technologies

  •
  View Tech, Inc. acquisition of All Communications Corporation

  •
  Intel Corporation acquisition of Picazzo

  •
  GlobeSpan Inc. acquisition of T.sqware, Inc.

  •
  Westell Technologies, Inc. acquisition of Teltrend Inc.

  •
  The Titan Corporation acquisition of Advance Comm Systems, Inc.

  •
  Brooktrout, Inc. acquisition of Octel Communications Corporation

  •
  Zhone Technologies Inc. acquisition of Premisys Communications, Inc.

  •
  Texas Instruments Incorporated acquisition of Unitrode Corporation

  •
  Unisys Corporation acquisition of PulsePoint Communications

  •
  Radisys Corporation acquisition of Texas Micro Inc.

  •
  Intel Corporation acquisition of Dialogic Corporation

  •
  Texas Instruments Incorporated acquisition of Telogy Networks Inc.

    Bear Stearns reviewed the prices paid in these transactions and analyzed various financial information and imputed valuation multiples. Bear Stearns' analysis of the comparable acquisitions indicated that the range of equity value multiples as of the transaction date for the comparable transactions and for the latest twelve months for the merger were as indicated below:

Equity Value/LTM(1)
	Revenues	EBITDA(2)	EBIT(3)	Net Income
Merger	3.14x	24.7x	30.9x	33.4x
Range of Multiples for Comparable Acquisitions	1.15x - 30.85x	5.3x - 87.8x	11.4x - 115.9x	13.9x - 151.2x
Harmonic Mean for Comparable Acquisitions	2.62x	16.8x	27.3x	36.9x
Median for Comparable Acquisitions	2.72x	23.3x	27.2x	42.4x

(1)
Latest twelve months

(2)
The term "EBITDA" refers to earnings before interest, taxes, depreciation and amortization.

(3)
The term "EBIT" refers to earnings before interest and taxes.

    Bear Stearns noted that the merger multiples were within the range of multiples for comparable acquisitions and were generally consistent with both the harmonic mean and median of the comparable transaction multiples. Bear Stearns also noted that none of the comparable acquisitions was identical to the merger and that, accordingly, any analysis of the comparable acquisitions necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Blue Wave Systems versus the acquisition values of the companies in the comparable acquisitions.

    Discounted Cash Flow Analysis.  Bear Stearns performed a discounted cash flow analysis to determine an indicative range of present values of Blue Wave Systems, assuming Blue Wave Systems continued to operate as a stand-alone entity in a manner consistent with its projections. In order to calculate this range, Bear Stearns first determined Blue Wave Systems' implied enterprise value by adding:

  •
  The present value of the estimated future unlevered free cash flows that Blue Wave Systems would generate over the five year period through fiscal year 2005 if it operated in a manner consistent with its projections; and

  •
  The present value of Blue Wave Systems' "terminal value" at the end of fiscal year 2005.

    Blue Wave Systems' terminal value at the end of the projection period was calculated by applying a range of multiples of enterprise values to estimated fiscal year 2005 revenue, EBITDA, EBIT and unlevered net income. Bear Stearns used an enterprise value to revenue multiple range of 1.0x to 2.0x, an EBITDA multiple range of 9.0x to 11.0x, an EBIT multiple range of 11.0x to 13.0x and an unlevered net income multiple range of 17.0x to 19.0x when calculating Blue Wave Systems' terminal value. The present value of the sum of the projected unlevered free cash flows and the terminal value was calculated using a range of discount rates of 19.0% to 24.0%. This discount rate range was determined based on an estimate of Blue Wave Systems' weighted average cost of capital. Based on this analysis, the indicative enterprise value range for Blue Wave Systems was approximately $45 million to $90 million.

    Pro Forma Earnings Per Share Accretion Analysis.  Bear Stearns analyzed the impact of the merger on the projected earnings per share of Motorola for the fiscal years 2001, 2002 and 2003. This analysis did not assume the realization of any potential synergies and also excluded any one-time charges. Bear Stearns concluded that Motorola's diluted earnings per share for the projected fiscal years 2001, 2002 and 2003, would not materially change as a result of the merger.

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form a judgment as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses but did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the exchange ratio to the stockholders of Blue Wave Systems.

    Under the terms of its engagement letter with Bear Stearns, Blue Wave Systems has agreed to pay Bear Stearns 1% of the aggregate transaction value with a minimum total fee of $1.5 million, $500,000 of which became payable to Bear Stearns upon the delivery of its first opinion to the Blue Wave Systems board of directors, and $250,000 of which became payable to Bear Stearns upon delivery of the second opinion to the Blue Wave Systems board of directors. The remaining fee will become payable upon consummation of the merger. Blue Wave Systems has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    Bear Stearns may provide financial advisory and financing services to the company surviving the merger and/or its affiliates and may receive fees for the rendering of these services. In the ordinary course of its business, Bear Stearns may actively trade the securities of Blue Wave Systems and/or Motorola for its own account and for the accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities.

Accounting Treatment

    We anticipate that the merger will be accounted for as a purchase business combination for financial reporting and accounting purposes, under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the purchase price paid by Motorola for Blue Wave Systems—including direct costs of the merger—will be allocated to the identifiable assets and liabilities of Blue Wave Systems based upon the fair value of Blue Wave Systems' identifiable assets and liabilities as of the effective date of the merger and in-process research and development, with the excess of the purchase price over the fair value of net identifiable assets and liabilities and in-process research and development reflected as goodwill. After consummating the merger, the financial condition and results of operations of Blue Wave Systems will be included, but not separately reported, in the consolidated financial condition and results of operations of Motorola.

Effectiveness of Merger

    The merger will become effective upon the filing of a certificate of merger with the Delaware secretary of state, or at such later time as is stated in the certificate of merger. The filing of a certificate of merger will occur as soon as practicable, but no later than the first business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or another date agreed to by Motorola and Blue Wave Systems.

Interests of Blue Wave Systems Directors and Officers in the Merger

    In considering the recommendation of the Blue Wave Systems board of directors in favor of the merger agreement and the merger, you should be aware that certain directors and executive officers of Blue Wave Systems have interests in the merger that are different from or in addition to the interests of stockholders of Blue Wave Systems. The Blue Wave Systems board of directors was aware of these interests and considered them, along with other matters, in approving the merger agreement and the transactions contemplated thereby. These interests are described below. These interests relate to or arise from, among other things:

  •
  the continued indemnification of current directors and officers of Blue Wave Systems;

  •
  the retention of certain current officers of Blue Wave Systems as employees of Motorola following the merger;

  •
  the ownership of stock options for Blue Wave Systems stock held by officers and directors of Blue Wave Systems; and

  •
  certain employment agreements with officers and directors of Blue Wave Systems.

    Indemnification Arrangements.  The merger agreement provides that Motorola will cause Blue Wave Systems to maintain the current provisions regarding indemnification of officers and directors currently contained in Blue Wave Systems' charter documents for a period of six years after the merger, and will indemnify such individuals to the fullest extent permitted by law against all claims, damages, costs, expenses and liabilities arising out of acts or omissions occurring prior to the merger. Motorola will also cause Blue Wave Systems to maintain current policies of directors' and officers' liability insurance policies for a period of three years after the merger, so long as the cost of doing so does not exceed 150% of the current amount expended by Blue Wave Systems.

    Stock Option Plans.  As of May 31, 2001, directors and executive officers of Blue Wave Systems beneficially owned an aggregate of 1,131,350 shares of Blue Wave Systems common stock, including options to purchase Blue Wave Systems shares exercisable within 60 days. At the time of the announcement of the merger, the Blue Wave Systems employee stock option plan provided that, upon a change of control, all unexercised options under that plan would expire. Under the merger agreement, prior to the merger the Blue Wave Systems board of directors will adopt resolutions amending the Blue Wave Systems employee stock option plan so that as a result of the merger all outstanding options under such plan will be vested in full and converted into options for shares of Motorola stock, as contemplated in the merger agreement, subject to the holder entering into an option conversion agreement. In approving the merger and merger agreement, stockholders of Blue Wave Systems will be approving this amendment to the employee stock option plan. Any options for which the holder does not deliver an option conversion agreement will be terminated upon closing of the merger. In addition, the merger agreement requires that all unexercised options issued to members of the Blue Wave Systems board of directors under the Blue Wave Systems Directors' Stock Option Plan will be terminated at the time of the merger. Those options issued to former holders of options of Loughborough Sound Images Limited will be exercisable for shares of Motorola common stock upon closing of the merger.

    The following table indicates, for the five most highly compensated officers and all current Blue Wave Systems executive officers and directors as a group, the number and value of options for which exercisability will accelerate upon the merger, based upon the Blue Wave closing price on May 31, 2001.

	Number of Options Which Will Become Exercisable Upon the Merger	Value of Such Options
Rob N. Shaddock	35,000	$225,750.00
Donald B. Crosbie	75,000	483,750.00
M. Keith Burgess	38,250	246,712.50
Kevin Parslow	31,250	201,562.50
Malcolm Brownswell	25,000	161,250.00
All current Blue Wave Systems directors and executive officers as a group(1)	204,500	1,319,025.00

(1)
All Blue Wave Systems directors are already fully vested and can exercise now. Such options that remain unexercised will expire as of the effective time of the merger.

    Employment and Severance Agreements.  Blue Wave Systems has entered into employment agreements with Messrs. Crosbie and Burgess, which provide for the payment of certain severance compensation if the employee terminates his employment after a change of control in Blue Wave Systems. Although the agreements do not specifically cover a transaction such as the merger, Blue Wave Systems believes that the merger may be deemed to be a change of control by a court of law. Accordingly, each of the foregoing officers could terminate his employment subsequent to the merger and receive his severance payments, and if Motorola terminates any of the foregoing officers after the merger, it would be required to make the same severance payments upon such termination, if it occurs within six months of the closing of the merger.

    In addition to the current employment agreements, Motorola and Messrs. Burgess, Shaddock and Parslow have entered into employment agreements or offer letters that become effective upon the closing of the merger. A summary description of those agreements is set forth below.

    M. Keith Burgess.  On March 1, 2001, Motorola entered into an employment agreement with M. Keith Burgess effective upon completion of the merger for a term of two years, after which time employment with Motorola will be on an "at will" basis. The agreement provides for Mr. Burgess' appointment as the Director of Architecture for the Telecommunications Business Unit of Motorola Computer Group, and provides for a starting annual base salary of $133,016, to be adjusted based on a scheduled salary review on July 1, 2001. The employment agreement provides that Mr. Burgess will receive four weeks of vacation per year for the first three years of his employment with Motorola, and then in accordance with regular Motorola policies after such time.

    Mr. Burgess' employment agreement provides that Mr. Burgess will be granted an option to purchase 10,000 shares of Motorola common stock at an exercise price equal to the fair market value at the time of grant, which will be within a reasonable time period after the closing of the merger. 5,000 of the options will be exercisable after two years from the date of grant, an additional 2,500 will be exercisable after three years, and the final 2,500 will be exercisable after four years. The options will expire, to the extent not exercised, ten years after the date of grant. The employment agreement also provides that Mr. Burgess will receive a retention bonus equal to $93,100 if he remains employed continuously with Motorola for one year from the date of closing of the merger, and an additional $172,900 if employed continuously with Motorola for two years from the date of closing of the merger, but will not be eligible to participate in any other types of bonus plans made available to Motorola employees for the first two years of employment.

    If during the two-year term of the employment agreement Mr. Burgess' employment is terminated by Motorola without "cause" or by Mr. Burgess for "good reason," in addition to any salary owed for the number of days worked, Motorola will pay to Mr. Burgess the greater of (i) a pro rata share of the retention bonuses owed or (ii) if in the first year, the equivalent of six months salary, and if in the second year, the equivalent of three months salary. If during the two-year term Mr. Burgess' employment is terminated by Motorola for "cause" or by Mr. Burgess without "good reason," Motorola's obligations will be limited to any salary owed for the number of days worked. "Cause" is defined to include Mr. Burgess' willful neglect or refusal to perform his duties in any material respect, his performance of any act or failure to act that would justify termination under Motorola's Human Resource policies, his commission of any willful act having the effect of injuring the reputation, business or business relationships of Motorola, his commission of an act involving moral turpitude or fraud or his conviction of a felony or other crime involving money or other property of Motorola, his performance of any act or failure to act that would constitute a felony, his violation of federal or state securities laws, his illegal use of controlled substances, his violation of Motorola's Code of Business Conduct, or the entry of a court or governmental body which restricts the performance by Mr. Burgess under the agreement. "Good reason" is defined to include Motorola's decision, without Mr. Burgess' consent to relocate him more than 20 miles from Carrollton, Texas, or Motorola's material breach of the employment agreement. If during the two-year term of the employment agreement Mr. Burgess' employment is terminated by Motorola because of Mr. Burgess' illness or incapacity, or upon his death, Motorola's obligations will be limited to any salary owed for the number of days worked and a pro rata share of the retention bonuses owed.

    Rob N. Shaddock.  On February 19, 2001, Motorola entered into an offer letter with Rob Shaddock effective upon completion of the merger providing for the granting of additional benefits above Mr. Shaddock's current employment agreement with Blue Wave Systems Limited. Other than as expressly varied by the offer letter, Mr. Shaddock's current terms of employment with Blue Wave Systems Limited under such employment agreement are to continue unchanged after the closing of the merger. The offer letter provides for Mr. Shaddock's appointment as Director of Strategy, Gateway Operations of Blue Wave Systems Limited, and provides for an annual base salary of £142,534, subject to annual review.

    Mr. Shaddock's offer letter provides that Mr. Shaddock will be granted an option to purchase 25,000 shares of Motorola common stock at an exercise price equal to the fair market value at the time of grant. 12,500 of the options will be exercisable after two years from the date of grant, an additional 6,250 will be exercisable after three years, and the final 6,250 will be exercisable after four years. The options will expire, to the extent not exercised, ten years after the date of grant. The employment agreement also provides that Mr. Shaddock will receive a performance and retention bonus equal to £99,773.80 if he remains employed continuously with Blue Wave Systems or any other Motorola affiliate for one year from the date of closing of the merger, and an additional £185,294.20 if employed continuously with Blue Wave Systems or any other Motorola affiliate for two years from the date of closing of the merger, but will not be eligible to participate in any other types of bonus plans made available to Motorola employees for the first two years of employment (although he will be entitled to receive any bonus payments due in June or July, 2001 under the Blue Wave Systems bonus scheme in which he currently participates.)

    If during the first year Mr. Shaddock's employment with Motorola is terminated by Motorola without "cause" or by Mr. Shaddock in circumstances of "fault," Motorola will pay to Mr. Shaddock a pro rata amount of the first year retention bonus. If during the second year Mr. Shaddock's employment with Motorola is terminated by Motorola without "cause" or by Mr. Shaddock in circumstances of "fault," Motorola will pay to Mr. Shaddock a pro rata amount of the second year retention bonus. If Mr. Shaddock's employment is terminated by Motorola for "cause" or by Mr. Shaddock in circumstances that do not constitute "fault," Mr. Shaddock will forfeit any retention bonuses not yet paid. "Cause" is defined to include Mr. Shaddock's willful neglect or refusal to perform his duties in any material respect, his performance of any act or failure to act which would justify termination under relevant disciplinary procedures, his failure to improve performance after written warning, his commission of any willful act having the effect of injuring the reputation, business or business relationships of Motorola, his acts of gross misconduct, his conviction of a criminal offense (other than a motoring offense for which no custodial sentence is made), his commission of an act or omission which in the reasonable opinion of Motorola may seriously damage the interests of Motorola, his illegal use of controlled substances, or his attempt to improperly secure any personal profit in connection with the business of Motorola. "Fault" is defined to mean circumstances in which the employer is found by an employment tribunal or court to have acted in repudiatory breach of Mr. Shaddock's contract of employment.

    Kevin Parslow.  On February 19, 2001, Motorola entered into an offer letter with Kevin Parslow effective upon completion of the merger providing for the granting of additional benefits above Mr. Parslow's current employment agreement with Blue Wave Systems Limited. Other than as expressly varied by the offer letter, Mr. Parslow's current terms of employment with Blue Wave Systems Limited under such employment agreement are to continue unchanged after the closing of the merger. The offer letter provides for Mr. Parslow's appointment as Director European TBU Solutions of Blue Wave Systems Limited, and provides for an annual base salary of £113,333, subject to annual review.

    Mr. Parslow's offer letter provides that Mr. Parslow will be granted an option to purchase 15,000 shares of Motorola common stock at an exercise price equal to the fair market value at the time of grant. 7,500 of the options will be exercisable after two years from the date of grant, an additional 3,750 will be exercisable after three years, and the final 3,750 will be exercisable after four years. The options will expire, to the extent not exercised, ten years after the date of grant. The employment agreement also provides that Mr. Parslow will receive a performance and retention bonus equal to £79,333.10 if he remains employed continuously with Blue Wave Systems or any other Motorola affiliate for one year from the date of closing of the merger, and an additional £147,332.90 if employed continuously with Blue Wave Systems or any other Motorola affiliate for two years from the date of closing of the merger, but will not be eligible to participate in any other types of bonus plans made available to Motorola employees for the first two years of employment (although he will be entitled to receive any bonus payments due in June or July, 2001 under the Blue Wave Systems bonus scheme in which he currently participates.)

    If during the first year Mr. Parslow's employment with Motorola is terminated by Motorola without "cause" or by Mr. Parslow in circumstances of "fault," Motorola will pay to Mr. Parslow a pro rata amount of the first year retention bonus. If during the second year Mr. Parslow's employment with Motorola is terminated by Motorola without "cause" or by Mr. Parslow in circumstances of "fault," Motorola will pay to Mr. Parslow a pro rata amount of the second year retention bonus. If Mr. Parslow's employment is terminated by Motorola for "cause" or by Mr. Parslow in circumstances that do not constitute "fault," Mr. Parslow will forfeit any retention bonuses not yet paid. "Cause" is defined to include Mr. Parslow's willful neglect or refusal to perform his duties in any material respect, his performance of any act or failure to act which would justify termination under relevant disciplinary procedures, his failure to improve performance after written warning, his commission of any willful act having the effect of injuring the reputation, business or business relationships of Motorola, his acts of gross misconduct, his conviction of a criminal offense (other than a motoring offense for which no custodial sentence is made), his commission of an act or omission which in the reasonable opinion of Motorola may seriously damage the interests of Motorola, his illegal use of controlled substances, or his attempt to improperly secure any personal profit in connection with the business of Motorola. "Fault" is defined to mean circumstances in which the employer is found by an employment tribunal or court to have acted in repudiatory breach of Mr. Parslow's contract of employment.

    Each employment agreement with Messrs. Burgess, Shaddock and Parslow contains non-compete and non-solicitation covenants for the benefit of Motorola.

Material Federal Income Tax Consequences of the Blue Wave Systems Merger

    In the opinion of KPMG LLP, tax advisor to Motorola, and Hallett & Perrin, P.C., tax advisor to Blue Wave Systems, the following is a summary of the material United States federal income tax consequences of the merger to Blue Wave Systems stockholders who exchange their Blue Wave Systems common shares for Motorola common shares and, as applicable, cash in lieu of fractional shares of Motorola common stock under the merger agreement. This discussion addresses only stockholders who hold their Blue Wave Systems common shares as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their Blue Wave Systems common shares as a hedge against currency risk, a constructive sale, or conversion transaction, or holders who acquired their shares pursuant to the exercise of an employee stock option or otherwise as compensation). The following summary is not binding on the Internal Revenue Service or a court. It is based upon the Internal Revenue Code, laws, regulations, rulings, and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and foreign laws are not addressed.

    THE FOLLOWING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. BLUE WAVE SYSTEMS STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS ON THEIR PARTICULAR CIRCUMSTANCES.

    No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the consummation of the merger that Motorola receive an opinion from its special tax advisor, KPMG LLP, and that Blue Wave Systems receive an opinion from its counsel, Hallett & Perrin, P.C., each dated the date of the effective time of the merger, that:

  •
  the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code, and Motorola, Earth Acquisition Corporation and Blue Wave Systems will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  •
  no gain or loss will be recognized by Motorola, Earth Acquisition Corporation and Blue Wave Systems as a result of the merger; and

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  no gain or loss will be recognized by the holders of Blue Wave Systems common shares who exchange their Blue Wave Systems common shares for Motorola common stock in the merger (except with respect to cash received in lieu of a fractional share interest).

    Such opinions will be conditioned on customary assumptions and representations made by Motorola, Earth Acquisition Corporation and Blue Wave Systems. An opinion of counsel is not binding on the Internal Revenue Service or a court. As a result, neither Motorola nor Blue Wave Systems can assure you that the tax considerations and opinions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    Based upon the opinions that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

  •
  Blue Wave Systems stockholders who exchange their Blue Wave Systems shares for Motorola shares will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Motorola common stock;

  •
  the aggregate tax basis of a Blue Wave Systems stockholder in the Motorola common shares received in exchange for Blue Wave Systems common shares pursuant to the merger will be the same as such holder's aggregate tax basis in the Blue Wave Systems common shares surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received; and

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  the holding period of the Motorola common shares received in the merger by a Blue Wave Systems stockholder will include the holding period of the Blue Wave Systems common shares surrendered in the merger.

    Blue Wave Systems stockholders who receive cash in lieu of fractional shares of Motorola stock in the merger generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in Blue Wave Systems shares that is allocable to the fractional shares. The gain or loss generally will be capital gain or loss. In the case of an individual stockholder, capital gain is subject to a maximum tax rate of 20% if the individual held his or her Blue Wave Systems shares for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    Blue Wave Systems stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Blue Wave Systems stock and a description of the Motorola common stock received therefor. Blue Wave Systems stockholders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

Regulatory Matters

    Under the Hart-Scott-Rodino Act, the merger may not be consummated until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of

Justice and specified waiting period requirements have been satisfied. Blue Wave Systems and Motorola each filed a pre-merger notification and report form with the FTC and the Antitrust Division on or about May 7, 2001. These filings commenced a 30-day waiting period with respect to which each of Motorola and Blue Wave Systems requested and was granted early termination on May 21, 2001. In addition, Motorola filed a notice filing with the competition law authority of Germany on May 10, 2001 and, to the extent required, will promptly file a notice filing with the competition law authority of Italy.

    Despite the receipt of early termination, at any time before the effective time of the merger, the FTC, the Antitrust Division state attorney general or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and, any time after the effective time of the merger, to cause Motorola to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Motorola will prevail.

No Appraisal Rights

    Under the Delaware General Corporation Law, appraisal rights will be not available to Blue Wave Systems stockholders in connection with the merger.

Federal Securities Laws Consequences

    The issuance of the shares of Motorola common stock to Blue Wave Systems stockholders in the merger will have been registered under the Securities Act of 1933. Upon issuance, these shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Blue Wave Systems as that term is defined for purposes of Rule 145 under the Securities Act. An "affiliate" of Blue Wave Systems for this purpose is a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Blue Wave Systems. Any subsequent transfer by an affiliate of Blue Wave Systems must be one permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of any persons who become affiliates of Motorola) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the Blue Wave Systems shares (as well as to certain other related individuals or entities).

    The merger agreement requires Blue Wave Systems to use reasonable best efforts to cause each of its affiliates to sign a written agreement, in the form attached as an exhibit to the merger agreement, to the effect that such person will not sell, assign, transfer or otherwise dispose of any of the shares of Motorola common stock issued to that affiliate in the merger except under:

  •
  an effective registration statement under the Securities Act;

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  Rule 145 under the Securities Act; or

  •
  another applicable exemption under the Securities Act.

    This proxy statement/prospectus does not cover resales of Motorola common stock to be received by the stockholders of Blue Wave Systems in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

Management and Operations of Blue Wave Systems after the Merger

    After the merger, Motorola plans to operate Blue Wave Systems as part of the Motorola Computer Group within Motorola's Integrated Electronic Systems Sector. Motorola expects that Rob N. Shaddock, current President and CEO of Blue Wave Systems, and the other members of Blue Wave Systems' current management and Blue Wave Systems' employees will continue their employment with the business after the merger.

Delisting and Deregistration of Blue Wave Systems Common Stock

    If the merger is completed, Blue Wave Systems common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

THE MERGER AGREEMENT

    The following is a summary, and is qualified in its entirety by, the terms of the merger agreement. The following does not describe all the terms of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement/prospectus, and amendment no. 1 to the merger agreement is attached as Appendix B to this proxy statement/prospectus, and both are incorporated herein by reference. Unless the context otherwise requires, references in this proxy statement/prospectus to the merger agreement refer to the merger agreement as amended by amendment no. 1. We urge you to read the merger agreement in its entirety.

The Merger

    Following the adoption of the merger agreement and approval of the merger by Blue Wave Systems stockholders and the satisfaction or waiver of the other conditions to the merger, Earth Acquisition Corporation, a wholly owned subsidiary of Motorola, will merge into Blue Wave Systems. Blue Wave Systems will survive the merger as a wholly owned subsidiary of Motorola. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Delaware secretary of state or at such other time as may be specified in the certificate of merger.

    In addition, following the merger:

  •
  the charter and by-laws of Earth Acquisition Corporation will become the charter and by-laws of Blue Wave Systems; and

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  the directors and officers of Earth Acquisition Corporation will become the directors and officers of Blue Wave Systems.

Treatment of Blue Wave Systems Common Stock

    The merger agreement provides that, at the effective time of the merger, generally, each issued and outstanding share of Blue Wave Systems common stock will be exchanged for 0.443 of a duly authorized, validly issued, fully paid and nonassessable share of Motorola common stock.

    All shares of Blue Wave Systems common stock held in treasury by Blue Wave Systems will be cancelled without exchange. Motorola will adjust the exchange ratio to provide for any reclassification, stock split, stock dividend, reorganization or other similar exchange with respect to Motorola or Blue Wave Systems common stock occurring before the merger.

Treatment of Blue Wave Systems Stock Options

    At the effective time of the merger, Motorola will assume each unexpired and unexercised option to purchase shares of Blue Wave Systems common stock under the Blue Wave Systems Stock Option Plan and convert it into a fully vested option to purchase shares of Motorola common stock if the holder of the option signs an option conversion agreement consenting to the terms of the conversion as described more fully below. The options to be converted are referred to in this paragraph as the "Blue Wave Systems options." The expiration date of each converted Blue Wave Systems option will be identical to the expiration date contained in the applicable Blue Wave Systems option prior to conversion, and the converted Blue Wave Systems option will become exercisable approximately ten business days after the effective time of the merger, but each converted Blue Wave Systems option will otherwise be subject to the terms and conditions generally applicable to options granted under the Motorola Omnibus Incentive Plan of 2000. The number of shares of Motorola common stock to be subject to each Blue Wave Systems option assumed by Motorola will be equal to the number of shares of Blue Wave Systems common stock subject to the Blue Wave Systems option immediately prior to the merger multiplied by 0.443, rounded down to the nearest whole share. The exercise price per share of

Motorola common stock issuable under each converted Blue Wave Systems option will equal the per share exercise price of the Blue Wave Systems common stock specified under the Blue Wave Systems option divided by 0.443. Motorola will adjust the 0.443 exchange ratio to provide for any reclassification, stock split, stock dividend, reorganization or other similar exchange with respect to Motorola or Blue Wave Systems common stock occurring before the merger. The Blue Wave Systems board of directors will take all necessary action to amend the Blue Wave Systems Stock Option Plan effective at the effective time of the merger to provide for the conversion of the Blue Wave Systems options as described in this paragraph, and will obtain from each holder of a Blue Wave Systems option an agreement consenting to the terms of the conversion. The current terms of the Blue Wave Systems Stock Option Plan provide that options issued under the plan will terminate at the effective time of the merger. Therefore, any such option regarding which the holder does not execute an agreement consenting to the conversion will not be converted into an option to purchase shares of Motorola common stock.

    At the effective time of the merger, Motorola will assume each unexpired and unexercised option to purchase shares of Blue Wave Systems common stock that were assumed in 1998 by Mizar, Inc. from Loughborough Sound Images Limited and convert it into an option to purchase shares of Motorola common stock subject to the same terms and conditions as were applicable to the option prior to the effective time of the merger. The options to be converted are referred to in this paragraph as the "Mizar options." The number of shares of Motorola common stock to be subject to each Mizar option assumed by Motorola will be equal to the number of shares of Blue Wave Systems common stock subject to the Mizar option immediately prior to the merger multiplied by 0.443, rounded down to the nearest whole share. The exercise price per share of Motorola common stock issuable under each converted Mizar option will equal the per share exercise price of the Blue Wave Systems common stock specified under the Mizar option divided by 0.443. Motorola will adjust the 0.443 exchange ratio to provide for any reclassification, stock split, stock dividend, reorganization or other similar exchange with respect to Motorola or Blue Wave Systems common stock occurring before the merger.

    At the effective time of the merger, each unexpired and unexercised option to purchase shares of Blue Wave Systems common stock issued under the trust deed of the Loughborough Sound Images Employee Share Trust will be converted into an option to purchase shares of Motorola common stock subject to the same terms and conditions as were applicable to the option prior to the effective time of the merger. The options to be converted are referred to in this paragraph as the "Trust options." Motorola will not assume the Trust options, but rather the Trust options will continue to be administered after the effective time of the merger by the trustee of the Employee Share Trust and will be subject to the Motorola common stock held by the Trust after the merger. Blue Wave Systems will obtain, prior to the effective time of the merger, written confirmation from the trustee that it will permit the Motorola common stock held by the Trust after the merger to be used to satisfy the exercise of the converted Trust options. The number of shares of Motorola common stock to be subject to each Trust option will be equal to the number of shares of Blue Wave Systems common stock subject to the Trust option immediately prior to the merger multiplied by 0.443, rounded down to the nearest whole share. The exercise price per share of Motorola common stock issuable under each converted Trust option will equal the per share exercise price of the Blue Wave Systems common stock specified under the Trust option divided by 0.443. Motorola will adjust the 0.443 exchange ratio to provide for any reclassification, stock split, stock dividend, reorganization or other similar exchange with respect to Motorola or Blue Wave Systems common stock occurring before the merger.

    All options to purchase Blue Wave Systems common stock under the Blue Wave Systems Directors' Stock Option Plan that are not exercised prior to the effective time of the merger will terminate at the effective time of the merger and will not be converted into options to purchase shares of Motorola common stock. The Blue Wave Systems board of directors will take all necessary action to terminate the Blue Wave Systems Directors' Stock Option Plan and the options outstanding under it effective at the effective time of the merger.

    As soon as practicable after the closing of the merger, Motorola will prepare and file with the SEC a registration statement on Form S-8 under the Securities Act registering the shares of Motorola common stock subject to the assumed Blue Wave Systems options and Mizar options as specified above. The registration statement will be kept effective (and the current status of the prospectus required by the SEC shall be maintained in accordance with the requirements of the Securities Act and the Securities Exchange Act) for so long as any assumed Blue Wave Systems options or Mizar options remain outstanding.

Fractional Shares

    Motorola will not issue any fractional shares in the merger. In lieu of any fractional Motorola shares, each Blue Wave Systems stockholder who would otherwise have been entitled to a fraction of a Motorola share under the merger agreement will be paid an amount in cash, without interest, equal to the fraction of a Motorola share that would have been issued in the merger multiplied by the closing price of Motorola common stock on the business day immediately prior to the merger.

Exchange of Certificates

    Promptly after the merger, Motorola's exchange agent will mail to each holder of record of certificates that immediately prior to the merger represented outstanding Blue Wave Systems common stock both a letter of transmittal and instructions for surrendering their Blue Wave Systems stock certificates. The letter of transmittal and instructions are for use by each holder of record in surrendering Blue Wave Systems stock certificates in exchange for certificates representing that number of Motorola shares, and cash for any fractional shares thereof, to which such holder would otherwise be entitled. We request that you not surrender your Blue Wave Systems stock certificates for exchange until you receive the letter of transmittal and instructions. At and after the merger and until so surrendered, the Blue Wave Systems stock certificates will represent only the right to receive the consideration described above. No dividends or other distributions declared or made after the merger with respect to Motorola shares will be paid to the holder of record of any unsurrendered Blue Wave Systems stock certificates. However, following surrender of any such Blue Wave Systems stock certificates, the holder of record will be paid, without interest, with respect to each whole share of Motorola common stock which such person is entitled to receive in the merger, (1) the amount of any dividends or other distributions with a record date after the merger but a payment prior to surrender of such Blue Wave Systems stock certificates and (2) at the appropriate payment date, the amount of dividends or distributions with a record date after the merger but prior to surrender of such Blue Wave Systems stock certificates and a payment after the surrender of such Blue Wave stock certificates. No transfers of Blue Wave Systems shares shall be made after the merger.

    If any Blue Wave Systems stock certificate is lost, stolen or destroyed, a Blue Wave Systems stockholder must provide an appropriate affidavit of that fact. Motorola may require a Blue Wave Systems stockholder to deliver a bond as indemnity against any claim that may be made against Motorola with respect to any lost, stolen or destroyed certificate.

Listing of Motorola Common Stock

    Motorola has agreed to prepare and submit to the New York Stock Exchange a listing application covering the shares of Motorola common stock to be issued in the merger and to use reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the effective time of the merger.

Representations and Warranties of Blue Wave Systems

    The merger agreement includes customary representations and warranties by Blue Wave Systems to Motorola, including representations and warranties as to:

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  corporate organization, standing and power of Blue Wave Systems;

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  compliance with its charter and by-laws;

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  capitalization of Blue Wave Systems;

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  power and authority of Blue Wave Systems to execute and deliver the merger agreement and to perform its obligations under, and to complete the transactions contemplated by, the merger agreement;

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  no conflict with its charter or by-laws, laws and orders and required consents and authorizations of governmental entities and third parties;

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  possession and validity of necessary government permits and compliance with applicable laws;

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  Blue Wave Systems' financial statements and SEC reports;

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  the absence of certain changes in Blue Wave Systems' business since June 30, 2000;

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  Blue Wave Systems' employee benefit plans and executive compensation;

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  tax matters;

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  title to assets and asset sufficiency;

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  information supplied for this proxy statement/prospectus;

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  relationships with customers, suppliers, distributors and sales representatives;

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  contracts, leases, agreements, or understandings of Blue Wave Systems;

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  subsidiaries;

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  pending or threatened litigation;

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  environmental matters;

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  real property matters;

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  intellectual property matters;

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  product liability;

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  labor matters;

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  information systems integrity;

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  insurance matters;

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  software products;

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  the required vote of Blue Wave Systems stockholders;

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  brokers, finders or investment bankers employed by Blue Wave Systems;

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  government contracts;

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  capital expenditures;

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  undisclosed liabilities;

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  opinion of financial advisor; and

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  change of control.

Representations and Warranties of Motorola and Earth Acquisition Corporation

    The merger agreement also contains customary representations and warranties by Motorola and Earth Acquisition Corporation to Blue Wave Systems, including representations and warranties as to:

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  corporate organization, standing and power of Motorola and Earth Acquisition Corporation;

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  information supplied for this proxy statement/prospectus;

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  capitalization of Motorola;

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  power and authority of Motorola and Earth Acquisition Corporation to execute and deliver the merger agreement and to perform their obligations under, and to complete the transactions contemplated by, the merger agreement;

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  authorization and validity of the Motorola shares to be issued under the merger agreement;

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  no conflict with their charter and by-laws, laws and orders and required consents and authorizations of governmental entities and third parties;

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  Motorola's financial statements and SEC reports;

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  the absence of any event or development since September 30, 2000 which would reasonably be expected to have a material adverse effect on Motorola or prevent or materially impair Motorola's performance under the merger agreement;

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  ownership, activities and assets of Earth Acquisition Corporation;

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  brokers, finders or investment bankers employed by Motorola; and

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  pending or threatened litigation.

Certain Covenants and Agreements

    Conduct of Business of Blue Wave Systems Pending the Merger.  Prior to the effective time of the merger, Blue Wave Systems and its subsidiaries have agreed to conduct its business in the ordinary course consistent with past practice and to use its reasonable best efforts to keep available the services of its current officers and employees and to preserve its current relationships with customers, key technology suppliers and others having significant business relations as is reasonably necessary in order to preserve substantially intact its business organization. Blue Wave Systems has agreed that prior to the effective time of the merger it will not, in general terms, do any of the following without Motorola's consent:

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  make or authorize any capital expenditure in excess of $50,000 for any individual item and $150,000 in the aggregate per calendar month;

  •
  take any action to accelerate the exercisability or vesting of any stock-based compensation, reprice any options or authorize cash payments in exchange for any options or other rights except to the extent required;

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  make any change in accounting policies or procedures, other than as required by GAAP or a governmental entity;

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  make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

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  pay, discharge, settle or satisfy any material claims, liabilities or obligations, or any litigation, other than in the ordinary course of business;

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  incur any material liability for taxes other than in the ordinary course of business;

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  enter into any contract not consistent with Blue Wave Systems' and its subsidiaries' past practices, except that any contracts entered into with any governmental entity must, to the extent permissible under antitrust law, require the prior written consent of Motorola to ensure compliance with all applicable laws and regulations, including but not limited to the Federal Acquisition Regulations;

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  enter into any strategic alliance or joint marketing arrangement or agreement other than in the ordinary course of business;

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  except as required by the merger agreement or a valid stockholder request, call or hold any meeting of Blue Wave Systems stockholders;

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  transfer or license to any person or entity or otherwise extend, amend or modify any Blue Wave Systems intellectual property other than in the ordinary course of business;

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  take any action (other than in accordance with the merger agreement) to cause Blue Wave Systems common stock not to be listed on the Nasdaq National Market;

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  redeem or purchase any of its securities;

  •
  issue any additional shares of capital stock or any other securities, except under the merger agreement;

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  make any changes to its charter or by-laws, or alter its corporate structure;

  •
  make any acquisitions or dispositions of assets or securities other than in the ordinary course of business;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger;

  •
  except for normal increases in the ordinary course of business that are consistent with customary historical anniversary increases, but in no event greater than 5% per individual, or as required by the terms of any contract disclosed under the merger agreement, increase the compensation, bonus or other benefits payable or provided or to become payable or to be provided to any director, officer, other employee or independent contractor;

  •
  except as required to comply with applicable law, pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other payment or employee benefit not provided for by any of the existing benefit, severance, pension or employment plans, agreements or arrangements in effect on the date of the merger;

  •
  enter into any new or amend any existing employment or severance agreement with or for the benefit of any director, officer, employee or independent contractor;

  •
  except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, or amend, terminate or change the terms of such plans or agreements or any funding policies or assumptions for any such plan or arrangement in existence if such amendment, termination or change would have the effect of enhancing any benefits thereunder or increasing the cost thereof to Blue Wave Systems or any of its subsidiaries;

  •
  increase the total head count of Blue Wave Systems and its subsidiaries in an amount greater than an increase in the ordinary course of business;

  •
  split, combine, subdivide or reclassify any shares of its capital stock;

  •
  pay any dividends or make any distributions with respect to any shares;

  •
  incur any debt, or make any loans, other than in the ordinary course of business;

  •
  take any action to render inapplicable, or exempt any third party from, any takeover statute; or

  •
  authorize or enter into any agreement or otherwise make any commitment to do any of the items described above.

    No Solicitation.  The merger agreement provides that Blue Wave Systems and its subsidiaries will not, directly or indirectly, authorize or permit any of its representatives or affiliates to encourage, solicit, initiate or facilitate any acquisition proposal from a third party, enter into any agreement with respect to any acquisition proposal, participate in any discussion or negotiation regarding any acquisition proposal or furnish information to any person to facilitate any inquiries or the making of any proposal that could constitute an acquisition proposal. Blue Wave Systems will as promptly as practicable advise Motorola of its receipt of and of the terms of any acquisition proposal and inquiries with respect to any acquisition proposal.

    An acquisition proposal means any inquiry, offer or proposal concerning any:

  •
  direct or indirect acquisition or purchase of a business of Blue Wave Systems or any of its subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of Blue Wave Systems and its subsidiaries;

  •
  direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Blue Wave Systems or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Blue Wave Systems and its subsidiaries;

  •
  tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the capital stock of Blue Wave Systems; or

  •
  merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Blue Wave Systems or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of Blue Wave Systems and its subsidiaries.

    However, if, at any time prior to the approval of the merger by Blue Wave Systems stockholders, the Blue Wave Systems board of directors determines in good faith, after consultation with outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to its stockholders, Blue Wave Systems may, in response to an unsolicited superior proposal and subject to such party's compliance with the notification requirements as described in the next paragraph:

  •
  furnish information with respect to Blue Wave Systems and its subsidiaries to the person making the superior proposal pursuant to a customary confidentiality and standstill agreement; and

  •
  participate in discussions with respect to this superior proposal.

    The merger agreement provides that Blue Wave Systems will immediately communicate to Motorola any inquiry received by it relating to any potential acquisition proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of the proposed transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Blue Wave Systems will keep Motorola fully informed on a timely, ongoing basis with respect to any developments with respect to the foregoing.

    A superior proposal means a bona fide written offer made by a third party to acquire all of the Blue Wave Systems common stock outstanding or substantially all the assets of Blue Wave Systems which Blue Wave Systems, its subsidiaries, representatives or other affiliates did not solicit and which, in the good faith judgment of the Blue Wave Systems board of directors, taking into account, to the extent deemed appropriate by the Blue Wave Systems board of directors, the various legal, financial and regulatory aspects of the proposal and the person making the proposal, if accepted, is reasonably likely to be completed, and, if completed, is materially more favorable to the Blue Wave Systems stockholders—in their capacity as stockholders—from a financial point of view, than the transactions contemplated by the merger agreement.

    The merger agreement further provides that neither the Blue Wave Systems board of directors nor any committee thereof shall:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Motorola, the approval or recommendation by the Blue Wave Systems board of directors or such committee of the adoption and approval of the merger and the matters to be considered at the Blue Wave Systems special meeting; or

  •
  other than the merger, approve or recommend, or propose publicly to approve or recommend, any acquisition proposal.

    However, nothing contained in this non-solicitation covenant will prohibit Blue Wave Systems (1) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act, or (2) in the event that a superior proposal is made, from withdrawing or modifying its approval or recommendation of the merger no earlier than five business days following notice to Motorola of its intention to do so, so long as Blue Wave Systems continues to comply with all other provisions of the merger agreement.

    The merger agreement further provides that, as of February 20, 2001, Blue Wave Systems will cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties with respect to an acquisition proposal.

    Proxy Statement and Registration Statement.  Motorola has agreed to, as promptly as practicable, prepare and file with the SEC the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, in connection with the registration under the Securities Act of the Motorola common stock to be issued upon conversion of the Blue Wave Systems shares.

    Stockholders' Meeting.  Blue Wave Systems has agreed to call and hold a meeting of its stockholders relating to the required stockholder approval of the merger as promptly as possible and to use its best efforts to hold such meeting as soon as practicable after the Motorola registration statement, of which this proxy statement/prospectus forms a part, becomes effective.

Indemnification of Directors and Officers

    Motorola has agreed that it:

  •
  will cause Blue Wave Systems to maintain, for at least six years, the charter and by-law provisions of Blue Wave Systems as of February 20, 2001 regarding indemnification of current or former officers and directors of Blue Wave Systems; and

  •
  will cause Blue Wave Systems to maintain, for at least three years, a policy of officers' and directors' liability insurance covering such indemnified parties for acts and omissions on or before the effective time of the merger at least as favorable to the indemnified parties as the Blue Wave Systems policy in place on February 20, 2001, subject to a cap on the cost of the policy of 150% of the cost of the last premium Blue Wave Systems paid under the policy in place on February 20, 2001.

    Appropriate Action; Consents and Filings.  The merger agreement provides that Blue Wave Systems, Motorola and Earth Acquisition Corporation will:

  •
  use their reasonable best efforts promptly to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable; and

  •
  promptly make all necessary filings with respect to the merger agreement and the merger required under applicable law, and cooperate in the preparation of such filings.

    Plan of Reorganization.  Each of Motorola, Earth Acquisition Corporation and Blue Wave Systems has agreed to use its reasonable best efforts to cause the merger to qualify, and will not knowingly take any action or cause any action to be taken that could reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368 of the Internal Revenue Code.

Conditions to the Merger

    Neither Motorola nor Blue Wave Systems will be obligated to complete the merger unless certain conditions are satisfied or are waived, including the following:

  •
  the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must become effective under the Securities Act and must not be the subject of any stop order;

  •
  the merger agreement and the merger must be approved by the requisite vote of the Blue Wave Systems stockholders;

  •
  Motorola common stock issuable to Blue Wave Systems stockholders in the merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  •
  no law, judgment, rule, regulation, statute, ordinance, decree or order may be in effect for either party that prevents or prohibits the merger; and

  •
  the waiting period under applicable federal antitrust laws, and any extension, must have expired or been terminated.

Additional Conditions to the Obligations of Motorola

    Motorola is not obligated to complete the merger unless the following additional conditions are satisfied or waived by Motorola:

  •
  Blue Wave Systems' representations and warranties must remain true and correct in all material respects as of the effective time of the merger, and Blue Wave Systems must have delivered an officer's certificate to such effect;

  •
  Blue Wave Systems and its subsidiaries must have performed in all material respects all of its obligations and covenants required to be performed prior to the effective time of the merger, and must have delivered an officer's certificate to such effect;

  •
  no event or development that has a material adverse effect on Blue Wave Systems may have occurred, and Blue Wave Systems must have delivered an officer's certificate to such effect;

  •
  Blue Wave Systems must have obtained all consents from, and Blue Wave Systems must have made all filings to or with, any person, including without limitation any governmental entity, necessary to be obtained or made in order for Motorola to consummate the merger or issue its common stock, as applicable, unless the failure to obtain such consents or make such filings would not, individually or in the aggregate, have a material adverse effect on Motorola;

  •
  Motorola must have received an opinion of KPMG LLP, special tax advisor to Motorola, in form and substance reasonably acceptable to Motorola, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the effective time of the merger, to the effect that for federal income tax purposes (1) the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code, and Motorola, Earth Acquisition Corporation and Blue Wave Systems will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, (2) no gain or loss will be recognized by Motorola, Earth Acquisition Corporation and Blue Wave Systems as a result of the merger, and (3) no gain or loss will be recognized by the holders of Blue Wave Systems common shares who exchange their Blue Wave Systems common shares for Motorola common stock in the merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the effective time of the merger;

  •
  Motorola must have received a comfort letter from Arthur Andersen LLP, Blue Wave Systems' independent public accountants, on the closing date of the merger;

  •
  each of the parties to the voting agreement other than Motorola must have complied in all material respects with all agreements and covenants under the voting agreement required to be performed by it on or before the effective time of the merger, unless the failure to so comply would not, individually or in the aggregate, have a material adverse effect on Blue Wave Systems; and

  •
  Blue Wave Systems must have obtained and provided to Motorola the signed consent of each holder of an option under the Blue Wave Systems Directors' Stock Option Plan to the exercise, pay-out and cancellation of all of his or her options under such plan, and the Blue Wave Systems board of directors must have taken all actions necessary to amend the Blue Wave Systems Stock Option Plan, and terminate the Blue Wave Systems Directors' Stock Option Plan, effective as of the effective time of the merger.

Additional Conditions to the Obligations of Blue Wave Systems

    Blue Wave Systems is not obligated to complete the merger unless the following additional conditions are satisfied or waived by Blue Wave Systems:

  •
  Motorola's representations and warranties must remain true and correct in all material respects as of the effective time of the merger, and Motorola must have delivered an officer's certificate to such effect;

  •
  Motorola and its subsidiaries must have performed in all material respects all of its obligations and covenants required to be performed prior to the effective time of the merger, and must have delivered an officer's certificate to such effect;

  •
  no event or development that has a material adverse effect on Motorola may have occurred, and Motorola must have delivered an officer's certificate to such effect;

  •
  Motorola must have obtained all consents from, and Motorola must have made all filings to or with, any person, including without limitation any governmental entity, necessary to be obtained or made in order for Blue Wave Systems to consummate the merger, unless the failure to obtain such consents or make such filings would not, individually or in the aggregate, have a material adverse effect on Blue Wave Systems;

  •
  Blue Wave Systems must have received an opinion of Hallett & Perrin, P.C., counsel to Blue Wave Systems, in form and substance reasonably acceptable to Blue Wave Systems, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the effective time of the merger, to the effect that for federal income tax purposes (1) the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Motorola, Earth Acquisition Corporation and Blue Wave Systems will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, (2) no gain or loss will be recognized by Motorola, Earth Acquisition Corporation and Blue Wave Systems as a result of the merger, and (3) no gain or loss will be recognized by the holders of Blue Wave Systems common shares who exchange their Blue Wave Systems common shares for Motorola common stock in the merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the effective time of the merger; and

  •
  Blue Wave Systems must have received a comfort letter from KPMG LLP, Motorola's independent public accountants, on the closing date of the merger.

    Each of these conditions is waivable by Motorola or Blue Wave Systems, as the case may be, to the extent legally permissible.

Termination

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement and the merger by the Blue Wave Systems stockholders, in any of the following ways, including by mutual written consent of Motorola and Blue Wave Systems:

    Motorola or Blue Wave Systems Termination Provisions.  Either Motorola or Blue Wave Systems can terminate the merger agreement if any of the following occurs:

  •
  there has been a breach or failure to perform by the other company of any of its representations, warranties, covenants or agreements contained in the merger agreement or any of its representations and warranties becomes untrue and such breach has not been cured or is incapable of being cured within 30 days following receipt by such company of written notice of its breach;

  •
  any decree, judgment, order or other action by any court of competent jurisdiction or other governmental entity preventing or prohibiting the completion of the merger is in effect and becomes final and nonappealable, so long as the party seeking termination is not in breach of its obligation to use its reasonable best efforts to take appropriate action, obtain the necessary consents and make all necessary filings in connection with the merger agreement and the merger; or

  •
  the merger has not been completed before December 31, 2001.

    Motorola Termination Provisions.  Motorola can terminate the merger agreement if any of the following occurs:

  •
  Blue Wave Systems' board of directors or any committee thereof withdraws or modifies in a manner adverse to Motorola its approval or recommendation of the merger;

  •
  Blue Wave Systems fails to include in this proxy statement/prospectus the recommendation of the board of directors of Blue Wave Systems in favor of the merger and the merger agreement;

  •
  Blue Wave Systems' board of directors or any committee thereof recommends any alternative acquisition proposal to Blue Wave Systems' stockholders;

  •
  Blue Wave Systems or any of its officers or directors enters into discussions or negotiations in violation of its obligation to refrain from solicitation of any alternative acquisition proposal, unless such violation is inadvertent or unintentional and does not adversely affect the consummation of the merger;

  •
  Blue Wave Systems enters into an agreement to consummate an acquisition transaction with a party other than Motorola or Earth Acquisition Corporation;

  •
  Blue Wave Systems' board of directors or any committee thereof resolves to do any of the foregoing; or

  •
  any acquisition transaction with a party other than Motorola or Earth Acquisition Corporation is consummated.

    Effect of Termination.  The merger agreement provides that no termination of the merger agreement will release any party of any liabilities under the merger agreement for any breaches of the merger agreement prior to the termination or intentional or knowing misrepresentations made in the merger agreement. If the merger agreement is terminated because of certain prohibited conduct by Blue Wave Systems, Blue Wave Systems may have to pay a termination fee to Motorola equal to 3.9% of the amount calculated by multiplying 7,250,000 by the average daily closing price of Motorola common stock for the 20-day period ending on the date on which the merger agreement was terminated, as well as Motorola's out-of-pocket costs and expenses in connection with the merger agreement, as described under "Termination Fee" immediately below.

Termination Fee

    Blue Wave Systems has agreed to pay Motorola a termination fee, plus all of Motorola's out-of-pocket costs and expenses in connection with the merger agreement, if:

  •
  the merger agreement is terminated by Motorola as described above in "Termination-Motorola Termination Provisions"; or

  •
  following the announcement by any third person of its intention to make an acquisition proposal for Blue Wave Systems, Motorola or Blue Wave Systems terminates the merger agreement due to the merger not being consummated by December 31, 2001 or due to the failure of the Blue Wave Systems stockholders to approve the merger and, within twelve months following the termination, Blue Wave Systems enters into an acquisition transaction.

  •
  The termination fee will be an amount equal to 3.9% of the amount calculated by multiplying 7,250,000 by the average daily closing price of Motorola common stock for the 20-day period ending on the date on which the merger agreement was terminated.

Fees and Expenses

    Whether or not the merger is completed, each of Motorola and Blue Wave Systems will pay its own fees, expenses and disbursements incurred by it in connection with the negotiation and preparation of the merger agreement and its performance and compliance thereunder. Motorola, however, will be solely responsible for certain filing fees and costs in connection with the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and federal antitrust law filings.

Amendment

    The merger agreement may be amended, either before or after the stockholders of Blue Wave Systems vote on the merger, by an instrument in writing signed by the parties and upon approval of the parties' respective board of directors. However, after the stockholders of Blue Wave Systems approve the merger, any later amendment which by law requires stockholder approval may only be made with such approval.

Waiver

    The merger agreement provides that, at any time prior to the effective time of the merger, Motorola, Earth Acquisition Corporation or Blue Wave Systems may waive in whole or in part to the extent allowed by applicable law any conditions that are for their sole benefit.

Stock Option Agreement

    In connection with the merger agreement, Motorola and Blue Wave Systems entered into a stock option agreement under which Blue Wave Systems granted to Motorola an option to purchase 19.9% of Blue Wave Systems' outstanding common stock, at a price of $7.25 per share, which is adjustable in the event of changes in the outstanding Blue Wave Systems common stock. A copy of the stock option agreement, and amendment no. 1 to the stock option agreement, are attached as Appendix E to this proxy statement/prospectus. The option is exercisable upon the occurrence of any of the events that would result in Blue Wave Systems having to pay a termination fee to Motorola. The purpose of the stock option agreement is to effectuate the consummation of the merger of Motorola and Blue Wave Systems. See "Stock Option Agreement" on pages 56-57.

Voting Agreement

    On February 20, 2001, in connection with the merger agreement, Rob Shaddock, John Forrest, Lynn Davis, John Rynearson, Richard Thompson, Malcolm Brownsell, Keith Burgess, Donald Crosbie and Kevin Parslow entered into a voting agreement with Motorola under which they agreed to vote all of the Blue Wave Systems shares that they will beneficially own at the record date of the special meeting of Blue Wave Systems stockholders in favor of approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

    In the voting agreement, a copy of which is attached as Appendix D to this proxy statement/prospectus, the stockholders agreed to cooperate fully with Motorola and Blue Wave Systems in connection with the merger agreement and the transactions contemplated by the merger agreement. The stockholders also agreed not to initiate, solicit or facilitate any discussions, inquiries or proposals with any third party that constitute or may reasonably be expected to lead to an acquisition of Blue Wave Systems.

    The voting agreement also provides that each stockholder that is a party to it will not, and will not agree to, contract to or sell or otherwise transfer or dispose of any of his, her or its Blue Wave Systems shares, or any interest in those shares, or convertible securities, or any shares obtained upon the exercise of convertible securities, or any other securities convertible into or exchangeable for Blue Wave Systems common stock or any voting rights with respect thereto, other than:

  •
  in the merger; or

  •
  with the prior written consent of Motorola.

    The voting agreement is intended to bind each stockholder that is a party to it only with respect to the specific matters set forth in the voting agreement, and shall not prohibit such stockholders from acting in accordance with their fiduciary duties as officers and/or directors of Blue Wave Systems.

    The voting agreement is terminable at the option of any party at any time after the earlier of:

  •
  the termination of the merger agreement; or

  •
  the effective time of the merger.

STOCK OPTION AGREEMENT

    The following description of the stock option agreement describes the material terms of the agreement. The complete text of the stock option agreement, as amended, is attached as Appendix E to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge you to read the stock option agreement in its entirety.

    Concurrently with the execution of the merger agreement, Motorola and Blue Wave Systems entered into a stock option agreement under which Blue Wave Systems granted to Motorola an option to purchase up to 19.9% of the Blue Wave Systems common stock issued and outstanding at the time of exercise. The option has an exercise price of $7.25 per share, payable in cash.

Exercise

    The option becomes exercisable only under circumstances in which a termination fee is payable to Motorola under the merger agreement. See "Termination Fee" on page 54. Motorola may only exercise the option if there are no governmental restraints prohibiting the exercise of the option and any prior notification or approval of any governmental entity has been made or obtained.

    Motorola may no longer exercise its option after the earlier to occur of:

  •
  the effective time of the merger; or

  •
  the first anniversary of the date on which the event giving rise to Blue Wave Systems' obligation to pay a termination fee to Motorola occurs.

    If Motorola's option becomes exercisable, Motorola may, as to all or part of the option shares subject to the option, elect to request Blue Wave Systems to repurchase the option, in whole or in part. To the extent Motorola elects to receive a cash payment in lieu of option shares, Motorola's right to purchase such option shares will terminate. The cash to be paid to Motorola would be equal to the spread multiplied by such number of option shares as Motorola specifies in its election.

    The spread is the excess over the exercise price of the greater of:

  •
  the highest price per share of Blue Wave Systems common stock paid or proposed to be paid by any person or entity in connection with an acquisition proposal; or

  •
  the average of the closing prices of Blue Wave Systems common stock for the ten days preceding the notice of the election to receive cash.

Maximum Amount Realizable by Motorola

    Notwithstanding any other provision of the stock option agreement or the merger agreement, the total profit—as defined below—that Motorola is permitted to receive will not exceed the termination fee payable to Motorola under the merger agreement. If the total profit of Motorola would otherwise exceed this amount, Motorola may, at its sole election:

  •
  reduce the number of shares of common stock subject to the option;

  •
  pay cash to Blue Wave Systems or refund in cash all or a portion, as appropriate, of the termination fee previously paid under the merger agreement;

  •
  upon return of the purchase price paid by Motorola for such option shares, deliver to Blue Wave Systems for cancellation option shares previously acquired;

  •
  waive payment of any portion of the termination fee payable under the merger agreement; or

  •
  any combination of the above,

so that Motorola's actually realized total profit does not exceed the termination fee payable to Motorola under the merger agreement after taking into account the foregoing actions.

    Total profit means the aggregate amount, before taxes, of the following:

  •
  the amount received by Motorola as a result of Blue Wave Systems' repurchase of the option and;

  •
  the amounts received by Motorola from the sale of option shares, less Motorola's purchase price for those option shares.

    The stock option agreement also provides that Motorola may not exercise the option for a number of option shares that would, as of the date of exercise, result in a notional total profit—as defined below—which, together with any termination fee previously paid or payable would exceed the termination fee payable to Motorola under the merger agreement. For purposes of the stock option agreement the notional total profit with respect to the option shares for which Motorola may propose to exercise the option granted to it means the total profit received by it determined as of the date Motorola notifies Blue Wave Systems of its intent to exercise the option and assuming that the option shares, together with all other option shares previously acquired upon exercise of the option and held by Motorola or its affiliates as of such date, were sold for cash at the closing price on the Nasdaq National Market on the preceding trading day, less customary brokerage commissions.

Listing and Registration Rights

    If Motorola's option becomes exercisable, and the option shares are then listed on the Nasdaq National Market or any other securities exchange or market, at Motorola's request, Blue Wave Systems will apply to list the option shares subject to the option on the Nasdaq National Market or such other securities exchange or market and will use reasonable best efforts to have those shares listed as soon as practicable. If Motorola exercises the option, it will have certain registration rights, subject to the restrictions described in the stock option agreement, with respect to the option shares for a period of two years. The registration rights allow Motorola to require that Blue Wave Systems use its reasonable best efforts to register the shares Motorola receives by exercising its option.

Effect of the Stock Option Agreement

    The stock option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The stock option agreement may have the effect of making an acquisition or other business combination involving Blue Wave Systems by or with a third party more costly because of the need in any transaction to acquire the shares of Blue Wave Systems common stock held under the stock option agreement. In addition, should the option granted to Motorola become exercisable, it could preclude any other party from using the pooling of interests method in any merger or business combination transaction with Blue Wave Systems during the two-year period following the exercise of the option.

DESCRIPTION OF MOTOROLA CAPITAL STOCK

    The following description of Motorola's capital stock is subject to the detailed provisions of Motorola's restated certificate of incorporation, as amended, and by-laws, as amended, and to the rights agreement described below. The following description of certain terms of the capital stock of Motorola does not purport to be complete and is qualified in its entirety by reference to the restated certificate of incorporation, the by-laws and the rights agreement, which are filed as exhibits to the registration statement. See "Where You Can Find More Information" on page 66.

Motorola Common Stock

    The Motorola charter authorizes Motorola to issue up to 4.2 billion shares of Motorola common stock, par value $3.00 per share. Each Motorola share is entitled to one vote, in person or by proxy, at any and all meetings of the Motorola stockholders on all propositions before such meetings and on all elections of directors of Motorola. The Motorola charter does not provide for cumulative voting in the election of directors. The shares of Motorola common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. Subject to any preferential rights of any outstanding series of Motorola preferred stock created by the Motorola board of directors from time to time, the holders of Motorola common stock are entitled to dividends only if, when and as the dividends are declared by the Motorola board of directors and as may be permitted by law, and, upon liquidation, will be entitled to receive pro rata all assets of Motorola available for distribution to such holders. As of May 31, 2001, approximately 2,205,923,395 Motorola shares were issued and outstanding, held by approximately 110,870 holders of record. For a description of voting requirements and change of control restrictions, see "—Motorola Rights Plan" on pages 59-60 and "Comparison of Certain Rights of Common Stockholders of Motorola and Stockholders of Blue Wave Systems" on pages 61-64.

Motorola Preferred Stock

    Motorola is also authorized to issue up to 500,000 shares of preferred stock, par value $100 per share, from time to time in one or more series and with such designation for each such series as determined by the Motorola board of directors. The Motorola board of directors may, without further action by the Motorola stockholders, issue a series of Motorola preferred stock and state and fix the rights and preferences of those shares, including:

  •
  the voting powers, if any, of the holders of stock of such series;

  •
  the rate per annum and the times at and conditions upon which the holders of stock of such series will be entitled to receive dividends, and whether such dividends will be cumulative or noncumulative and, if cumulative, the terms upon which such dividends will be cumulative;

  •
  the price or prices and the time or times at and the manner in which the stock of such series will be redeemable;

  •
  the right to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up of Motorola;

  •
  the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of any stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

  •
  any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Motorola certificate of incorporation, as amended, and to the full extent now or hereafter permitted by the laws of Delaware.

    On November 5, 1998, the Motorola board of directors designated a series of Motorola preferred stock, Junior Participating Preferred Stock, Series B (the "Motorola Series B Preferred Stock") and authorized 250,000 shares for issuance in connection with the adoption of the Motorola rights plan. As of May 31, 2001, no shares of Motorola preferred stock of any series were outstanding.

Motorola Rights Plan

    On November 5, 1998, the Motorola board of directors authorized the issuance of one preferred share purchase right (a "Right") for each outstanding Motorola share, pursuant to a Rights Agreement between Motorola and Harris Trust and Savings Bank, as Rights Agent. Each Right entitles the registered holder to purchase from Motorola one thirty-thousandth of a share of Motorola Series B Preferred Stock at an exercise price of $66.66 per one thirty-thousandth of a share of Motorola Series B Preferred Stock, subject to adjustment. The Rights become exercisable on the earlier of:

  •
  the tenth day after a public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire 10% or more of the outstanding Motorola shares (thereby becoming an "Acquiring Person"); and

  •
  the tenth business day after the commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, upon completion of the offer, such person could become an Acquiring Person.

    A majority of the Motorola board of directors may elect to defer the date on which the Rights become exercisable. The Rights expire on November 20, 2008 unless earlier redeemed or exchanged by Motorola as described below.

    If a person or group becomes an Acquiring Person, each holder of a Right (except those held by the Acquiring Person and its affiliates and associates) will have the right to purchase, upon exercise, Motorola shares (or, in certain circumstances, shares of Motorola Series B Preferred Stock, common stock equivalents or cash) having a value equal to two times the exercise price of the Right. In addition, in the event that, at the time or after a person becomes an Acquiring Person, Motorola is involved in a merger or other business combination in which (1) Motorola is not the surviving corporation, (2) Motorola common stock is changed or exchanged, or (3) 50% or more of Motorola's consolidated assets or earning power are sold, then each Right (other than Rights that are or were owned by the Acquiring Person and certain related persons and transferees, which will thereafter be void) will thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. In addition, at any time after any person or group becomes an Acquiring Person and before any person acquires 50% or more of the outstanding Motorola shares and before a business combination occurs, the Motorola board of directors may exchange the Rights (other than Rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one Motorola share, or one thirty-thousandth of a share of Motorola Series B Preferred Stock (or a common stock equivalent), per Right (subject to adjustment).

    The Motorola board of directors may redeem all, but not less than all, Rights at a redemption price of $.0033 per Right at any time prior to the time that a person or a group has become an Acquiring Person. Immediately upon redemption, the right to exercise will terminate, and the only right of holders will be to receive the redemption price. As long as the Rights are redeemable, the terms of the Rights may be amended by the Motorola board of directors in its discretion without the consent of the Rights holders. After that time, no amendment may adversely affect the interests of the Rights holder (other than the Acquiring Person).

    The Rights will not prevent a takeover of Motorola. The Rights, however, may have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Motorola on terms not approved by the Motorola board of directors or make the acquisition of Motorola substantially more costly, unless the Motorola board of directors redeems the Rights prior to the person becoming an Acquiring Person. The Rights should not interfere with any merger or other business combination approved by the Motorola board of directors because of the board's ability to redeem the Rights or amend the Motorola rights plan. A description of the Motorola rights plan specifying the terms of the Rights and the Motorola Series B Preferred Stock has been included in reports filed by Motorola under the Securities Exchange Act. See "Where You Can Find More Information" on page 66. This summary description is qualified in its entirety by reference to the Motorola rights plan.

    Each share of Motorola common stock issued in the merger will have a corresponding Right attached to it.

Transfer Agent; Registrar and Exchange Agent

    Computershare Investor Services LLC is the transfer agent and registrar for the Motorola common stock. Mellon Investor Services is the exchange agent.

COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF
MOTOROLA AND STOCKHOLDERS OF BLUE WAVE SYSTEMS

    The rights of Motorola and Blue Wave Systems stockholders are currently governed by the Delaware General Corporation Law, and the respective charter and by-laws of Motorola and Blue Wave Systems. Upon completion of the merger, the rights of Blue Wave Systems stockholders who become stockholders of Motorola in the merger will be governed by the Delaware General Corporation Law, Motorola's charter and Motorola's by-laws.

    The following description summarizes the material provisions and certain material differences that may affect the rights of stockholders of Motorola and stockholders of Blue Wave Systems but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the Delaware General Corporation Law, Motorola's charter, Motorola's by-laws, Blue Wave Systems' charter and Blue Wave Systems' by-laws.

	Motorola Stockholder Rights	Blue Wave Systems Stockholder Rights
Capitalization:	As discussed in "Description of Motorola Capital Stock" on pages 58-60, common Motorola's authorized capital stock consists of 4.2 billion shares of common stock and 500,000 shares of preferred stock.
The authorized capital stock of Blue Wave Systems consists of 50,000,000 shares of stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of May 31, 2001, 15,804,644 shares of Blue Wave Systems common stock are issued and outstanding and no shares of Blue Wave Systems preferred stock are issued and outstanding.
Voting Stock:	Each holder of Motorola common stock is entitled to one vote for each share held at all meetings of stockholders. Motorola's charter does not provide for cumulative voting.
Each holder of Blue Wave Systems common stock is entitled to one vote for each share held at all meetings of stockholders and written actions in lieu of meetings. Blue Wave Systems' charter does not provide for cumulative voting.
Number of Directors:
The Motorola by-laws provide that the Motorola board of directors shall consist of 16 directors or such other number that the Motorola board of directors may fix. The Motorola board currently consists of 13 directors.
The Blue Wave Systems by-laws provide that the Blue Wave Systems board of directors must be comprised of at least one director, but not more than fifteen. The Blue Wave Systems board currently consists of 5 directors.
Classification of Board of Directors:	Motorola does not have a classified board of directors.	Blue Wave Systems does not have a classified board of directors.
Quorum for Meeting of Directors:
	The Motorola by-laws provide that one-third of the number of directors fixed in accordance with the provisions of the Motorola by-laws shall constitute a quorum at all meetings of the board of directors.	The Blue Wave Systems by-laws provide that a majority of the Blue Wave Systems board of directors shall constitute a quorum at all meetings of the board of directors.

Election of Directors:	The Motorola by-laws provide that directors shall be elected by the affirmative vote of a plurality of the Motorola shares represented at the meeting and entitled to vote on the election of directors.
The Blue Wave Systems by-laws provide that directors shall be elected by the affirmative vote of a plurality of the Blue Wave Systems shares represented at the meeting and entitled to vote on the election of directors.
Removal of Directors:
The Motorola charter and the Motorola by-laws contain no specific provision regarding removal. Delaware law provides that in the absence of such a provision, directors of a corporation may be removed with or without cause by the holders of a majority of the shares entitled to vote in the election of directors.
The Blue Wave Systems charter provides that directors may be removed with or without cause, at any time, by the holders of a majority of the voting power of Blue Wave Systems capital stock entitled to vote in the election of directors.
Amendments to Charter:	Motorola's charter may be amended in any matter provided for by law.	Blue Wave Systems' charter may be amended in any manner provided for by law.
Filling Vacancies on the Board of Directors:	Motorola's by-laws provide that a vacancy on the board of directors, however occurring, may be filled by the board of directors for the unexpired portion of the term.
Blue Wave Systems' by-laws provide that, unless filled by the Blue Wave Systems stockholders, a vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled by a vote of a majority of directors then in office, although less than a quorum, or by a sole remaining director.
Amendments to By-Laws:
Motorola's by-laws authorize the board of directors to alter, amend or repeal Motorola's by-laws, and to adopt new by-laws. Delaware law provides that stockholders entitled to vote also have the power to adopt, amend or repeal the by-laws. Amendment of the Motorola by-laws by the Motorola stockholders requires the affirmative vote of holders of a majority of the shares of voting stock represented at the meeting and entitled to vote on that subject matter.
Blue Wave Systems' charter authorizes the board of directors to adopt, amend or repeal Blue Wave Systems' by-laws. The by-laws may be altered, amended or repealed by the vote of a majority of the issued and outstanding shares of capital stock of Blue Wave Systems.
Rights Plan:	As discussed in "Description of Motorola Capital Stock—Motorola Rights Plan" on pages 58-60, each Motorola share has attached to it one Right issued under the Motorola rights plan.	Blue Wave Systems has not adopted a rights plan.
Special Stockholder Meetings:	The Motorola by-laws provide that either the Motorola board of directors or its chairman may call a special meeting.	The Blue Wave Systems by-laws provide that the Blue Wave Systems board of directors may call a special meeting.

Stockholder Action by Written Consent:	Motorola's by-laws do not provide for stockholder action by written consent in lieu of a stockholder meeting.
Blue Wave Systems' by-laws provide for stockholder action by written consent in lieu of a stockholder meeting, provided that such written consent is signed by all of the holders of the outstanding stock entitled to vote.
Limitation of Personal Liability of Directors and Indemnification:

Motorola's charter provides that a director will not be personally liable to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except, if required by law, for liability:

  •  for any breach of the director's duty of loyalty to the corporation or its stockholders;

  •  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •  under Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; and

  •  for any transaction from which the director derived an improper personal benefit.

Motorola's charter provides a right to indemnification to directors and officers of Motorola to the fullest extent permitted by the Delaware General Corporation Law.

In addition, Motorola must indemnify any present or former director or officer of the corporation who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses (including attorneys' fees) actually and reasonably incurred. Motorola will indemnify in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by Motorola's board of directors.

Blue Wave Systems' charter provides that a director will not be personally liable to Blue Wave Systems or its stockholders for monetary damages for breach of fiduciary duty as a director, except if required by law. Blue Wave Systems' charter further provides that Blue Wave Systems will indemnify each person who was or is a party or is threatened to be made a party to any suit by reason of the fact that he or she is or was a director or officer of Blue Wave Systems or is or was serving at the request of Blue Wave Systems as a director, officer or trustee of another corporation against all expenses (including attorneys' fees), judgments, and amounts paid in settlements. These expenses incurred by the director or officer will be indemnified only if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Blue Wave Systems, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Blue Wave Systems will indemnify any officer or director who was or is a party to any suit by or in the right of Blue Wave Systems only if he or she acted in good faith and in a manner he reasonably believed to be in the best interests of Blue Wave Systems, except no indemnification will be made if the person is held to be liable to Blue Wave Systems, unless the Delaware court of chancery determines that despite such liability, he is fairly and reasonably entitled to indemnity. Blue Wave Systems' charter provides that if an indemnitee is successful, on the merits or otherwise, of a suit, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf and sets forth the conditions under which the officer or director shall be considered to have been wholly successful.

Dividends:
Motorola's charter provides that the board of directors may, by resolution, state the conditions upon which the holders of preferred stock shall be entitled to receive dividends. The common stockholders shall be entitled to dividends only if the board of directors declares dividends and as may be permitted by law.
Blue Wave Systems' by-laws provide that dividends upon the capital stock of Blue Wave Systems may be declared by the board of directors (but not any committee thereof) at any regular meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the charter.
Liquidation:
	Motorola's charter provides that the board of directors may, by resolution, state the right to which the preferred stockholders shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation. Holders of Motorola common stock have no preferential rights with respect to liquidation.	Blue Wave Systems' charter contains no provision regarding liquidation.
Conversion:
	Motorola's charter provides that the board of directors may, by resolution, state the terms upon which shares of preferred stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes of any other series, including the price, the rate of conversion and the terms of adjustment. Holders of Motorola common stock have no rights to convert their shares into any other securities.	Blue Wave Systems' charter contains no provision regarding conversion of shares.

EXPERTS

    The consolidated financial statements and schedule of Motorola, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 incorporated by reference herein, have been audited by KPMG LLP, independent certified public accountants. Such financial statements and schedule have been incorporated by reference herein in reliance upon the reports with respect thereto of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements incorporated by reference is this proxy statement/prospectus of Blue Wave Systems Inc. have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

LEGAL AND TAX MATTERS

    The validity of the Motorola shares to be issued in connection with the merger is being passed upon for Motorola by Michelle M. Warner, Esq., Senior Counsel, Motorola Corporate Law Department. As of May 31, 2001, Ms. Warner owned 1,374.3183 Motorola shares and held options to purchase an additional 35,200 Motorola shares (of which 5,076 were exercisable).

    Certain of the tax consequences of the merger will be passed upon at the effective time of the merger, as a condition to the merger, by KPMG LLP, tax advisor to Motorola, and by Hallett & Perrin, P.C., counsel to Blue Wave Systems. See "The Merger Agreement—Conditions to the Merger" on page 51.

SUBMISSION OF STOCKHOLDER PROPOSALS

    In the event that we do not complete the merger, there will be an annual meeting of the Blue Wave Systems stockholders in 2001. Stockholders who intend to present proposals at the 2001 annual meeting, and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to Blue Wave Systems Inc., 2410 Luna Road, Carrollton, Texas 75006, Attention: Secretary, and such notice must be received no later than June 16, 2001. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in Blue Wave Systems' proxy statement for its 2001 annual meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on current expectations of Motorola or Blue Wave Systems, as the case may be. All statements other than statements of historical facts included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities for existing products, benefits from new technology and plans and objectives of management for future operations of Motorola or Blue Wave Systems, as the case may be, are forward-looking statements. Although Motorola or Blue Wave Systems believes that the expectations of Motorola or Blue Wave Systems, as the case may be, reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Motorola and Blue Wave Systems, as the case may be, could differ materially. Important factors that could cause actual results to differ materially from the expectations of Motorola or Blue Wave Systems, as the case may be ("Cautionary Statements"), are disclosed under "Risk Factors Relating to the

Merger," "Reasons for the Merger," and elsewhere in this proxy statement/prospectus and in the SEC filings by Motorola and Blue Wave Systems listed on pages 67-68. These forward-looking statements represent the judgment of Motorola or Blue Wave Systems, as the case may be, as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Motorola or Blue Wave Systems or persons acting on behalf of Motorola or Blue Wave Systems are expressly qualified in their entirety by the Cautionary Statements. Motorola and Blue Wave Systems disclaim, however, any intent or obligation to update their respective forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

    Motorola and Blue Wave Systems file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Motorola and Blue Wave Systems file at the SEC's public reference rooms at the following locations:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, NY 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Motorola's and Blue Wave Systems' SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

    Motorola filed a registration statement on Form S-4 to register with the SEC the Motorola common stock to be issued to Blue Wave Systems stockholders in the merger. This proxy statement/prospectus is a part of the Motorola registration statement and constitutes both a prospectus of Motorola and a proxy statement of Blue Wave Systems for its special meeting.

    As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Motorola registration statement or the exhibits to the Motorola registration statement. You may obtain copies of the registration statement in the manner described above.

    The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in any document filed after the date of this proxy statement/prospectus by Motorola or Blue Wave Systems with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Blue Wave Systems special meeting. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

These documents contain important information about Motorola and Blue Wave Systems and their financial condition.

Motorola SEC Filings (File No. 1-07221)	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Report on Form 10-Q	Quarter Ended March 31, 2001
Current Report on Form 8-K	Dated April 3, 2001
Proxy Statement	Dated March 30, 2001

The description of Motorola's common stock contained in its Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.
The description of the Rights contained in its Registration Statement on Form 8-A dated November 5, 1998, including any amendment or report filed for the purpose of updating such description.
Blue Wave Systems SEC Filings (File No. 0-26858)	Period
Annual Report on Form 10-K	Year ended June 30, 2000
Quarterly Report on Form 10-Q	Quarter ended September 30, 2000
Quarterly Report on Form 10-Q	Quarter ended December 31, 2000
Quarterly Report on Form 10-Q	Quarter ended March 31, 2001
Current Reports on Form 8-K	Dated February 23, 2001 and April 25, 2001
Proxy Statement	Dated October 16, 2000

The description of Blue Wave Systems' common stock contained in its Registration Statement on Form 8-A dated September 25, 1995, together with all amendments and reports filed for the purpose of updating such description.

    Motorola and Blue Wave Systems also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting of Blue Wave Systems stockholders under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Motorola has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Motorola, and Blue Wave Systems has supplied all such information relating to Blue Wave Systems.

    If you are already a Motorola or Blue Wave Systems stockholder, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196 Tel: (800) 262-8509 Attn.: Investor Relations website: www.motorola.com/investor	Blue Wave Systems Inc. 2410 Luna Road Carrollton, Texas 75006 Tel: (972) 277-4600 Attn: Investor Relations website: www.bluews.com

    If you would like to request documents from us, please do so by June 18, 2001 to receive them before the Blue Wave Systems special meeting.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated June 1, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Motorola common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOTOROLA, INC.

EARTH ACQUISITION CORPORATION

AND

BLUE WAVE SYSTEMS INC.

DATED AS OF FEBRUARY 20, 2001

ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING		1
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effect of the Merger	2
ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION		2
2.1	Certificate of Incorporation	2
2.2	Bylaws	2
ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND PARENT		2
3.1	Directors of the Surviving Corporation	2
3.2	Officers of the Surviving Corporation	2
ARTICLE IV
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER		2
4.1	Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger	2
4.2	Payment for Shares in the Merger	5
4.3	Cash For Fractional Parent Shares	6
4.4	Transfer of Shares after the Effective Time	7
4.5	Investment of the Stock Merger Exchange Fund and Fractional Securities Fund	7
4.6	Lost Certificates	7
4.7	Further Assurances	7
4.8	Affiliates	7
ARTICLE V
REPRESENTATIONS AND WARRANTIES		7
5.1	Representations and Warranties of the Company	7
5.2	Representations and Warranties of Parent and Merger Sub	30
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS		33
6.1	Conduct of Business of the Company	33
6.2	No Solicitation	36
6.3	Company Stockholders Meeting	37
6.4	Registration Statement; Proxy Statment	38
6.5	Listing Application	38
6.6	Access to Information	38
6.7	Publicity	38
6.8	Indemnification of Directors and Officers	39
6.9	Affiliates	39
6.10	Representations and Warranties	39
6.11	Filings; Reasonable Best Efforts to Consummate Transactions	39
6.12	Tax-Free Reorganization Treatment	39
6.13	Termination of 401(k) Plan	40
6.14	Employee Benefits	40
6.15	Accountant's Comfort Letters	40
6.16	U.K. Matters	40
6.17	Bonuses	41

A–i

ARTICLE VII
CONDITIONS		41
7.1	Conditions to Each Party's Obligations	41
7.2	Additional Conditions to the Obligations of the Company	41
7.3	Additional Conditions to the Obligations of Parent	42
ARTICLE VIII
TERMINATION		43
8.1	Termination by Mutual Consent	43
8.2	Termination by either the Company or Parent	43
8.3	Termination by the Company	44
8.4	Termination by Parent	44
8.5	Effect of Termination; Termination Fee	45
ARTICLE IX
MISCELLANEOUS AND GENERAL		46
9.1	Payment of Expenses	46
9.2	Non-Survival of Representations and Warranties	46
9.3	Modification or Amendment	46
9.4	Waiver of Conditions	46
9.5	Counterparts	46
9.6	Governing Law	46
9.7	Notices	47
9.8	Entire Agreement; Assignment	48
9.9	Parties in Interest	48
9.10	Certain Definitions	48
9.11	Obligations of Subsidiary	51
9.12	Severability	51
9.13	Specific Performance	51
9.14	Trial by Jury	51
9.15	Captions	51

A–ii

GLOSSARY OF DEFINED TERMS

Acquisition Proposal	Section 6.2(f)(i)
Affiliate	Section 9.10(a)
Agreement	Introduction
Applicable Trading Days	Section 4.1(a)
Authorized Representatives	Section 6.6
Basis	Section 9.10(b)
Business Day	Section 9.10(c)
Cancelled Shares	Section 4.1(b)
CERCLA	Section 5.1(u)(v)
Certificate	Section 4.1(a)(ii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Introduction
Company Acquisition Transaction	Section 6.2(f)(ii)
Company Affiliates	Section 6.9
Company Affiliate Agreement	Section 6.9
Company Assets	Section 5.1(d)(i)
Company Disclosure Schedule	Section 5.1
Company Financial Advisor	Section 9.10(d)
Company Financial Advisor Opinion	Section 5.1(x)
Company Intellectual Property	Section 9.10(e)
Company Licenses	Section 5.1(m)(xi)
Company Records	Section 6.16(a)
Company SEC Reports	Section 5.1(f)(i)
Company Shares	Section 4.1(a)
Company Software	Section 9.10(f)
Company Stockholder Approval	Section 6.3
Company Stockholder Meeting	Section 6.3
Company Voting Debt	Section 5.1(b)(ii)
Consents	Section 7.2(e)
Control	Section 9.10(g)
Controlled Group	Section 9.10(h)
Converted Blue Wave Option	Section 4.1(e)(i)
Determination Date	Section 4.1(a)
DGCL	Section 1.1
Direct Contracts	Section 5.1(bb)(i)
Dormant Subsidiaries	Section 6.16(b)
Eagle Trust Options	Section 4.1(e)(iii)
Blue Wave Employee Option	Section 4.1(e)(i)
Effective Time	Section 1.3
Employee Benefit Plan	Section 9.10(i)
Employee Pension Benefit Plan	Section 9.10(j)
Employee Welfare Benefit Plan	Section 9.10(k)
Environmental Costs and Liabilities	Section 5.1(u)
Environmental Health and Safety Requirements	Section 9.10(l)
ERISA	Section 9.10(m)
Exchange Act	Section 9.10(n)

A–iii

Exchange Agent	Section 4.2(a)
Exchange Ratio.	Section 4.1(a)
Excluded Licenses	Section 9.10(o)
Filings	Section 7.2(e)
Fractional Securities Fund	Section 4.3
GAAP	Section 9.10(p)
Governmental Entity	Section 5.1(c)(iv)
Hazardous Material	Section 5.1(u)
HSR Act	Section 9.10(q)
Indemnified Party	Section 6.8
Intellectual Property	Section 9.10(r)
IRS	Section 9.10(s)
Knowledge	Section 9.10(t)
KPMG	Section 6.15(b)
Law	Section 9.10(u)
Liability	Section 9.10(v)
Lien	Section 9.10(w)
LSI Options	Section 4.1(e)(iii)
Material Adverse Effect.	Section 9.10(x)
Material Contracts	Section 5.1(n)
Material Subsidiaries	Section 5.1(e)(iii)
Maximum Premium	Section 6.8
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Introduction
Most Recent Fiscal Period End	Section 5.1(h)
Nasdaq	Section 5.1(c)(iv)
Non-Disclosure Agreement	Section 6.6
NYSE	Section 4.1(a)
Ordinary Course of Business	Section 9.10(y)
Outside Date	Section 8.2(a)
Parent	Introduction
Parent Common Stock	Section 5.2(b)
Parent Disclosure Schedule	Section 5.2
Parent Expenses	Section 8.5(b)
Parent Market Price	Section 4.1(a)
Parent Rights	Section 5.2(b)
Parent Rights Agreement	Section 5.2(b)
Parent SEC Reports	Section 5.2(d)(i)
Parent Shares	Section 4.1(a)
Parties	Introduction
Person	Section 9.10(z)
Prohibited Transaction	Section 9.10(aa)
Proprietary Rights Agreement	Section 5.1(s)(ii)
Prospects	Section 9.10(bb)
Proxy Statement	Section 6.4
RCRA	Section 5.1(u)(v)
Registered Intellectual Property	Section 9.10(cc)
Representative	Section 6.2(b)
Required Company Votes	Section 5.1(i)
Restraints	Section 7.1(c)
S-4 Registration Statement	Section 6.4

A–iv

SEC	Section 9.10(dd)
Securities Act	Section 9.10(ee)
Security Interest	Section 9.10(ff)
Software	Section 9.10(gg)
Stock Merger Exchange Fund	Section 4.2(a)
Stock Option Agreement	Recitals
Subcontracts	Section 5.1(bb)(i)
Subsidiary	Section 9.10(hh)
Superior Proposal	Section 6.2(f)(iii)
Surviving Corporation	Section 1.1
SWDA	Section 5.1(u)(v)
Takeover Statute	Section 5.1(c)(iii)
Tax	Section 5.1(k)
Tax Return	Section 9.10(ii)
Termination Fee	Section 8.5(b)
Termination Notice	Section 8.3(b)
Third Party	Section 6.2(b)
U.K. Pension Scheme	Section 9.10(jj)
U.K. Subsidiary	Section 5.1(t)(ii)(6)
Unregistered Intellectual Property	Section 9.10(kk)
Voting Agreement	Recitals
Voting Stockholder	Recitals
EXHIBITS
Stock Option Agreement	Exhibit A
Voting Agreement	Exhibit B
Company Affiliate Letter	Exhibit C
Blue Wave Systems Inc. Standard Form Contract of Employment	Exhibit D-1
Blue Wave Systems Limited Standard Form Contract of Employment	Exhibit D-2
Loughborough Sound Images Limited Form Contract of Employment	Exhibit D-3
Loughborough Sound Images Ltd. Form Statement of Employment	Exhibit D-4

A–v

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 20, 2001, by and among MOTOROLA, INC., a Delaware corporation ("Parent"), EARTH ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and BLUE WAVE SYSTEMS INC., a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties".

RECITALS

    WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Parties consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company (the "Merger") and, in furtherance thereof, have approved this Agreement, the Merger and the transactions contemplated by this Agreement and declared the Merger advisable;

    WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken in accordance with the requirements of the Delaware General Corporation Law and the bylaws of Merger Sub;

    WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate determined herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

    WHEREAS, in connection with and immediately prior to the execution and delivery of this Agreement, and as a condition to Parent's willingness to enter into this Agreement, (i) the Company and Parent are entering into a Stock Option Agreement, attached as Exhibit A hereto (the "Stock Option Agreement"); and (ii) certain holders (each a "Voting Stockholder") of Company Shares are entering into a stockholder voting agreement, attached as Exhibit B hereto (the "Voting Agreement").

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING

    1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

    1.2  Closing.  Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the first business day after all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived (subject to applicable law), or such other date, time or place as is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the "Closing Date").

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    1.3  Effective Time.  Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such subsequent date or time as the Parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    1.4  Effect of the Merger.  At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II
CERTIFICATE OF INCORPORATION AND
BY-LAWS OF THE SURVIVING CORPORATION

    2.1  Certificate of Incorporation.  At and after the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law, provided that such certificate of incorporation shall be amended to reflect Blue Wave Systems Inc. as the name of the Surviving Corporation.

    2.2  Bylaws.  At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

ARTICLE III
DIRECTORS AND OFFICERS OF
THE SURVIVING CORPORATION AND PARENT

    3.1  Directors of the Surviving Corporation.  The directors of the Surviving Corporation, as of the Effective Time, will be the directors of Merger Sub immediately prior to the Effective Time.

    3.2  Officers of the Surviving Corporation.  The officers of the Surviving Corporation, as of the Effective Time, will be the officers of Merger Sub immediately prior to the Effective Time.

ARTICLE IV
MERGER CONSIDERATION; CONVERSION OR
CANCELLATION OF SHARES IN THE MERGER

    4.1  Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.  At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

      (a) Effect on Capital Stock. (i) At the Effective Time, each share of common stock, $0.01 par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, as defined in Section 4.1(b) ), shall be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, $3.00 par value, of Parent (collectively, "Parent Shares")

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  (together with the associated Parent Rights and with any cash in lieu of fractional shares to be paid pursuant to Section 4.3, the "Merger Consideration") equal to the Exchange Ratio. The "Exchange Ratio" shall be determined as follows and shall be subject to adjustment pursuant to Section 8.3(b):

          (1) If the Parent Market Price is less than or equal to $25.38 the Exchange Ratio shall equal .3947; and

          (2) If the Parent Market Price is greater than $25.38, the Exchange Ratio shall equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $10.02, and the denominator of which is the Parent Market Price.

      For purposes of this Agreement, "Parent Market Price" shall mean the average daily closing price per share of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for the Applicable Trading Days, "Applicable Trading Days" shall mean the twenty (20) trading days ending on and including the Determination Date, and "Determination Date" shall mean the third NYSE trading day preceding the Closing Date.

        (ii) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all Company Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any Company Shares (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by law.

      (b) Cancellation of Parent Owned and Treasury Stock. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned subsidiary of Parent or by the Company as treasury stock (collectively, the "Cancelled Shares") shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Parent Shares, Parent Rights or other consideration shall be delivered in exchange therefor.

      (c) Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

      (d) Associated Rights. References in Article IV of this Agreement to Parent Shares shall include, unless the context requires otherwise, the associated Parent Rights.

      (e) Options; Stock Plans.

         (i) Prior to the Effective Time, the Company Board of Directors will adopt appropriate resolutions and take all other actions necessary to amend the Blue Wave Systems Inc. Stock Option Plan to provide that, as of the Effective Time, each option that is outstanding under the Blue Wave Systems Inc. Stock Option Plan (each, a "Blue Wave Employee Option") will be converted into an option to purchase Parent Shares (a "Converted Blue Wave Option"), if with respect to each outstanding option the holder of the option has, by the Effective Time, signed an agreement consenting to the terms of the conversion described in the following three sentences, and if Parent has received that signed agreement by the Effective Time. The number of Parent Shares subject to each Converted Blue Wave Option will be the number of Company Shares that were subject to the option before conversion, multiplied by the Exchange Ratio, and rounded down to the next whole number. The per-share exercise price of

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    each Converted Blue Wave Option will be the exercise price of the option before conversion, divided by the Exchange Ratio, and the expiration date of each Converted Blue Wave Option will be identical to the expiration date contained in the Blue Wave Employee Option prior to conversion. Each Converted Blue Wave Option will be fully vested from and after the Effective Time, and will be exercisable approximately ten (10) business days after the Effective Time, but will be subject to the terms regarding ability, time and conditions of exercise after termination due to death, disability, retirement, cause or other reasons; manner of exercise; the effect of a change in control; transferability; and other terms and conditions of the option as are generally applicable to options granted under the Motorola Omnibus Incentive Plan of 2000. The Company affirms that, because the plan amendment will not apply to an option that is not subject to an agreement consenting to the terms of conversion described above, any Blue Wave Employee Option regarding which the holder does not sign such an agreement will, in accordance with the terms of the Blue Wave Systems Inc. Stock Option Plan, terminate at the Effective Time and be of no further force and effect. The Company will prepare the necessary agreements consenting to the terms of the conversion described in this Section 4.1(e)(i) ; provided, however, such agreements shall be subject to Parent's approval. The Company will be responsible for seeing that the agreements consenting to the terms of the conversion are distributed and signed by Blue Wave Employee Option holders, and that copies of the signed agreements are received by Parent prior to the Effective Time.

        (ii) Prior to the Effective Time, the Company Board of Directors will adopt appropriate resolutions and take all other actions necessary (including obtaining the written consent of any option holder as contemplated by Section 7.3(i) hereof) to terminate the Blue Wave Systems Inc. Directors' Stock Option Plan effective at the Effective Time, so that all options under the Blue Wave Systems Inc. Directors' Stock Option Plan that are not exercised prior to the Effective Time will terminate effective at the Effective Time.

        (iii) Each option assumed by Mizar, Inc. from Loughborough Sound Images Limited in connection with the transactions contemplated by that certain share purchase agreement dated November 17, 1997 between Mizar, Inc. and Loughborough Sound Images Limited, as amended by that certain letter agreement dated March 24, 1998 (the "LSI Options"), and each option issued pursuant to the Trust Deed of the LSI Employee Share Trust (the "Eagle Trust Options") will be converted into an option to purchase Parent Shares, according to the terms described in the remainder of this Section 4.1(e)(iii). From and after the Effective Time, each LSI Option or Eagle Trust Option will entitle its holder to purchase a number of Parent Shares equal to the number of Company Shares that were subject to the option before conversion, multiplied by the Exchange Ratio and rounded down to the next whole number. The per-share exercise price of the LSI Option or Eagle Trust Option after conversion will equal the option's per-share exercise price before conversion, divided by the Exchange Ratio.

        (iv) Any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Affiliate will terminate as of the Effective Time, and no individual will have any rights under any such plan, program, agreement or arrangement.

      (f)  Reservation of Parent Shares. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of any Converted Blue Wave Options or LSI Options in accordance with Section 4.1(e). As soon as practicable after the Closing Date, to the extent required to effect registration of the Parent Shares subject to each Converted Blue Wave Option or LSI Option, Parent shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act on Form S-8 (or other successor form) with respect to the Parent Shares subject to such Converted Blue Wave Options or LSI Options and shall use its best efforts to maintain the effectiveness of such registration

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  statement for so long as such Converted Blue Wave Options or LSI Options remain outstanding. In addition, Parent will cause such shares to be listed on the NYSE.

      (g) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Shares or Parent Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, (i) the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event, and (ii) any references to the Parent Market Price relating to a party's termination rights hereunder shall also be approximately adjusted.

    4.2  Payment for Shares in the Merger.  The manner of making payment for Shares in the Merger shall be as follows:

      (a) Exchange Agent. On or prior to the Closing Date, Parent shall appoint a commercial bank or trust company having net capital of not less than $300,000,000 or a wholly-owned subsidiary thereof to act as exchange agent hereunder for the purposes of exchanging Certificates for Company Shares (the "Exchange Agent"). At or prior to the Effective Date, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the fractional Parent Shares required to be delivered pursuant to Sections 4.1 and 4.3 (the certificates representing the Parent Shares comprising the Merger Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any other purpose than as set forth herein.

      (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of outstanding Company Shares (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties and (ii) instructions for use in effecting the surrender of Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents as may be required by the Exchange Act, the holder of such Certificate shall be entitled to receive in exchange for each of the Company Shares represented by the Certificates held of record by such holder one (1) or more Parent Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 4.1(a) and (2) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional Parent Shares pursuant to Sections 4.1 and 4.3. No interest will be paid or will accrue on any cash payable pursuant to Sections 4.1 and 4.3. The Certificates so surrendered pursuant to this Section 4.2(b) shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration allocable to such Certificates.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions that are declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares that such holder would be entitled to receive by reason of the Merger upon surrender of such Certificate and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Sections 4.1 and 4.3 until such holder shall surrender such Certificate. Subject

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  to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder of Parent Shares issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Sections 4.1 and 4.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid prior to the time of such surrender with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Shares. Any dividends or other distributions that are payable with respect to Parent Shares deliverable upon surrender of unexchanged Certificates shall be deposited by Parent in the Stock Merger Exchange Fund.

      (d) Transfers of Ownership. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (e) No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Sections 4.1 and 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable abandoned property, escheat or similar law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

      (f)  Termination of Funds. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent or as otherwise directed by Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Merger Consideration for their Company Shares. Any such portion of the Stock Merger Exchange Fund and the Fractional Securities Fund remaining unclaimed by holders of Company Shares five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity having jurisdiction thereover) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

      (g) No Further Ownership Rights in Company Shares. All Parent Shares issued and cash paid upon conversion of Company Shares in accordance with the terms of this Article IV (including any cash paid pursuant to Sections 4.1 and 4.3) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Shares.

    4.3  Cash For Fractional Parent Shares.  No certificates or scrip or shares of Parent Shares representing fractional Parent Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional Parent Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, a cash

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payment (without interest) in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled multiplied by (ii) the closing price of a Parent Share on the NYSE Composite Transactions Tape on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

    4.4  Transfer of Shares after the Effective Time.  No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

    4.5  Investment of the Stock Merger Exchange Fund and Fractional Securities Fund.  The Exchange Agent shall invest any cash included in the Stock Merger Exchange Fund and the Fractional Securities Fund in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days; provided, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to Article IV and the other provisions of this Agreement. Any interest and other income resulting from such investments shall promptly be paid to Parent.

    4.6  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation (or Parent, as applicable), the posting by such Person of a bond in such reasonable amount as the Surviving Corporation (or Parent, as applicable) may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Company Shares formerly represented thereby and unpaid dividends and distributions on Parent Shares deliverable in respect thereof, pursuant to and in accordance with the terms of this Agreement.

    4.7  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    4.8  Affiliates.  Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing Parent Shares or cash shall be delivered to a Person who may be deemed a Company Affiliate in accordance with Section 6.9 hereof until such Person has executed and delivered a Company Affiliate Agreement to Parent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

    5.1  Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.1 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

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      (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 5.1(a) lists: (i) all sales offices and any other offices or facilities of the Company and each of its Subsidiaries; (ii) all states and other jurisdictions where the Company and each of its Subsidiaries is qualified to transact business as a foreign corporation; and (iii) the directors and officers of the Company and each of its Subsidiaries. True and complete copies of the charter and bylaws of the Company and each of its Subsidiaries (as amended to date) have been provided to Parent. Except as set forth on Schedule 5.1(a), the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and each of its Subsidiaries are correct and complete and accurate copies thereof have been provided to Parent. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

      (b) Capitalization; Title to Shares.

         (i) As of the date hereof, the entire authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.01 per share, of which 15,795,852 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding or reserved for issuance. As of the date hereof, the number of Company Shares outstanding on a fully-diluted basis, assuming the exercise of all outstanding and vested and unvested options, warrants and other rights to purchase securities, other than the Eagle Trust Options, is 16,787,301 shares. As of the date hereof, options (including Eagle Trust Options) to purchase an aggregate of 1,126,524 Company Shares were outstanding and the exercise price and vesting schedule for each such options is as set forth in Schedule 5.1(b)(i).

        (ii) As of the date hereof, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") are issued or outstanding.

        (iii) All issued and outstanding Company Shares: (A) have been duly authorized and validly issued; (B) are fully paid and nonassessable; and (C) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Other than as set forth on Schedule 5.1(b)(iii) there are no options, warrants, purchase rights, subscription rights, conversion or exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in, or contemplated by, this Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

        (iv) Except as disclosed on Schedule 5.1(b)(iv), there are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive rights with respect to, any of the Company Shares or any capital stock of, or other equity interests in, the Company. There are no outstanding contractual

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    obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

        (v) The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company.

      (c) Authority; No Conflicts.

         (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement and approval of the Merger by the requisite vote of the holders of Company Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the stockholders of the Company, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company Board of Directors has, at a meeting duly called and held, (A) unanimously approved this Agreement and the Merger, (B) determined that the Merger Consideration is fair to and in the best interests of the Company's stockholders, and (C) recommended that the stockholders of the Company adopt this Agreement.

        (ii) The execution, delivery and performance of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in a change in control event or any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets, or result in any adverse change in the rights or obligations of the Company, pursuant to: (A) any provision of the charter or bylaws of the Company or (B) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c)(iv) below, the terms, provisions or conditions of any loan or credit agreement, note, mortgage, bond, indenture, lease, compensation or benefit plan (or any grant or award made pursuant thereto) or other agreement, obligation, instrument, contract, permit, concession, franchise, license, judgment, order, writ, injunction, award, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company's Subsidiaries or any of their respective properties or assets.

        (iii) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Stockholders Agreement, or the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors of the Company. True and complete copies of all resolutions of the Board of Directors of the Company reflecting such actions have been previously provided to Parent. No other "fair price", "moratorium", "control share acquisition", "interested shareholder", "business combination" or other similar anti-takeover

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    statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of the DGCL, a "Takeover Statute") is applicable to the Merger.

        (iv) No consent, registration, permit, approval, order or authorization of, or registration, declaration, notice, report, or other filing with, any foreign, supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Exchange Act, (B) the DGCL with respect to the filing and recordation of appropriate merger or other documents, (C) rules and regulations of the Nasdaq National Market System ("Nasdaq"), and (D) antitrust or other competition laws of any applicable jurisdictions, including without limitation, requirements, if any, arising out of the HSR Act and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or impair or delay the ability of the Company to consummate the transactions contemplated hereby. Notwithstanding the foregoing, the Company will use its reasonable best efforts to obtain all the consents required to consummate the transactions contemplated hereby.

      (d) Title to Assets; Asset Sufficiency.

         (i) The Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on Schedule 5.1(d), free and clear of all Security Interests (the "Company Assets").

        (ii) The Company Assets comprise all of the rights, services, properties and assets (real, personal and mixed, tangible and intangible) that are used in or necessary for the continued conduct of the Company's business as now being conducted.

      (e) Subsidiaries.

         (i) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Subsidiary.

        (ii) Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Subsidiary.

        (iii) The Company has heretofore furnished or made available to Parent complete and correct copies of the certificate of incorporation and bylaws or the equivalent organizational documents of each of its Subsidiaries listed on Schedule 5.1(e) (the "Material Subsidiaries"), each as amended to the date hereof, as requested by Parent. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect and no other material organizational documents are applicable to or binding upon the Company or its Material Subsidiaries. No Material Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

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        (iv) The Company has heretofore furnished or made available to Parent a complete and correct list of the Subsidiaries of the Company, which list sets forth the percentage of total capital stock of or other equity interests in such Subsidiaries owned by the Company, directly or indirectly. No Subsidiary of the Company that is not a Material Subsidiary is, individually or when taken together with all other Subsidiaries of the Company that are not Material Subsidiaries, material to the business of the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 5.1(e), no entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its Subsidiaries, taken as a whole. No Subsidiary of the Company that is not a Material Subsidiary has any material liabilities.

      (f)  SEC Reports and Financial Statements.

         (i) Since January 1, 1998, the Company has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, including all exhibits thereto, the "Company SEC Reports"). The Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), did not, and any Company SEC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated (or incorporated by reference) therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included or to be included in, or incorporated by reference into, the Company SEC Reports present or will present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and will not be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report filed prior to the date hereof), complied in all respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (as in effect on the dates on which such Company SEC Reports were filed).

        (ii) Except as set forth in the Company SEC Reports filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2000 (none of which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), the Company does not have any undisclosed liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company or which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (iii) The Company has delivered to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to all agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

      (g) S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in

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  order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, and at the time of the mailing of the Proxy Statement, at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.1(g), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the S-4 Registration Statement or the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

      (h) Events Subsequent to Most Recent Fiscal Period End. Since June 30, 2000 (the "Most Recent Fiscal Period End") to the date hereof, there has not been any Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing, except as set forth in Schedule 5.1(h) and except as otherwise contemplated under this Agreement, since the Most Recent Fiscal Period End:

         (i) neither the Company nor any of its Subsidiaries has sold, leased, transferred, assigned or otherwise disposed of any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

        (ii) neither the Company nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) either involving more than $250,000 or outside the Ordinary Course of Business;

        (iii) no Person (including the Company and each of its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 to which the Company or any of its Subsidiaries is a party or by which it is bound;

        (iv) neither the Company nor any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

        (v) neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

        (vi) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

       (vii) neither the Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 individually or $250,000 in the aggregate;

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       (viii) neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

        (ix) neither the Company nor any of its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

        (x) neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

        (xi) there has been no change made or authorized in the charter or bylaws or other organizational documents of the Company or any of its Subsidiaries;

       (xii) neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

       (xiii) neither the Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

       (xiv) neither the Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $250,000;

       (xv) neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, employees, or any Affiliate thereof outside the Ordinary Course of Business;

       (xvi) neither the Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

      (xvii) neither the Company nor any of its Subsidiaries has granted or agreed to make any increase in the base compensation or remuneration payable or to become payable by the Company or any of its Subsidiaries to any of its or their directors, officers, and employees outside the Ordinary Course of Business;

      (xviii) neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance (including early retirement and redundancy), or other plan, contract, or commitment for the benefit of any of its or their directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan or any other arrangement for providing benefits to any employee or employees of a Subsidiary);

       (xix) neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its or their directors, officers, and employees outside the Ordinary Course of Business;

       (xx) neither the Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

       (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries;

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      (xxii) the Company has not made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein other than changes required by changes in GAAP;

      (xxiii) the Company has not (nor has any Subsidiary) suffered any dispute involving any employee or former employee that may reasonably be expected to result in a Material Adverse Effect to the Company;

      (xxiv) the Company has not (nor has any Subsidiary) received any notice of violation of any law, rule or regulation, of any Governmental Entity, nor received any claim for damages arising out of actual or alleged negligence or other tort, or breach of contract (whether or not fully covered by insurance); and

      (xxv) neither the Company nor any of its Subsidiaries has committed or agreed, in writing or otherwise, to any of the forgoing.

      (i)  Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Shares (the "Required Company Votes") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      (j)  Legal Compliance. Each of the Company, its Subsidiaries, and their respective predecessors and Affiliates has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, provincial and foreign governments (and all agencies thereof including, without limitation, any related to exporting or importing goods), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. None of the Company, its Subsidiaries, or to the Company's Knowledge, any other Person, has made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

      (k) Tax Matters.

         (i) The term "Tax" means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, Social Security or National Insurance Contribution, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax or customs duties, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Taxing authority (domestic or foreign). For purposes of the definition of Tax, any interest, penalties, additions to tax or additional amounts that relate to taxes for any period, or a portion of any period, ended on or before the Closing Date shall include any interest, penalties, additions to tax, or additional amounts relating to taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

        (ii) For purposes of this Section 5.1(k), the "Company" shall be deemed to include any Subsidiary of the Company, any predecessor of the Company, or any person or entity from which the Company incurs a liability for Taxes as a result of transferee liability, joint and several liability, contract, or otherwise.

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        (iii) Except as set forth on Schedule 5.1(k)(iii), the Company has timely filed true, correct and complete Tax Returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such Tax Returns, reports or estimates were due. Except for matters which, in the aggregate, would not cause a Material Adverse Effect to the Company, the Company has timely filed true, correct and complete Tax Returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes, as due and payable in respect of such returns, reports and estimates have been paid, and there is no current Liability for any Taxes due in connection with any such returns. All Taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor. There are no unpaid assessments for additional Taxes for any period and there is no Basis therefor. All charges, accruals, and reserves for Taxes provided for on the financial statements in the Company SEC Reports are adequate. All federal, state and foreign Tax Returns filed by the Company for the past five years have been provided to Parent.

        (iv) The Company is not a party of any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

        (v) The Company has (A) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies; (B) paid all employer contributions and premiums; and (C) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code as in effect for the applicable year and other applicable federal, state, local or foreign laws.

        (vi) The federal income Tax Returns of the Company have been examined by the IRS, or have been closed by the applicable statute of limitations, for all periods through June 30, 1996; the state Tax Returns of the Company have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through June 30, 1996; the foreign Tax Returns of the Company have been examined by the relevant agencies or such returns have been closed by the applicable statute of limitations for all periods through (A) June 30, 1997 for the United Kingdom, (B) June 30, 1998 for its operations in Germany and (C) June 30, 2000 for its operations in France. No deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by federal, state, local or foreign Taxing authority.

       (vii) The Company has not executed or filed with any Taxing authority (whether federal, state, local or foreign) any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes is currently in force.

       (viii) Except as set forth on Schedule 5.1(k)(viii), no federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company and no additional issues are being asserted against the Company in connection with any existing audits of the Company.

        (ix) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

        (x) The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or

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    change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any Taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

        (xi) Except as set forth on Schedule 5.1(k)(xi), the Company is not and never has been a party to any tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

       (xii) The Company has not consented to the application of Code section 341(f).

       (xiii) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code section 280G.

       (xiv) No asset of the Company is tax-exempt use property under Code section 168(h).

       (xv) No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code section 103(a).

       (xvi) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Code section 168(f)(8).

      (xvii) Except as disclosed on Schedule 5.1(k)(xvii), in the past five years, the Company has not been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code section 368, distributed a corporation in a transaction that is reported to qualify under Code section 355, or been distributed in a transaction that is reported to qualify under Code section 355.

      (l)  Real Property.

         (i) Except as disclosed on Schedule 5.1(l)(i), the Company does not own, and has never owned, any real property, and it has no outstanding options or rights of first refusal to purchase any real property, or any portion thereof or interest therein.

        (ii) Schedule 5.1(l)(ii) lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Parent correct and complete copies of the leases and subleases listed on Schedule 5.1(l)(ii) (as amended to date). With respect to each lease and sublease listed on Schedule 5.1(l)(ii):

          (1) the lease or sublease, as modified or amended, is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the Merger; subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies and subject further to receipt of the consent of the landlords of such premises as listed on Schedule 5.1(l)(ii); the landlord of any premises leased or subleased to the Company will not be entitled to recapture such leased or subleased space upon the Merger;

          (2) to the Knowledge of the Company, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

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          (3) to the Knowledge of the Company, no party to the lease or sublease has repudiated any provision thereof;

          (4) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (5) with respect to each sublease, the representations and warranties set forth in subsections (1) through (4) above are true and correct with respect to the underlying lease;

          (6) the Company has not subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (7) with respect to the Company's leased facilities located at 2410 Luna Road, Suite 132, Carrollton, Texas and the U.K. Subsidiary's leased facilities located at Loughborough Park, Ashby Road, Loughborough, Leicestershire, England, the monthly rent and all other charges due under such leases are current and will have been paid in full through Closing;

          (8) to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

          (9) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

          (10) there are no parties (other than the Company) in possession of such leased property, other than tenants under any leases disclosed on Schedule 5.1(l)(ii) who are in possession of space to which they are entitled; and

          (11) the Company has received no notice of any pending condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof, and to the Knowledge of the Company, none are threatened.

      (m) Intellectual Property.

         (i) Schedule 5.1(m)(i) contains a complete list and description (showing in each case the registered or other owner, registration, application or issue date and number, if any) of all Registered Intellectual Property.

        (ii) Schedule 5.1(m)(ii) contains a list of all Company Intellectual Property.

        (iii) Except as set forth on Schedule 5.1(m)(iii), the Company or any of its Subsidiaries (A) owns all rights, title, and interest in all Company Intellectual Property free and clear of any encumbrance, including ownership of pending and accrued causes of action for patent, trademark, or copyright infringement, misappropriation, and unfair business practice and has the sole and exclusive right to bring actions for infringement and misappropriation of such Company Intellectual Property, and (B) owns free and clear of any encumbrances or otherwise has the right to all Intellectual Property necessary to conduct the business of the Company or any of its Subsidiaries as it is currently conducted, including its design, development, manufacture, and sale of its products, services and Company Software (including those products, services and Company Software currently under development).

        (iv) Each item of Registered Intellectual Property is valid and subsisting; all necessary registration, maintenance or annuity, and renewal fees in connection with such item of Registered Intellectual Property have been made; all necessary documents and certificates in

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    connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property; and all patent, trademark, service mark and copyright applications set forth on Schedule 5.1(m)(i) have been duly filed.

        (v) All employees, agents, consultants, contractors, or other Persons who have contributed to or participated in the creation or development of any Company Intellectual Property, including Company Software: (A) made such contribution pursuant to and within the scope of employment with the Company or any of its Subsidiaries as an employee or otherwise as a party to a "work-for-hire" agreement under which the Company or any of its Subsidiaries is deemed to be the owner and/or author, as applicable, of all right, title, and interest therein; or (B) have executed a written assignment or other agreement to assign in favor of the Company or any of its Subsidiaries legally transferring to the Company or any of its Subsidiaries all right, title and interest in such Company Intellectual Property and ownership of all pending and accrued causes of action relating thereto.

        (vi) Except as set forth on Schedule 5.1(m)(vi), all employees and non-employees (including interns, trainees, independent contractors to the Company or any of its Subsidiaries, vendors, customers, joint-venturers, and other potential claimants) who have had access to any Company Intellectual Property, including Company Software, have executed a development and confidentiality agreement substantially in the form attached hereto as Exhibit D-1, D-2, D-3 or D-4, prior to receipt of the Company confidential/proprietary information.

       (vii) Schedule 5.1(m)(vii) contains a list of the Company Software. Except as set forth on Schedule 5.1(m)(vii): (A) the Company and its Subsidiaries have developed the Company Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (B) the Company and its Subsidiaries have complete and exclusive right, title and interest in and to the Company Software; (C) no third party has any interest in, or right to compensation from the Company or any of its Subsidiaries by reason of, the use, exploitation, or sale of the Company Software; (D) none of the Company Software contains any source code or portions of source code (including any "canned program" or "free-ware") created by any party other than the authors of the Company Software on behalf of the Company or any of its Subsidiaries; (E) the Company Software is not subject by agreement to any transfer, assignment, site, equipment, or other operational limitation, and no situation, matter, or agreement exists that would prevent the Company or any of its Subsidiaries or the Surviving Corporation from making any change to the Company Software or combining it with other software in a lawful manner; (F) the Company and its Subsidiaries have maintained and protected the Company Software with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (G) the Company Software has been registered or is eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain; (H) the Company and its Subsidiaries have copies of all releases or separate versions of the Company Software so that the same may be subject to registration in the United States Copyright Office; (I) to the Knowledge of the Company and its Subsidiaries without further inquiry, the Company Software does not infringe any copyright or other Intellectual Property rights of any other Person; (J) any Company Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use

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    thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company or any of its Subsidiaries; (K) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Company Software by any other Person; (L) neither the Company nor any of its Subsidiaries has any source code for the Company Software or other Company Intellectual Property in escrow; and (M) neither the Company nor any of its Subsidiaries has received notice of, and neither the Company nor any of its Subsidiaries has Knowledge of, any complaint, assertion, threat, or allegation inconsistent with the preceding statements in this paragraph.

       (viii) No claims of any kind have been made by the Company or any of its Subsidiaries against any third party that, and neither the Company nor any of its Subsidiaries has Knowledge that, any third party infringes, or has previously infringed, misappropriates, or has previously misappropriated any Company Intellectual Property.

        (ix) Except as set forth on Schedule 5.1(m)(ix), no claims of any kind have been made or asserted by any party against the Company or any of its Subsidiaries, or against, or to, the employees, agents or contractors, customers, vendors, suppliers, or distributors claiming or alleging that the Company or any of its products (including products currently under development), services, or methods of operation infringe, have infringed, contribute to the infringement or induce the infringement of, misappropriate the Intellectual Property of any third party, violate the right of any Person (including rights of privacy or publicity), or constitute unfair competition, nor is the Company or any of its Subsidiaries aware of or on notice of any such infringement, misappropriation or violation. To the Company's Knowledge, (A) neither the Company nor any of its Subsidiaries has infringed any Intellectual Property right of any third party or breached any obligation of confidentiality owed to a third party, and (B) the continued operation of the Company's business consistent with past practices will not infringe any Intellectual Property rights of a third party.

        (x) No Company Intellectual Property or product or service of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by the Company or any of its Subsidiaries.

        (xi) Schedule 5.1(m)(xi) contains a list (showing in each case the parties thereto and the material terms thereof) of all contracts, licenses, assignments, software escrows, and other agreements to which the Company or any of its Subsidiaries is a party relating to any Intellectual Property licensed or assigned to the Company or any of its Subsidiaries (collectively the "Company Licenses") other than Excluded Licenses. The Company Licenses listed on Schedule 5.1(m)(xi) represent all contracts, licenses, software escrows, and other agreements to which the Company is a party relating to any Intellectual Property licensed or assigned to the Company, except for the Excluded Licenses. Except as set forth on Schedule 5.1(m)(xi): (A) the Company Licenses listed on Schedule 5.1(m)(xi) are in full force and effect; (B) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the Company Licenses listed on Schedule 5.1(m)(xi); (C) the Company and its Subsidiaries are in compliance with and have not breached any term of, the Company Licenses listed on Schedule 5.1(m)(xi); and (D) all other parties to the Company Licenses listed on Schedule 5.1(m)(xi) are in compliance with, and have not breached any term of such Company Licenses. Except as disclosed on Schedule 5.1(m)(xi), following the Closing Date, the Surviving Corporation will be permitted to exercise all of its rights under the Company Licenses listed on Schedule 5.1(m)(xi) without the payment of any additional amounts or consideration other

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    than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

       (xii) Except as set forth on Schedule 5.1(m)(xii) and other than end-user licenses, neither the Company nor any of its Subsidiaries has: (A) licensed, or otherwise authorized any third party reseller, or original equipment manufacturer (OEM) to make, have made, use or sell, copy, distribute, modify, reverse engineer, decompile, prepare derivatives of, or disclose, any Company Intellectual Property including the Company Software; (B) conveyed, disclosed, or licensed to any third party any proprietary or trade secret information as "trade secret" is defined in the Uniform Trade Secrets Act, under circumstances that could reasonably be expected to cause a Material Adverse Effect on the Company; and (C) by any of its acts or omissions (or by acts or omissions of its directors, officers, employees, or agents) caused any proprietary rights in the Company Intellectual Property, including the Company Software, to be diminished, or adversely affected to any material extent.

       (xiii) Schedule 5.1(m)(xiii) lists all contracts, licenses, software escrows, and other agreements between the Company or any of its Subsidiaries and any other Person wherein or whereby the Company or any of its Subsidiaries has agreed to assume, or assumed, any obligation or duty to indemnify, hold harmless or otherwise assume or incur any obligation or Liability with respect to the infringement by the Company or any of its Subsidiaries or such other Person of the Intellectual Property rights of any other Person; provided, however, that the foregoing only applies to agreements for which the Company's or any of its Subsidiaries' obligations are continuing as of the date of this Agreement and where compliance with such obligations could reasonably be expected cause a Material Adverse Effect on the Company.

       (xiv) Except as set forth in Schedule 5.1(m)(xiv), there are no contracts, licenses, software escrows, and other agreements between the Company or any of its Subsidiaries and any other Person with respect to the Company Intellectual Property with respect to which the Company has received notice of any dispute that could reasonably be considered to be a material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

       (xv) No government funding or university or college facilities were used in the development of any Company Intellectual Property in a manner that would give such government or university or college any interest in the Company Intellectual Property.

       (xvi) To the Knowledge of the Company, (A) no product, service, or publication of the Company or any of its Subsidiaries, (B) no material published or distributed by the Company or any of its Subsidiaries, and (C) no conduct or statement of the Company or any of its Subsidiaries, constitutes obscene material, a defamatory statement or material, or violates any rights, including rights of publicity or privacy, of any Person.

        (n) Contracts. Schedule 5.1(n) lists the following currently effective contracts and other agreements to which the Company or any of its Subsidiaries is a party (collectively, the "Material Contracts"):

         (i) any agreement relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the Ordinary Course of Business), and the respective principal amounts outstanding thereunder as of the date of this Agreement, or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business);

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        (ii) any agreement that contains restrictions with respect to payment of dividends or any other distribution in respect of the equity of the Company or any of its Subsidiaries;

        (iii) any letters of credit or similar arrangements relating to the Company or any of its Subsidiaries;

        (iv) any agreement concerning a partnership or joint venture;

        (v) any employment agreements with any employee of the Company or any of its Subsidiaries or other Person on a consulting basis;

        (vi) any management, consulting or advisory agreements, or severance (including early retirement and redundancy) plans or arrangements for any present or former employee of the Company or any of its Subsidiaries;

       (vii) any non-disclosure agreements and non-compete agreements or other agreements containing confidentiality provisions or restrictive covenants binding a present or former employee of the Company or any of its Subsidiaries;

       (viii) any agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates (A) any real property, or (B) any personal property providing for payments in excess of $20,000 annually;

        (ix) any agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

        (x) any agreement relating to the acquisition or divestiture of the capital stock or other equity securities, assets or business of any Person involving the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any Liability, contingent or otherwise;

        (xi) any powers of attorney granted by or on behalf of the Company or any of its Subsidiaries;

       (xii) any agreement, other than agreements entered into in the Ordinary Course of Business, which prevents the Company or any of its Subsidiaries from disclosing confidential information or which prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world;

       (xiii) any sales or distribution agreements, franchise agreements and advertising agreements relating to the Company or any of its Subsidiaries;

       (xiv) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its Subsidiaries;

       (xv) any agreement with any of the stockholders of the Company or Affiliates;

       (xvi) any agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

      (xvii) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to defend, indemnify or hold harmless any other Person;

      (xviii) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to settle any Liability for Taxes;

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       (xix) any agreement pursuant to which the Company or any of its Subsidiaries has agreed to shift or allocate the Liability of the Company or any of its Subsidiaries or any other Person for Taxes;

       (xx) any agreement where the Company or any of its Subsidiaries has entered into an escrow agreement for Company Software, specifically designated as such on Schedule 5.1(n);

       (xxi) any other agreement involving in excess of $500,000 or which is otherwise required to be filed as an exhibit to the Company SEC Reports; and

      (xxii) any agreement with any federal government office or agency, any general service administration (GSA) agreement, or any agreement with any state or local government agency funded in any part by federal funds, in each case specifically designated as such on Schedule 5.1(n).

    The Company has delivered to Parent a correct and complete copy of each written agreement listed in Schedule 5.1(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5.1(n). With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the Merger, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) neither the Company nor any of its Subsidiaries is and no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iii) neither the Company nor any of its Subsidiaries has and no other party has repudiated any provision of the agreement; and (iv) neither the Company nor any of its Subsidiaries has or currently is making any payments, including payment of liquidated damages, under any such agreements for failure to perform thereunder.

      (o)  Insurance.  Schedule 5.1(o) sets forth the following information with respect to each insurance policy and/or self-insurance plan, including, without limitation, property, casualty, employers liability insurance, workers compensation insurance programs and surety, to which the Company and each of its Subsidiaries has been a party, a named insured, established claim reserves, qualified as a "self-insurer," joined a state fund or risk sharing pool or is otherwise the beneficiary of coverage at any time:

         (i) the name, address, and telephone number of each broker, agent or other representative providing policies and/or services;

        (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

        (iii) the policy number, the period of coverage and type, i.e. occurrence, claims made or other basis; and

        (iv) the amount/policy limits for each policy or program.

        (v) With respect to each such insurance policy and self-insurance plan described in Schedule 5.1(o): (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger; (C) neither the Company nor any of its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) none of the Company,

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    any of its Subsidiaries, or any other party to the policy has repudiated any provision thereof. The Company and each of its Subsidiaries are and at all times prior hereto have been covered by insurance in scope and amount customary and reasonable for the businesses in which they are or have been engaged. To the Knowledge of the Company, no litigation is being handled by an insurer of the Company which has a significant settlement or judgment value that may not be covered by insurance.

      (p)  Litigation.  There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties or assets, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (q)  Software Products.

         (i) The Company and its Subsidiaries are in conformity with all applicable contractual commitments and all express and implied warranties with regard to all the Company Software and any other software products that the Company or any of its Subsidiaries has sold or licensed and all warranty/maintenance service that the Company or any of its Subsidiaries has agreed to provide.

        (ii) No claim has been made or asserted by any third party against the Company or any of its Subsidiaries or against any customer of the Company or any of its Subsidiaries related to any breach of any such commitment or warranty or other than claims that would be the subject of routine warranty/maintenance items with respect to the Company Software or any other software products that the Company or any of its Subsidiaries has sold or licensed.

        (iii) Except as set forth on Schedule 5.1(q)(iii), there are no material defects in the Company Software or any other software products that the Company or any of its Subsidiaries has sold or licensed, and there are no errors in any accompanying design documentation provided to a licensee or customer, which defects or errors would in any material respect affect such licensee's or customer's use of such software or the functioning of such software in accordance with the published specifications for such software, other than defects or errors that would be the subject of routine warranty/maintenance items.

        (iv) The Company Software and any other software products that the Company or any of its Subsidiaries has sold or licensed have all the material features described in the user manuals made available to the Company's or any of its Subsidiaries' customers, other than routine warranty/maintenance items.

        (v) The Company Software and any other software products that the Company or any of its Subsidiaries have sold or licensed do not intentionally contain any back door, time bomb, Trojan horse, worm, drop-dead device, virus (as these terms are commonly used in the computer software industry), or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of functions.

      (r)  Product Liability.  Neither the Company nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the license, possession, or use of any product of the Company or any of its Subsidiaries.

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      (s)  Employees; Independent Contractors.

         (i) To the Knowledge of the Company, no employee identified on Schedule 5.1(s)(i), or group of employees, has any plans to terminate employment with the Company or any of its Subsidiaries. Except as set forth on Schedule 5.1(s)(i), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice or violated any applicable laws, including foreign laws, relating to employment or employment practices or termination of employment, including those relating to prices, wages and hours, discrimination in employment, collective bargaining and the payment of social security and taxes and is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. Except as set forth on Schedule 5.1(s)(i), there is not currently and there has not been within the previous three (3) years, any claim against the Company or any of its Subsidiaries based on actual or alleged wrongful termination or any claim of unlawful dismissal or unfair dismissal or any claim on the basis of race, age, sex, disability or other harassment or discrimination, nor any reasonable Basis for any such claim. No organizational effort has been or is presently being made or threatened by or on behalf of any labor union (which includes any application or request for recognition) with respect to any employees of the Company or any of its Subsidiaries.

        (ii) Schedule 5.1(s)(ii) contains a complete and accurate list of the following information for each employee and independent contractor of the Company and each of its Subsidiaries, including each employee on leave of absence or layoff status: name; job title; current compensation or remuneration paid or payable and any change in compensation or remuneration since December 1, 2000; employer (if other than the Company); vacation accrued; and initial service dates, being in the case of employees in the United Kingdom the date of commencement of continuous employment. To the Company's Knowledge, no current or former employee or current or former officer or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement (which includes any agreement containing any confidentiality provisions or restrictive covenants), between such employee or officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (A) the performance of his or her duties as an employee or officer or director of the Company or its Subsidiaries, (B) the ability of the Company or its Subsidiaries to conduct its business, or (C) the ability of the Company or its Subsidiaries to enforce or enjoy the benefits of any Proprietary Rights Agreement between the Company or its Subsidiaries and any employee or director.

        (iii) The Company and each of its Subsidiaries has timely filed for all years prior to the year in which the Closing occurs, all Forms 1099 (including corrected or amended forms) and any comparable form required to be filed under the applicable law of any state or foreign jurisdiction, for all workers which the Company or any of its Subsidiaries have classified and treated as independent contractors.

        (iv) Except as set forth on Schedule 5.1(s)(iv), neither the Company nor any of its Subsidiaries has made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors, interns or other Persons for their work on behalf of such entity.

        (v) Schedule 5.1(s)(v) contains a list of all employment, consulting and severance (including early retirement and redundancy) agreements or arrangements to which the

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    Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. The Company has delivered to Parent a correct and complete copy of each written agreement listed in Schedule 5.1(s)(v) (as amended to date).

      (t)  Employee Benefits.

         (i) Schedule 5.1(t)(i) and Schedule 5.1(t)(ii) list each Employee Benefit Plan.

          (1) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation with the applicable requirements of ERISA, the Code, and other applicable laws, rules and regulations, and no event has occurred which will or could cause any Employee Benefit Plan to fail to comply with such requirements.

          (2) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC 1s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code § 4980B have been met with respect to each Employee Benefit Plan that is subject to them.

          (3) All contributions (including all employer contributions and employee salary reduction contributions or other contributions) which are due have been paid to each Employee Benefit Plan, and all contributions for any period ending on or before the Effective Time which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Controlled Group. All required premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each Employee Benefit Plan.

          (4) Each Employee Benefit Plan that is an Employee Pension Benefit Plan and is intended to be "qualified" under Code § 401(a) has received a current favorable determination letter from the Internal Revenue Service, and the Company has no Knowledge of any fact, situation, circumstance, condition or occurrence that would or could adversely affect the qualified status of any such Employee Benefit Plan.

          (5) Each Employee Benefit Plan that is an Employee Pension Benefit Plan is a defined contribution plan.

          (6) The Company has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, summaries of material modification that have not yet been incorporated into the summary plan descriptions, award agreements, summaries of outstanding awards, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports, the most recent plan financial statements, a report of current premium costs, with the employer- and employee-paid portions identified, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan, together with any correspondence from any government authority regarding the Employee Benefit Plan.

        (ii) With respect to each Employee Benefit Plan:

          (1) The Employee Benefit Plan is not a defined benefit plan, subject to Title IV of ERISA or a Multiemployer Plan.

          (2) There have been no Prohibited Transactions with respect to the Employee Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Employee Benefit Plan. No claim, action, suit, proceeding, hearing, investigation,

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      charge, complaint, claim, or demand with respect to the administration or the investment of the assets of the Employee Benefit Plan is pending or threatened. The Company has no Knowledge of any Basis for any such claim, action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand. No excise tax is owed on the $26,990 and $134,067 in 401(k) contributions that were reported to the IRS as transmitted to the Company 401(k) Plan in 1997 and 1998, respectively, more than thirty-one days after withholding from the paychecks to which they related.

          (3) There is no pending or threatened claim against or under any Employee Benefit Plan, other than claims for benefits in the Ordinary Course of Business.

          (4) Neither the Company nor any member of the Controlled Group maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code § 4980B or health care continuation provisions of applicable state law).

          (5) The transactions contemplated by this Agreement will not entitle any employee of the Controlled Group to any type of payment under any such Employee Benefit Plan, or to any payment that would be an "excess parachute payment" under Code § 280G.

          (6) Schedule 5.1(t)(ii) sets out all benefits provided to all directors and employees of Blue Wave Systems Limited (the "U.K. Subsidiary").

          (7) Other than bonuses issued pursuant to the bonus plans set forth on Schedule 5.1(t)(ii), there are no schemes (whether contractual or discretionary) in operation by or in relation to the U.K. Subsidiary under which any director or employee of the U.K. Subsidiary or former director or employee of the U.K. Subsidiary is entitled to any profit related pay, bonus, profit share, commission or other incentive scheme.

          (8) Except as set forth on Schedule 5.1(t)(ii), the U.K. Subsidiary is not bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment) to or for the benefit of any director or employee of the U.K. Subsidiary.

          (9) All payments which the U.K. Subsidiary is obliged to make whether to any employees or to a third party in respect of the provision of any employee benefit to any such employee have been paid.

         (10) Except as set forth on Schedule 5.1(t)(ii), the Company has delivered to Parent complete copies of all documentation relating to any plan or arrangements under which benefits are provided to employees of the U.K. Subsidiary including all insurance arrangements, trust agreements and details of premium costs.

         (11) There is no pending or threatened claim against the U.K. Subsidiary in respect of the provision of or failing to provide any employee or director or former employee or director of the U.K. Subsidiary with any employee benefit. The U.K. Subsidiary does not provide or contribute to the provision of any benefit (including private health and life assurance cover) to any former employee or director of the U.K. Subsidiary.

         (12) Except pursuant to the U.K. Pension Scheme, the Company and the U.K. Subsidiary have not prior to the date of this Agreement paid, provided or contributed towards, and neither the Company nor the U.K. Subsidiary have proposed nor are under any obligation, liability or commitment, whether established by trust, contract, board resolution, service agreement, ex-gratia arrangement or otherwise, and whether or not

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      legally enforceable to pay, provide or contribute towards, any retirement, death or disability benefit or otherwise to provide "relevant benefits' within the meaning of Section 612 Income and Corporation Taxes Act 1988 for or in respect of any present or past employee or officer (or any spouse, child or dependent of either of them) of the U.K. Subsidiary, of any predecessor in business of the U.K. Subsidiary or of any Affiliate or either, and no such pension or payment is now being made voluntarily, and no ex-gratia payments in respect of any pension have been or are proposed to be made by the U.K. Subsidiary or the Company or any Affiliate to any such Persons.

         (13) The Company has disclosed to Parent full details of the individuals of the U.K. Subsidiary who are members of the U.K. Pension Scheme and the current rates of contribution required to be paid by the U.K. Subsidiary to the U.K. Pension Scheme and such details are true, accurate and complete.

         (14) All contributions and expenses which have become due, including professional fees, in respect of the U.K. Pension Scheme have been paid.

         (15) No claim has been made or threatened against the U.K. Subsidiary or any Affiliate in respect of any act, event, omission or other matter arising out of or in connection with the U.K. Pension Scheme, and after making due and careful inquiries the Company is not aware of any circumstances which might give rise to any such claim. No indemnities have been given to any person in connection with the U.K. Pension Scheme under which the U.K. Subsidiary or any Affiliate might be liable.

         (16) The U.K. Pension Scheme provides only money purchase benefits (as defined in the Occupational Pension Schemes (Disclosure of Information) Regulations 1996) for its beneficiaries, and neither the Company, the U.K. Subsidiary nor any Affiliate has given any promise or assurance (oral or written) to any beneficiary that his or her benefits under the U.K. Pension Scheme will be calculated wholly or partly by reference to any Person's remuneration or will constitute (approximately or exactly) any particular amount.

      (u)  Environmental, Health, and Safety Matters.

         (i) Solely with respect to the business conducted by the Company and its Subsidiaries, each of the Company, its Subsidiaries and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

        (ii) Without limiting the generality of the foregoing, each of the Company, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and leased locations and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached Schedule 5.1(u).

        (iii) Neither the Company nor its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities or any third party facilities arising under Environmental, Health, and Safety Requirements.

        (iv) Neither the Company nor its Subsidiaries has caused the following to exist or be operated at any property or facility leased or subleased by the Company, its Subsidiaries or their respective predecessors and none of the following exists at any property or facility leased or subleased by the Company, its Subsidiaries or their respective predecessors:

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    (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

        (v) Neither the Company nor any of its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), Resource Conservation and Recovery Act, as amended ("RCRA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

        (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

       (vii) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

       (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its Subsidiaries will prevent, hinder or limit in any way continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

      (v)  Information Systems Integrity.

         (i) None of the firmware or Company Software that the Company or any of its Subsidiaries provides to its customers has limitations concerning calculation and manipulation of dates, including century, millennium and leap year calculations, which make the firmware or Company Software unfit for its intended purposes.

        (ii) None of the firmware or Company Software that the Company or any of its Subsidiaries uses in the conduct of its business has limitations concerning calculation and manipulation of dates, including century, millennium and leap year calculations, which make the firmware or Company Software unfit for its intended purposes.

        (iii) None of the firmware or Company Software produced by a third-party and licensed by the Company to its customers has limitations concerning calculation and manipulation of dates, including century, millennium and leap year calculations, which make the firmware or Company Software unfit for its intended purposes.

        (iv) The Company has adopted information protection and security policies, standards and guidelines of the type customarily maintained by similar companies in similar businesses

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    in order to maintain the integrity, availability and confidentiality of information systems and networks (e.g. protection from viruses and other malicious software, data backup and recovery) for the management and operation of its computers and information systems networks.

      (w)  Brokers, Finders and Agents.  Other than to Bear, Stearns & Co. Inc., neither the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      (x)  Opinion of Financial Advisor.  The Company has received the opinion of the Company Financial Advisor, dated the date of this Agreement (the "Company Financial Advisor Opinion"), to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger, by the holders of Company Shares are fair to such holders from a financial point of view. A complete and correct signed copy of such opinion has been delivered to Parent, and such opinion has not been withdrawn or modified.

      (y)  Relationships.  Except as set forth on Schedule 5.1(y), the Company has not received written notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify its relationship with the Company or any of its Subsidiaries, which action would reasonably be expected to have a Material Adverse Effect on the Company.

      (z)  No Alternative Transactions.  The Company is not a party to or otherwise bound by any agreement with respect to an Acquisition Proposal.

      (aa)  Change of Control.  Except as set forth on Schedule 5.1(aa), the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

      (bb)  Government Contracts.

         (i) Schedule 5.1(bb)(i) sets forth all of the following types of contracts and other agreements (whether written or oral, express or implied) to which the Company (or any of its Subsidiaries) is now a party, or in which the Company (or any of its Subsidiaries), or predecessor in interest, was a party within the past six years:

          (1) contracts with an agency of the United States Government or a foreign government (the "Direct Contracts") with a value in excess of $50,000;

          (2) contracts with a nongovernmental entity in support of a contract with an agency of the United States Government or a foreign government (the "Subcontracts") with a value in excess of $50,000;

          (3) Direct Contracts or Subcontracts in which the Company was subject to the requirements of the Truth in Negotiations Act ("TINA"), 10 U.S.C. § 2306(f), or claimed an exemption from TINA based upon any reason other than adequate price competition;

          (4) Direct Contracts or Subcontracts in which the Company applied for payments based upon representations of cost incurred; and

          (5) Direct Contacts or Subcontracts in which the Company agreed to provide "most favored" or other preferential treatment with regard to prices.

        (ii) Schedule 5.1(bb)(ii) identifies by date and, where applicable, audit or investigation number, all audits, investigations, and reviews conducted by any governmental entity of the

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    Company's operations, including compliance with or performance of Direct Contracts and Subcontracts.

        (iii) With respect to Direct Contracts and Subcontracts, the Company warrants that, except as noted in Schedule 5.1(bb)(iii):

          (1) the Company and its Subsidiaries have complied with all material terms and requirements of its and their Direct Contracts and Subcontracts including, but not limited to, provisions regarding compliance with product specifications, product testing requirements, performance requirements, foreign content restrictions, certifications and representations, and pricing; and

          (2) all cost or pricing data or information submitted in support of the negotiation of Direct Contracts and Subcontracts, or in support of the negotiation of modifications of Direct Contracts or Subcontracts, or in support of request for payments thereunder, was, at the time of the submission, current, accurate and complete.

    5.2  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.2 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

      (a)  Organization, Qualification and Corporate Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on Parent.

      (b)  Capitalization.  As of January 31, 2001, the authorized capital stock of Parent consists of (i) 4,200,000,000 shares of common stock, $3.00 par value per share (the "Parent Common Stock"), of which 2,192,725,028 shares were issued and outstanding and (ii) 500,000 shares of preferred stock, $100 par value per share, issuable in series, none of which are issued or outstanding and 250,000 of which have been designated as Junior Participating Preferred Stock, Series B, and reserved for issuance upon the exercise of the rights (the "Parent Rights") granted to holders of Parent Common Stock pursuant to the Rights Agreement, dated as of November 5, 1998, between Parent and Harris Trust and Savings Bank, as Rights Agent (the "Parent Rights Agreement"). All of the outstanding shares of capital stock of Parent are, and when Parent Shares are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to Section 4.1 such shares will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

      (c)  Authority; No Conflicts.

         (i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by

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    Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole Stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

        (ii) The execution, delivery and performance of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets, or result in any adverse change in the rights or obligations of Parent or Merger Sub, pursuant to: (A) any provision of the charter or bylaws of Parent or Merger Sub or (B) except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c)(iii) below, the terms, provisions or conditions of any loan or credit agreement, note, mortgage, bond, indenture, lease, compensation or benefit plan (or any grant or award made pursuant thereto) or other agreement, obligation, instrument, contract, permit, concession, franchise, license, judgment, order, writ, injunction, award, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets.

        (iii) No consent, registration, permit, approval, order or authorization of, or registration, declaration, notice, report, or other filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by the Parent or the Merger Sub of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the Exchange Act, (B) the DGCL with respect to the filing and recordation of appropriate merger or other documents, (C) rules and regulations of the NYSE, and (D) antitrust or other competition laws of any applicable jurisdictions, including without limitation, requirements, if any, arising out of the HSR Act and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub or impair or delay the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Notwithstanding the foregoing, Parent or Merger Sub will use its reasonable best efforts to obtain all the consents required to consummate the transactions contemplated hereby.

      (d)  SEC Reports and Financial Statements.

         (i) Since January 1, 1998, Parent has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, including all exhibits thereto, the "Parent SEC Reports"). The Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), did not, and any Parent SEC Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated (or incorporated by reference) therein or necessary to make the statements therein, in the light of the circumstances under

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    which they were made, not misleading. Each of the financial statements (including the related notes) included or to be included in, or incorporated by reference into, the Parent SEC Reports present or will present fairly, in all material respects, the financial position and results of operations and cash flows of Parent as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and will not be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report filed prior to the date hereof), complied in all respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (as in effect on the dates on which such Parent SEC Reports were filed).

        (ii) Except as set forth in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2000 (none of which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent), Parent does not have any undisclosed liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of Parent or which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (iii) Parent has delivered to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to all agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

      (e)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective Affiliates, officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.2(e), no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the S-4 Registration Statement or the Proxy Statement based on information supplied by the Company or its Subsidiaries for inclusion or incorporation by reference therein.

      (f)  Events Subsequent.  Since September 30, 2000 to the date hereof, there has not been any Material Adverse Effect with respect to Parent.

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      (g)  Litigation.  There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, Merger Sub or any of their respective properties or assets, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      (h)  Brokers.  Other than to Goldman, Sachs & Co., neither Parent nor Merger Sub has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (i)  Ownership of Merger Sub; No Prior Activities.

         (i) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

        (ii) As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

        (iii) As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliates, any obligations or Liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  Conduct of Business of the Company.

      (a) The Company covenants and agrees that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement) it will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, use its reasonable best efforts to keep available the service of its current officers and employees and preserve its relationships with customers, key technology suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

      (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, and to the extent permissible under applicable antitrust law, without the prior written consent of Parent:

         (i) accelerate, amend or change the period of exercisability or vesting of any outstanding options or other rights granted under any stock option plan, reprice options granted under any

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    stock option plan or authorize cash payments in exchange for any options or other rights granted under any of such plans, as the case may be, except to the extent required under any stock option plan or any individual agreement as in effect on the date hereof;

        (ii) except for shares to be issued upon exercise of outstanding options issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

        (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Company Shares);

        (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

        (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

        (vi) adopt any amendments to its certificate of incorporation or bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries;

       (vii) make any acquisition, by means of merger, consolidation or otherwise, or dispositions, of assets or securities (except for acquisitions or dispositions in the Ordinary Course of Business, none of which are acquisitions or dispositions of businesses);

       (viii) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

        (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years));

        (x) incur any material liability for Taxes other than in the Ordinary Course of Business;

        (xi) incur or commit to incur any capital expenditures in excess of $50,000 for any individual expenditure and $150,000 in the aggregate per calendar month;

       (xii) enter into any contract not consistent with past practices of the Company and its Subsidiaries; provided that any contracts entered into with any Governmental Entity shall, to the extent permissible under antitrust law, require the prior written consent of Parent to ensure compliance with all applicable laws and regulations, including but not limited to the Federal Acquisition Regulations;

       (xiii) enter into any strategic alliance or joint marketing arrangement or agreement other than routine alliances, arrangements or agreements;

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       (xiv) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business;

       (xv) except as required by this Agreement or as required to be held in accordance with a valid stockholder request, call or hold any meeting of stockholders of the Company;

       (xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any Company Intellectual Property other than in the Ordinary Course of Business;

      (xvii) make any change to accounting policies or procedures, except as may be required by GAAP or applicable law;

      (xviii) take any action (other than pursuant to this Agreement) to cause the Company Shares not to be listed on the Nasdaq;

       (xix) take any action to render inapplicable, or to exempt any third party from, any statute referred to in Section 5.1(c)(iii); or

       (xx) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      (c) Between the date hereof and the Effective Time, the Company shall not and shall procure that its Subsidiaries shall not (without the prior written consent of Parent) (A) except for normal increases in the Ordinary Course of Business that, in the aggregate, are not inconsistent with customary historical anniversary increases, but in no event shall be greater than 5% per individual, or as required by the terms of any contract disclosed pursuant to this Agreement, increase the compensation or remuneration, bonus or other benefits payable or provided or to become payable or to be provided to any director, officer, other employee or independent contractor; (B) except as required to comply with applicable law, pay or agree to pay any pension, retirement allowance or other payment or employee benefit not provided for by (or in a manner or at a time not provided in) any of the existing benefit, severance (including early retirement and redundancy), pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present; (C) enter into any new or amend any existing employment or severance (including early retirement and redundancy) agreement with or for the benefit of any such director, officer, employee or independent contractor; (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance (including early retirement and redundancy) plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend, terminate or change the terms of such plans or agreements or any funding policies or assumptions for any such plan or arrangement in existence on the date hereof if such amendment, termination or change would have the effect of enhancing any benefits thereunder or increasing the cost thereof to the Company or any Subsidiary, as the case may be, or (E) increase the total head count of the Company and its Subsidiaries in an amount greater than an increase in the Ordinary Course of Business.

      (d) Between the date hereof and the Effective Time, the Company will use commercially reasonable best efforts to maintain in full force and effect all of its and its Subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

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    6.2  No Solicitation.

      (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any proposed, potential or contemplated Acquisition Proposal.

      (b) From and after the date hereof, without the prior written consent of Parent, the Company will not, will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause all of its and their respective officers, directors, employees, financial advisors, agents or representatives (each a "Representative") not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person (a "Third Party"), or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal.

      (c) Notwithstanding the provisions of paragraph (b) above, (i) the Company may, in response to an unsolicited written offer or proposal with respect to a potential or proposed Acquisition Proposal engage in negotiations or discussions with, or provide information or data to, any Third Party relating to any Acquisition Proposal if (i) the Acquisition Proposal is a Superior Proposal and (ii) the Company's Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that such action is required to comply with its fiduciary duties under applicable law. Any information furnished to any Third Party in connection with any Company Acquisition Proposal shall be provided pursuant to a confidentiality and standstill agreement on customary terms (including prohibitions on unsolicited tender offers, acquisitions of equity interests in the Company, proposals to acquire stock or assets, formation of Section 13(d) groups, public requests for release from the standstill, actions that would require the Company to make a public announcement and engaging in proxy contests). Subject to all of the foregoing requirements, the Company will (x) immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Third Party with respect to any Acquisition Proposal or which could lead to an Acquisition Proposal, (y) immediately notify Parent of all material terms of any Acquisition Proposal, including the identity of the Third Party making the Acquisition Proposal or the request for information, if known, and including with such notice any documentation relating to such Acquisition Proposal, and (z) thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with a Third Party, including immediately reporting any changes to the terms and conditions of the Acquisition Proposal, including with such notice any documentation relating to such Acquisition Proposal.

      (d) In the event the Board of Directors of the Company has determined that any Acquisition Proposal constitutes a Superior Proposal, (i) the Company shall promptly notify Parent thereof and (ii) for a period of five business days after delivery of such notice, the Company and its Representatives, if requested by Parent, shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms. After such five business day period, the Board of Directors of the Company may then (and only then) withdraw or modify its approval or recommendation of the Merger and this Agreement and recommend such Superior Proposal.

      (e) The Company agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal or who the Company or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Company Acquisition Transaction unless the Company's Board of Directors shall conclude, in good faith, that such action will lead to a Superior Proposal

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  and that, after receiving advice from outside legal counsel to the Company, such action is required for the Board of Directors to comply with its fiduciary duties under applicable law.

      (f)  For purposes of this Agreement:

         (i) "Acquisition Proposal" shall mean, with respect to the Company, any bona fide inquiry, proposal or offer from any Third Party relating to any (A) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, that constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

        (ii) Each of the transactions referred to in clauses (A) through (D) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to herein as a "Company Acquisition Transaction."

        (iii) "Superior Proposal" means any bona fide written offer made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Common Shares then outstanding or all or substantially all the assets of the Company (i) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the offer deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such offer) are materially more favorable from a financial point of view to its stockholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

      (g) Except as expressly permitted by Section 6.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or Company Acquisition Transaction. Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

    6.3  Company Stockholders Meeting.  The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene, and will convene, a meeting of its stockholders (the "Company Stockholder Meeting") as promptly as practicable to consider and vote upon the approval of the Merger. Subject only to Section 6.2(d), the Board of Directors of the Company shall recommend and shall declare advisable such approval (the "Company Stockholder Approval"). Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

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    6.4  Registration Statement; Proxy Statment.  Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the issuance of the Parent Shares upon conversion of the Company Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and will coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the date hereof. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

    6.5  Listing Application.  Parent shall as soon as practicable prepare and submit to the NYSE a listing application with respect to the Parent Shares issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares on such exchange, subject to official notice of issuance.

    6.6  Access to Information.  Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, assets, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Company. The Company acknowledges that Parent may request full and complete access and cooperation of the Company and its personnel for additional due diligence with regards to Direct Contracts and Subcontracts of the Company, and agrees to provide any support and to take any actions reasonably requested by Parent in this regard. Parent agrees to treat (and cause its Authorized Representatives to treat) any and all information provided pursuant to this Section 6.6 in strict compliance with the terms of that certain Non-Disclosure Agreement, entered by and between the Company and Parent, dated September 22, 1999 (the "Non-Disclosure Agreement").

    6.7  Publicity.  The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to this Agreement or the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with Parent or the Company, as applicable, before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of the Company withdraws its recommendation of this Agreement in compliance herewith, neither Party will be required

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to consult with or obtain the agreement of the other in connection with any press release or public announcement.

    6.8  Indemnification of Directors and Officers.  Parent shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of current or former officers and directors (each an "Indemnified Party") contained in the certificate of incorporation and bylaws of the Company and in any agreements between an Indemnified Party and the Company, provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims; and (ii) for a period of three years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least substantially the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time. Parent shall not be obligated to pay annual premiums to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents that the Maximum Premium is $35,000. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

    6.9  Affiliates.  Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Company Affiliates"), and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto (a "Company Affiliate Agreement").

    6.10  Representations and Warranties.  Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that delivery of such notice shall not cure or be deemed to cure any breach of a representation or warranty.

    6.11  Filings; Reasonable Best Efforts to Consummate Transactions.  Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act or any other antitrust or competition laws of any applicable jurisdiction, the Securities Act, the Exchange Act, and any other applicable law with respect to this Agreement and the transactions contemplated hereby; (b) cooperate in the preparation of such filings or submissions; and (c) use their reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.12  Tax-Free Reorganization Treatment.  Prior to the Effective Time, the Parties shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and to obtain the opinions of their respective counsels or special tax advisors, as the case may be, dated as of the Closing Date contemplated by Sections 7.2(f) and 7.3(f) and shall

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not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

    6.13  Termination of 401(k) Plan.  The Company shall, prior to the Closing, adopt a resolution of its Board of Directors terminating the Company 401(k) Plan (the form and substance of such resolution shall be subject to review and approval by Parent).

    6.14  Employee Benefits.  Except as provided in Section 4.1(e), Parent shall cause the Surviving Corporation to assume and honor, in accordance with their terms, all written employment, retention and termination agreements applicable to employees of the Company and provided to Parent prior to the date of this Agreement or described on the Company SEC Reports, subject to any amendments and modifications contemplated by this Agreement. Prior to the Closing, the Company will provide Parent with a written confirmation from the trustee under the Trust Deed of the LSI Employee Share Trust that, from and after the Effective Time, the trustee will permit the Parent Shares then held by it to be used to satisfy the exercise of the Eagle Trust Options that will have been converted into options to purchase Parent Shares pursuant to Section 4.1(e)(iii). Notwithstanding the foregoing, except as provided in this Agreement, nothing shall in any way limit or restrict the ability of Parent or the Surviving Corporation following the Effective Time to modify, amend or terminate any Employee Benefit Plan or non-U.S. benefit plans, in accordance with its terms. Nothing contained herein shall limit or restrict the ability of Parent to terminate the employment of any employee.

    6.15  Accountant's Comfort Letters.

      (a) The Company shall use reasonable best efforts to cause Arthur Andersen & Co., the Company's independent public accountants, to deliver to Parent two letters, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4.

      (b) Parent shall use reasonable best efforts to cause KPMG LLP ("KPMG"), the Parent's independent public accountants, to deliver to the Company two letters, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4.

    6.16  U.K. Matters.

      (a) The Company shall cause each Subsidiary to ensure that, prior to Closing, (i) all statutory books, books of account and other records of whatsoever kind (the "Company Records") of each Subsidiary are up-to-date and maintained in accordance with all applicable legal requirements and contain complete and accurate records of all matters required to be dealt with in the Company Records, (ii) all Company Records and all other documents of title and copies of all subsisting agreements to which any Subsidiary is a party which are the property of such Subsidiary or ought to be in its possession, are in its possession (or under its control), and (iii) all accounts, documents and returns required by law to be delivered or made to the Registrar of Companies in England (or equivalent in any other jurisdiction in which a Subsidiary is incorporated) or any other authority have been duly and correctly delivered or made, in each case so that by Closing no notice or allegation that any Company Record is incorrect or should be rectified is capable of being served by any Person on any Subsidiary.

      (b) Prior to Closing, the Company shall take all necessary action to commence the dissolution of each Subsidiary incorporated in the U.K. apart from the U.K. Subsidiary (the "Dormant Subsidiaries") in accordance with section 652 of the Companies Act 1985, and the Company shall ensure that all necessary steps, filings or actions of whatsoever nature required to be taken under

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  the applicable legislation are promptly taken by each Dormant Subsidiary and its directors and officers; provided that in the event that it is not possible to dissolve all or any of the Dormant Subsidiaries pursuant to section 652 of the Companies Act 1985, the Company shall ensure that it and each such Dormant Subsidiary takes all necessary action to commence the winding up or dissolution of such Dormant Subsidiary as otherwise permitted under the applicable laws of England and Wales.

    6.17  Bonuses.  The Company shall pay, or shall cause its Subsidiaries to pay, prior to Closing, all accrued bonuses earned for all fiscal years ended prior to fiscal year 2001.

ARTICLE VII
CONDITIONS

    7.1  Conditions to Each Party's Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

      (a) this Agreement and the Merger shall have received the Company Stockholder Approval;

      (b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and remain in effect;

      (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect which (i) has the effect of making the consummation of the Merger or the other transaction contemplated hereby illegal, (ii) materially restricts, prevents or prohibits consummation of the Merger or any of the transactions contemplated hereby or (iii) would impair the ability of Parent to own the outstanding shares of the Surviving Corporation, or operate its or any of its Subsidiaries' businesses (including the businesses of the Surviving Corporation or any of its Subsidiaries), following the Effective Time (collectively, "Restraints"); and there shall not be pending any suit, action or proceeding by any Governmental Entity or third party which would have any of the foregoing effects; provided, however, that each of the Parties shall have used their reasonable best efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

      (d) the waiting period(s) under the HSR Act or antitrust or competition laws of any applicable jurisdiction, if applicable, shall have expired; and

      (e) the Parent Shares to be issued pursuant to the Merger shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

    7.2  Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger also are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

      (a) the representations and warranties of Parent set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct, except where any such failure to be true and correct would not individually or in the aggregate result in a Material Adverse Effect to Parent, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case (i) except as permitted or contemplated by this Agreement and (ii) except for changes or developments in the general

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  economic conditions or other factors that are not unique to Parent, its Subsidiaries or other Persons engaged in substantially the same business as Parent and its Subsidiaries;

      (b) Parent and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) Parent shall have delivered to the Company a certificate of any senior executive officer of Parent to the effect that each of the conditions specified in clauses (a), (b) and (d) of this Section 7.2 is satisfied;

      (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on Parent;

      (e) Parent shall have obtained all consents, approvals, releases or authorizations ("Consents") from, and Parent shall have made all filings and registrations ("Filings") to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for the Company to consummate the Merger, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

      (f)  the Company shall have received an opinion of Hallett & Perrin, P.C., counsel to the Company, in form and substance reasonably acceptable to the Company, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, to the effect that for federal income tax purposes (1) the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (2) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (3) no gain or loss will be recognized by the holders of Company Shares who exchange their Company Shares for Parent Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, counsel may require and rely upon factual representations contained in certificates of officers of Parent, the Company, Merger Sub and certain stockholders of Parent and the Company; and

      (g) Parent shall have received the accountant's letter contemplated by Section 6.15 to be received by it.

    7.3  Additional Conditions to the Obligations of Parent.  The obligations of Parent to consummate the Merger also are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

      (a) the representations and warranties of the Company set forth in Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct, except where any such failure to be true and correct would not individually or in the aggregate result in a Material Adverse Effect to the Company, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case (i) except as permitted or contemplated by this Agreement, (ii) except for changes or developments in the general economic conditions or other factors that are not unique to the Company, its Subsidiaries or other Persons engaged in substantially the same business as the Company and its Subsidiaries, and (iii) except for the loss by the Company or any of its Subsidiaries of any of its or their customers as a result of the announcement or other proper disclosure of this Agreement or the transactions contemplated hereby;

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      (b) the Company and its Subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in clauses (a), (b) and (d) of this Section 7.3 is satisfied;

      (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on the Company;

      (e) the Company shall have obtained all Consents from, and the Company shall have made all Filings to or with, any Person, including without limitation any Governmental Entity, necessary to be obtained or made in order for Parent to consummate the Merger or issue Parent Shares thereto, as applicable, unless the failure to obtain such Consents or make such Filings would not, individually or in the aggregate, have a Material Adverse Effect on Parent;

      (f)  Parent shall have received an opinion of KPMG, special tax advisors to Parent, in form and substance reasonably acceptable to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, to the effect that for federal income tax purposes (1) the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent, Merger Sub and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (2) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger, and (3) no gain or loss will be recognized by the holders of Company Shares who exchange their Company Shares for Parent Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest), dated the date of the Effective Time. In rendering such opinion, special tax advisor may require and rely upon factual representations contained in certificates of officers of Parent, the Company, Merger Sub and certain stockholders of Parent and the Company;

      (g) Parent shall have received the accountant's letter contemplated by Section 6.16 to be received by it;

      (h) each of the parties to the Voting Agreement other than Parent shall have complied in all material respects with all agreements and covenants under the Voting Agreement required to be performed by it on or before the Effective Time, unless the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and

      (i)  The Company shall have obtained and provided to Parent the signed consent of each holder of an option under the Directors' Stock Option Plan to the exercise, pay-out and cancellation of all of his or her options under the Directors' Stock Option Plan, as described in Section 4.1(e)(ii), and the Board of Directors of the Company shall have taken the actions required by it pursuant to Section 4.1(e)(i) and (ii).

ARTICLE VIII
TERMINATION

    8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Company Stockholder Approval, by the mutual written consent of the Company and Parent.

    8.2  Termination by either the Company or Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Company

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Stockholder Approval, by action of the Board of Directors of the Company or any senior executive officer of Parent if:

      (a) the Merger shall not have been consummated by December 31, 2001 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

      (b) if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any Party who fails to use reasonable best efforts to remove such Restraint before it becomes final and nonappealable; or

      (c) at the Company's Stockholders Meeting (including any adjournments thereof), the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if it has not complied with its obligations under Sections 6.2 or 6.3.

    8.3  Termination by the Company.  This Agreement may be terminated upon written notice to Parent, and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

      (a) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within thirty (30) business days following receipt by Parent of notice of such breach or failure to comply; or

      (b) Subject to the other provisions of this Section 8.3(b), (A) the Company's Board of Directors so determines in its sole discretion by a majority vote, at any time during the 24-hour period commencing at the close of trading on the NYSE on the Determination Date, if the Parent Market Price is less than $20.77 and (B) the Company gives Parent written notice of its intention to terminate this Agreement (the "Termination Notice") within the aforementioned 24-hour period, provided that the Company may withdraw the Termination Notice at any time within the aforementioned 24-hour period. Notwithstanding the foregoing, no right of termination shall arise under this Section 8.3(b) if Parent shall have given written notice to the Company at any time within 24 hours of its receipt of the Termination Notice that Parent elects to adjust the Exchange Ratio to a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $8.20, and the denominator of which is the Parent Market Price. If Parent makes an election contemplated by the preceding sentence, subject to the limitations therein, and so notifies the Company within such 24-hour period, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.3(b).

    8.4  Termination by Parent.  This Agreement may be terminated upon written notice to the Company, and the Merger may be abandoned, at any time prior to the Effective Time, by action of any senior executive officer of Parent, if:

      (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that (i) the condition set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such

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  time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within thirty (30) business days following receipt by the breaching Party of notice of such breach or failure to comply; or

      (b) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) the Board of Directors of the Company or any committee thereof shall have recommended any Acquisition Proposal to the Company's stockholders, (iv) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2, unless such violation is (x) inadvertent or unintentional and (y) does not adversely affect the consummation of the transaction contemplated by this Agreement, (v) the Company shall enter into an agreement to consummate a Company Acquisition Transaction, (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Transaction is consummated.

    8.5  Effect of Termination; Termination Fee.

      (a) In the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective Affiliates, officers, directors or stockholders except (w) as set forth in this Section 8.5 (x) with respect to the treatment of confidential information pursuant to Section 6.6 and the payment of expenses pursuant to Section 9.1, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) with respect to intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

      (b) In the event that either

         (i) this Agreement is terminated by Parent pursuant to Section 8.4(b), or

        (ii) any Person shall have made or announced an intention to make an Acquisition Proposal, and thereafter (A) this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(a) or pursuant to Section 8.2(c); and (B) the Company enters into an agreement to consummate, or consummates, a Company Acquisition Transaction during the twelve (12) month period subsequent to any such termination, then the Company shall pay Parent a fee (the "Termination Fee") equal to the lesser of (A) $6,435,000 or (B) 3.9% of the amount calculated by multiplying 6,500,000 by the average daily closing price per share of Parent Common Stock as reported on the NYSE Composite Tape for the twenty (20) trading days ending on and including the date on which this Agreement was terminated in the manner described in clauses (i) or (ii) of this paragraph (b), as applicable. The Termination Fee shall be payable by wire transfer of immediately available funds (x) in the case of clause (i) of this paragraph (b), upon such termination, or (y) in the case of clause (ii) of this paragraph (b), upon the earlier of the execution of an agreement to consummate a Company Acquisition Transaction or the consummation of a Company Acquisition Transaction. If the Company is required to pay the Termination Fee, the Company shall also reimburse Parent, promptly after being requested to do so by Parent, for all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys, financial advisors, commercial banks, experts and consultants and fees and expenses otherwise allocated to the Parent pursuant to Section 9.1 (collectively the "Parent Expenses"). The Company acknowledges that the agreements contained in this Section 8.5(b)

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    are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails to pay the Termination Fee or the Parent Expenses when due pursuant to this Section 8.5(b), such amount shall be payable with interest at the prime rate plus 2% announced by Citibank, N.A. in effect from the date such payment was required to be made to the date of payment, and if in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or the Parent Expenses, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

      (c) If this Agreement is terminated under circumstances in which Parent is entitled to receive the Termination Fee and the Parent Expenses, the payment of such Termination Fee and Parent Expenses shall be the sole and exclusive remedy available to Parent, except in the event of (x) a willful breach by the Company of any provision of this Agreement, or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event Parent shall have all rights, powers and remedies against the Company which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

ARTICLE IX
MISCELLANEOUS AND GENERAL

    9.1  Payment of Expenses.  Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Proxy Statement and the filing fee for the required filing under the HSR Act shall be borne solely by Parent.

    9.2  Non-Survival of Representations and Warranties.  The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

    9.3  Modification or Amendment.  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after the Company Stockholder Approval is obtained, no amendment which requires further stockholder approval shall be made without such approval of such stockholders.

    9.4  Waiver of Conditions.  The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

    9.5  Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

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    9.7  Notices.  Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

(a)	if to Parent or Merger Sub, to:

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois 60196
Attention: General Counsel
Facsimile: (847) 576-3750
with a copy to:
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Oscar A. David, Esq.
         John L. MacCarthy, Esq.
Facsimile: (312) 558-5700

(b)

if to the Company, to:
Blue Wave Systems Limited
Loughborough Park
Ashby Road, Loughborough
Leicestershire, LE11 3NE
England
Attention: Rob N. Shaddock, Chief Executive Officer
Facsimile: +44 (0) 1509 634450
and:
Blue Wave Systems Inc.
2410 Luna Road
Carrollton, Texas 75006
Attention: Don Crosbie, Chief Financial Officer
Facsimile: (972) 277-4671
with a copy to:
Hallett & Perrin, P.C.
717 N. Harwood, Suite 1400
Dallas, Texas 75201
Attention: Bruce H. Hallett, Esq.
         Lance M. Hardenburg, Esq.
Facsimile: (214) 953-3154

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.

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    9.8  Entire Agreement; Assignment.  This Agreement, including the Disclosure Schedules and the Exhibits attached hereto and the Non-Disclosure Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise.

    9.9  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.8 shall inure to the benefit of and be enforceable by the Indemnified Parties.

    9.10  Certain Definitions.  As used herein the following terms shall have the following meanings and, unless the context otherwise requires, use of the singular form shall include the plural and any gender shall be deemed to include both genders:

      (a) "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

      (b) "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

      (d) "Company Financial Advisor" means Bear, Stearns & Co. Inc.

      (e) "Company Intellectual Property" means (i) the Registered Intellectual Property; (ii) any and all other Intellectual Property that is owned by the Company or its Subsidiaries, including the Company Software and the Unregistered Intellectual Property; and (iii) any and all Intellectual Property of third parties that is exclusively licensed to the Company or any Subsidiary.

      (f)  "Company Software" means all computer software, including all enhancements, versions, releases and updates of such computer software, developed by or for the Company or any of its Subsidiaries as of the Closing Date, and any other computer software regardless of the computer software's stage of development. Company Software includes all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded. For purposes of clarification, Company Software does not include computer software that is licensed under the Excluded Licenses.

      (g) "Control" with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

      (h) "Controlled Group" means the group of corporations, partnerships, trades and businesses described in Sections 414(b), (c) and (m) of the Code, of which the Company is a member before the Closing Date.

      (i)  "Employee Benefit Plan" means any of the following arrangements that is or was maintained or contributed to by the Company or any other member of the Controlled Group, to which the Company or another member of the Controlled Group has an obligation to contribute or under which the Company or any other member of the Controlled Group could reasonably be expected to have any Liability: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (c) qualified defined benefit retirement plan or arrangement which is an

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  Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan or material fringe benefit plan or program; (e) any other policy, plan, program, arrangement or contract providing bonuses, stock, stock-based compensation, shares, share-based compensation, incentive or deferred compensation, or severance or supplemental retirement benefits; or (f) any employment or compensation agreements.

      (j)  "Employee Pension Benefit Plan" has the meaning set forth in ERISA § 3(2).

      (k) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA § 3(1).

      (l)  "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

      (m) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

      (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      (o) "Excluded Licenses" means contracts, licenses, or other agreements currently in effect relating to any Intellectual Property that constitutes: (i) "shrink wrap" software; or (ii) third party software generally available to the public at a cost of less than Ten Thousand Dollars ($10,000).

      (p) "GAAP" means United States Generally Accepted Accounting Principles.

      (q) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      (r) "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (i) United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions and discoveries (whether or not patentable and whether disclosed or undisclosed), disclosures on inventions, trade secrets, proprietary information, know-how, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) trade names, logos, common law trademarks and service marks, and trademark and service mark registrations and applications therefor and all goodwill associated with the foregoing throughout the world; (vi) data bases and data collections and all rights therein throughout the world; (vii) all Web addresses, sites and domain names; (viii) computer software; (ix) any similar corresponding or equivalent rights to any one of the foregoing; and (x) all documentation directly related to any of the foregoing.

      (s) "IRS" means the Internal Revenue Service.

      (t)  "Knowledge" as it is applied to the Company and its Subsidiaries or Parent and its Subsidiaries means actual knowledge of the executive officers of the Company and the U.K.

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  Subsidiary or Parent, respectively, as listed in the most recent Annual Report on Form 10-K of the Company or Parent, respectively.

      (u) "Law" means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree entered, by a Governmental Entity.

      (v) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      (w) "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

      (x) "Material Adverse Effect" shall mean, with respect to any Person, any change, circumstance, event or effect that individually or in the aggregate with all other changes, circumstances, events or effects (i) is or is reasonably likely to be materially adverse to the business, properties, liabilities, operations, condition (financial or otherwise) or Prospects of such Person and its Subsidiaries taken as a whole or (ii) will, or would be reasonably likely to, prevent or materially impair such Person's ability to consummate the Merger or the other transactions contemplated by this Agreement.

      (y) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      (z) "Person" means any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

      (aa) "Prohibited Transaction" has the meaning set forth in ERISA § 406 and Code § 4975.

      (bb) "Prospects" means, with respect to any Person, the business or financial prospects of such Person and its Subsidiaries, taken as a whole, or any such Person, but excluding (i) general economic conditions or other factors that are not unique to such Person, its Subsidiaries or other Persons engaged in substantially the same business as such Person and its Subsidiaries or (ii) the loss by the Company or any of its Subsidiaries of any of its or their customers as a result of the announcement or other proper disclosure of this Agreement or the transactions contemplated hereby.

      (cc) "Registered Intellectual Property" means all of the following items of Intellectual Property owned by the Company or any of its Subsidiaries: (i) United States and foreign patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trade identity and trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) all Web addresses, sites and domain names; and (vi) any other Intellectual Property that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any state, government, or other public legal authority.

      (dd) "SEC" means the Securities and Exchange Commission.

      (ee) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      (ff) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital

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  lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      (gg) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

      (hh) "Subsidiary" means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such Person.

      (ii) "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

      (jj) "U.K. Pension Scheme" means the group personal pension plan arranged with Equitable Life.

      (kk) "Unregistered Intellectual Property" means all Company Intellectual Property, other than the Registered Intellectual Property and Company Software, that is relevant to conducting the business as now being conducted including: (i) disclosures on inventions; (ii) trade secrets, documented know-how, proprietary processes, and other documented proprietary information relevant to conducting the business of the Company; (iii) unregistered trademarks; and (iv) all unregistered Web addresses, sites and domain names.

    9.11  Obligations of Subsidiary.  Whenever this Agreement requires any Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

    9.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

    9.13  Specific Performance.  The Parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

    9.14  Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE STOCK OPTION AGREEMENT, THE VOTING AGREEMENT, THE NON-DISCLOSURE AGREEMENT OR MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

    9.15  Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Signature Page Follows]

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first herein above written.

MOTOROLA, INC.
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Executive Vice President and Chief Financial Officer, Corporate Finance
EARTH ACQUISITION CORPORATION
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Vice President
BLUE WAVE SYSTEMS INC.
By:	/s/ ROB N. SHADDOCK Rob N. Shaddock Title: Chief Executive Officer

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APPENDIX B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of April 24, 2001 by and among MOTOROLA, INC., a Delaware corporation ("Parent"), EARTH ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and BLUE WAVE SYSTEMS INC., a Delaware corporation (the "Company").

RECITALS

    WHEREAS, Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of February 20, 2001 (as amended hereby, the "Merger Agreement"; terms defined in the Merger Agreement and not otherwise defined herein are being used herein as therein defined), pursuant to which Merger Sub will merge with and into the Company; and

    WHEREAS, Parent, Merger Sub and the Company have agreed to amend the Merger Agreement on the terms provided herein.

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

    Section 1.  Amendment.  The Merger Agreement is hereby amended as follows:

      (a) The Glossary of Defined Terms is hereby amended by (i) deleting the reference to "Section 4.1(a)" next to the term "NYSE" and inserting in lieu thereof a reference to "Section 4.1(f)" and (ii) deleting the following terms and related Section references: Applicable Trading Days, Determination Date, Parent Market Price and Termination Notice.

      (b) Section 4.1(a)(i) is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

        (a) Effect on Capital Stock.  (i) At the Effective Time, each share of common stock, $0.01 par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, as defined in Section 4.1(b) ), shall be converted into the right to receive .443 (the "Exchange Ratio") duly authorized, validly issued, fully paid and nonassessable shares of common stock, $3.00 par value, of Parent (collectively, "Parent Shares") (together with the associated Parent Rights and with any cash in lieu of fractional shares to be paid pursuant to Section 4.3, the "Merger Consideration").

      (c) Section 4.1(f) is hereby amended by deleting the word "NYSE" and inserting in lieu thereof the words "New York Stock Exchange, Inc. (the "NYSE")".

      (d) Section 4.1(g) is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

        (g) Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding Company Shares or Parent Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

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      (e) Section 5.1(x) is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

        Opinion of Financial Advisor.  The Company has received the opinion of the Company Financial Advisor, dated April 23, 2001 (the "Company Financial Advisor Opinion"), to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of Company Shares is fair to such holders from a financial point of view. A complete and correct signed copy of such opinion has been delivered to Parent, and such opinion has not been withdrawn or modified.

      (f)  Section 8.3 is hereby amended by (i) deleting the reference to ":(a)" and (ii) deleting Section 8.3(b) in its entirety.

      (g) Section 8.5(b) is hereby amended by (i) deleting the words "the lesser of (A) $6,435,000 or (B)" immediately after the words "equal to" in the first line after subsection (ii), and (ii) deleting "6,500,000" in the third line after subsection (ii) and inserting "7,250,000" in lieu thereof.

    Section 2.  Representations of the Company.  The Company hereby represents and warrants to Parent and Merger Sub as follows:

      (a) The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

      (b) The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment.

      (c) This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, the Merger Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

    Section 3.  Representations of Parent and Merger Sub.  Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

      (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

      (b) The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment.

      (c) This Amendment has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, the Merger Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency,

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  reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

    Section 4.  Effective Date; No Implied Amendments.  Each of the parties agrees that the amendments to the Merger Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its respective terms and is hereby ratified and confirmed. This Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Merger Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Merger Agreement. This Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any other term, condition, subsection or section of the Merger Agreement.

    Section 5.  Benefit of the Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and executors. This Amendment shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors, permitted assigns, heirs and executors.

    Section 6.  Headings.  The headings used in this Amendment are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Amendment.

    Section 7.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    Section 8.  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 9.  References to Agreement.  On and after the date hereof, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment.

[signature pages follow]

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    IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

MOTOROLA, INC.
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Executive Vice President and Chief Financial Officer

EARTH ACQUISITION CORPORATION
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Vice President

BLUE WAVE SYSTEMS INC.
By:	/s/ ROB N. SHADDOCK Name: Rob N. Shaddock Title: Chief Executive Officer

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APPENDIX C

OPINION OF BEAR, STEARNS & CO. INC.

Bear, Stearns & Co. Inc.
345 Park Avenue
New York, New York 10167
Tel 212.272.2000
www.bearstearns.com

April 23, 2001

The Board of Directors
Blue Wave Systems Inc.
2410 Luna Road
Carrollton, Texas 75006

Gentlemen:

    We understand that Motorola, Inc. ("Motorola"), Blue Wave Systems Inc. ("Blue Wave") and Earth Acquisition Corp. ("Merger Sub") are contemplating entering into an amendment to the Agreement and Plan of Merger, dated February 20, 2001, by and among Motorola, Merger Sub and Blue Wave (as so amended, the "Agreement"). Pursuant to the Agreement, Merger Sub will merge with and into Blue Wave and Blue Wave will become a wholly owned subsidiary of Motorola (the "Merger"). As more fully described in the Agreement, in the Merger, each outstanding share of Blue Wave common stock will be converted into the right to receive 0.443 of a share of Motorola common stock (the "Exchange Ratio"). You have provided us a copy of the Agreement in substantially its final form.

    You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of Blue Wave.

    In the course of performing our review and analyses for rendering this opinion, we have:

  •
  reviewed the Agreement;

  •
  reviewed Blue Wave's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended September 30, 2000 and December 31, 2000, its preliminary results for the quarter ended March 31, 2001 and its Reports on Form 8-K for the three year period ending on the date hereof;

  •
  reviewed certain operating and financial information, including projections for the five years ended June 30, 2005, provided to us by management relating to Blue Wave's business and prospects;

  •
  met with certain members of Blue Wave's senior management to discuss Blue Wave's business, operations, historical and projected financial results and future prospects;

  •
  had limited discussions via telephone conference with certain members of Motorola's senior management to discuss Motorola's business, operations, historical and projected financial results and future prospects;

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  •
  reviewed Motorola's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1997 through 2000, its preliminary results for the quarter ended March 31, 2001 and its Reports on Form 8-K for the three year period ending on the date hereof;

  •
  reviewed the historical prices, trading multiples and trading volumes of the common shares of Blue Wave and Motorola;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Blue Wave and Motorola, as appropriate;

  •
  reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Blue Wave and the Merger;

  •
  performed discounted cash flow analyses based on the projections for Blue Wave furnished to us; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed by us, including without limitation the projections, provided to us by Blue Wave. With respect to Blue Wave's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Blue Wave as to the expected future performance of Blue Wave. Other than as set forth above, with respect to Motorola, we have reviewed only the publicly available business, financial and trading information as specified above, and we were not instructed to review, nor did we receive, any additional materials or information. With your consent, we have relied upon certain estimates made by Wall Street analysts with regard to Motorola's projected financial results. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of Blue Wave that they are unaware of any facts that would make the information or projects provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Blue Wave or of Motorola, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to evaluate existing indications of interest from various third parties regarding a transaction with Blue Wave, and we have considered the results of such evaluation in rendering our opinion. We have assumed the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Blue Wave.

    We do not express any opinion as to the price or range of prices at which the shares of common stock of Blue Wave and Motorola may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of common stock of Motorola may trade subsequent to the consummation of the Merger.

    We have acted as a financial advisor to Blue Wave in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities as applicable of Blue Wave and/or Motorola for our own account and for the

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account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Blue Wave and does not constitute a recommendation to the Board of Directors of Blue Wave or to any holders of Blue Wave common stock as to how to vote in connection with the Merger. This opinion does not address Blue Wave's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Blue Wave or the effects of any other transaction in which Blue Wave might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Blue Wave common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This letter, and the opinion expressed herein, supersedes any and all opinions, written and oral, previously delivered by us, and all such prior opinions are of no further effect.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Blue Wave.

Very truly yours, BEAR, STEARNS & CO. INC.
By:	/s/ SHELDON STEIN Senior Managing Director

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APPENDIX D

VOTING AGREEMENT

    VOTING AGREEMENT dated February 20, 2001 (as amended, this "Voting Agreement") is by and between MOTOROLA, INC., a Delaware corporation ("Parent"), and ROB N. SHADDOCK, JOHN R. FORREST, LYNN J. DAVIS, JOHN L. RYNEARSON, RICHARD J. THOMPSON, MALCOLM BROWNSELL, M. KEITH BURGESS, DONALD B. CROSBIE and KEVIN PARSLOW (collectively, the "Stockholders" and each individually is a "Stockholder").

RECITALS

    WHEREAS, concurrent with the execution of this Voting Agreement, Parent, Blue Wave Systems Inc., a Delaware corporation (the "Company"), and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger");

    WHEREAS, the Stockholders are the record and beneficial owners of shares of common stock, par value $0.01 per share, of the Company (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof; and

    WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that each of the Stockholders agrees, and each of the Stockholders is willing to agree, to enter into this Voting Agreement.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent and each of the Stockholders, intending to be legally bound, hereby agree as follows:

    1.  Certain Definitions.  In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

      (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

      (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

    2.  Disclosure.  Each of the Stockholders hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement (including all

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documents and schedules filed with the SEC), and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, each Stockholder's identity and ownership of the Shares and the nature of each Stockholder's commitments, arrangements and understandings under this Voting Agreement.

    3.  Voting of Company Stock.  Each of the Stockholders hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Stockholder under this Voting Agreement and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)(1) any change in a majority of the individuals who constitute the Company's Board of Directors; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any material change in the Company's corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement. Each of the Stockholders agrees that the obligations under this Voting Agreement are unconditional and will remain in full force and effect notwithstanding that the Company may have received an Acquisition Proposal or that the Board of Directors of the Company may have withdrawn or amended its recommendation and approval of the Merger. Further, none of the Stockholders will enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this Section 3 shall require any Stockholder to exercise any options with respect to the Shares.

    4.  Grant of Proxy; Appointment of Proxy.

      (a) Each of the Stockholders hereby irrevocably grants to, and appoints, the Board of Directors of Parent, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. None of the Stockholders shall have any claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Voting Agreement.

      (b) Each of the Stockholders understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such irrevocable proxy. Each of the Stockholders hereby affirms that the irrevocable proxy set forth in this Section 4 is given to secure the performance of the duties of the Stockholder under this Voting Agreement. Each of the Stockholders hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each of the Stockholders hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

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    5.  Covenants, Representations and Warranties of each Stockholder.  Each of the Stockholders hereby represents and warrants (with respect to such Stockholder only and not with respect to each other Stockholder) to, and agrees with, Parent as follows:

      (a)  Ownership of Shares.  Such Stockholder is the sole record and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by such Stockholder or with respect to which such Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.

      (b)  Authorization.  Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person is accordance with its terms.

      (c)  No Conflicts.  (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

      (d)  No Encumbrances.  Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, such Stockholder's Shares at all times during the term hereof will be Beneficially Owned by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

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      (e)  No Solicitation.  Such Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.

      (f)  Restriction on Transfer, Proxies and Non-Interference.  Such Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Stockholder's Shares or any interest therein, (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Voting Agreement.

      (g)  Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Stockholder Agreement.

    6.  Stop Transfer Legend.

      (a) Each of the Stockholders agrees and covenants to Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Voting Agreement.

      (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

    7.  Further Assurances.  From time to time, at Parent's request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

    8.  Stockholder Capacity.  If any Stockholder is or becomes during the term hereof a director or an officer of the Company, such Stockholder makes no agreement or understanding herein in his capacity as such director or officer. Each of the Stockholders signs solely in his or her capacity as the record and Beneficial Owner of the Stockholder's Shares.

    9.  Termination.  Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

    10.  Miscellaneous.

      (a)  Entire Agreement.  This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      (b)  Certain Events.  Subject to Section 5(f) hereof, each of the Stockholders agrees that this Voting Agreement and the obligations hereunder shall attach to each such Stockholder's Shares

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  and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

      (c)  Assignment.  This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Stockholder and each Stockholder in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

      (d)  Amendment and Modification.  This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

      (e)  Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

  If to the Stockholder to the address set forth for the Stockholder on Schedule A to this Voting Agreement.

    If to Parent:

    Motorola, Inc.
    1303 E. Algonquin Road
    Schaumburg, Illinois 60196
    Attn: General Counsel
    Facsimile: (847) 576-3750

    with a copy to:

    Winston & Strawn
    35 West Wacker Drive
    Chicago, Illinois 60601
    Attn: Oscar A. David, Esq.
    Facsimile: (312) 558-5700

      (f)  Severability.  Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      (g)  Specific Performance.  The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the

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  aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

      (h)  Remedies Cumulative.  All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      (i)  No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      (j)  No Third Party Beneficiaries.  This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      (k)  Governing Law.  This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

      (l)  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.

      (m)  Description Headings.  The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

      (n)  Counterparts.  This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      (o)  Recovery of Attorney's Fees.  In the event of any litigation between the parties relating to this Voting Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

[signature page follows]

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    IN WITNESS WHEREOF, Parent and each of the Stockholders have caused this Voting Agreement to be duly executed as of the day and year first above written.

MOTOROLA, INC.
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Executive Vice President and Chief Financial Officer, Corporate Finance

/s/ ROB N. SHADDOCK Rob N. Shaddock
/s/ JOHN R. FORREST John R. Forrest
/s/ LYNN J. DAVIS Lynn J. Davis
/s/ JOHN L. RYNEARSON John L. Rynearson
/s/ RICHARD J. THOMPSON Richard J. Thompson
/s/ MALCOLM BROWNSELL Malcolm Brownsell
/s/ M. KEITH BURGESS M. Keith Burgess
/s/ DONALD B. CROSBIE Donald B. Crosbie
/s/ KEVIN PARSLOW Kevin Parslow

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Schedule A

John Forrest
15 Carlyle Court
Chelsea Harbour
London SW10 OUQ
United Kingdom

Lynn Davis
6405 Harold Woods Lane
Edina, MN 55436
USA

Malcolm Brownswell
62 East Park Farm Drive
Charvil
Reading
Berkshire RG10 9US
United Kingdom

John Rynearson
6221 Pershing
Scottsdale, AZ 85254
USA

Rich Thompson
6256 NW 23rd Terrace
Boca Rotan, FL 33434
USA

Rob Shaddock
The Cottage
Main Street
Allexton, Leicestershire LE 15 9AB
United Kingdom

Kevin Parslow
52 Barrow Road
Burton on the Wolds
Loughborough, Leicestershire LE 12 5TB
United Kingdom

Don Crosbie
5224 Oak Lake Drive
Dallas, TX 75287
USA

Keith Burgess
2808 Buena Vista Court
Carrollton, TX 75007
USA

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APPENDIX E

STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT dated as of February 20, 2001 (this "Agreement") between BLUE WAVE SYSTEMS INC., a Delaware corporation ("Issuer"), and MOTOROLA, INC., a Delaware corporation ("Grantee").

    WHEREAS, Issuer, Grantee, and a wholly-owned subsidiary of Grantee (the "Merger Sub") propose to enter into an Agreement and Plan of Merger, to be dated as of this date (the "Merger Agreement"), pursuant to which Merger Sub is to merge with and into Issuer, with Issuer continuing as the surviving corporation and a wholly-owned subsidiary of Grantee after such merger, and in such merger, each share of common stock, par value $0.01 per share, of Issuer ("Common Stock") will be converted to a right to receive shares of common stock, par value $3.00 per share, of Grantee as provided in the Merger Agreement;

    WHEREAS, as an inducement and condition to Grantee's willingness to enter into the Merger Agreement and in consideration thereof, Issuer is granting to Grantee, pursuant to the terms and subject to the conditions contained in this Agreement, an option to purchase 19.9% of the outstanding shares of Common Stock; and

    WHEREAS, the Board of Directors of Issuer has approved the grant by Issuer to Grantee of the Option (defined below) pursuant to this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties agree as follows:

    1.  The Option.  Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, pursuant to the terms and subject to the conditions hereof, up to 3,340,672.90 fully paid and nonassessable shares of Common Stock, at a price of $8.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares for which the Option is exercisable exceed 19.9% of the shares of Common Stock issued and outstanding at the time of exercise (without giving effect to the shares of Common Stock issued or issuable under the Option). The number of shares of Common Stock purchasable upon exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

    2.  Exercise; Closing.

      (a)  Conditions to Exercise; Termination.  Grantee may exercise the Option, in whole or in part, from time to time, if but only if a Triggering Event has occurred, and prior to the occurrence of an Exercise Termination Event (as defined below). The right to exercise the Option shall terminate upon the earlier of (i) the occurrence of the Effective Time (as defined in the Merger Agreement) or (ii) if a Notice Date (as defined in Section 2(d)) has not previously occurred, the close of business on the day that is twelve months after the date of a Triggering Event (the events described in clauses (i) and (ii) each being referred to as an "Exercise Termination Event").

      (b)  Triggering Event.  A "Triggering Event" shall have occurred at such time at which Grantee becomes entitled to receive the Termination Fee from Issuer pursuant to Section 8.5(b) of the Merger Agreement.

      (c)  Notice of Trigger Event by Issuer.  Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event (it being understood that the giving of the notice by Issuer shall not be a condition to the right of Grantee to exercise the option).

      (d)  Notice of Exercise.  If Grantee shall be entitled to and desires to exercise the Option, in whole or in part, it shall send to Issuer a written notice (any date on which this notice is given in accordance with Section 15 is referred to as a "Notice Date") specifying (i) the total number of

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  shares that Grantee will purchase pursuant to the exercise and (ii) a place and date (a "Closing Date") not earlier than three business days nor later than 60 business days from the related Notice Date for the closing of the purchase (a "Closing"); provided, that (A) if the Closing cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time referred to in clause (ii) shall commence on the date on which such restriction on consummation has expired or been terminated and (B) without limiting the foregoing, if a filing or any approval is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or prior notification to or prior approval from any regulatory authority is required under any other law, statute, rule or regulation (including applicable rules and regulations of national securities exchanges) in connection with this purchase, Grantee or Issuer, as required, promptly after the Notice Date, shall file all necessary notices and applications for approval and shall expeditiously process the same and the period of time referred to in clause (ii) shall commence on the date on which all required notification and waiting periods, if any, shall have expired or been terminated and all required approvals, if any, shall have been obtained. Any exercise of the Option shall be deemed to occur on the date of the Notice Date relating thereto. Each of Grantee and Issuer agrees to use its reasonable best efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval.

      (e)  Payment of Purchase Price; Delivery of Common Stock.

         (i) At each Closing, Grantee shall tender to Issuer payment of the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds and shall, upon designation of a bank account by Issuer, make payment of such funds by a wire transfer to the bank account designated by Issuer; provided, that failure or refusal of Issuer to designate a bank account shall not preclude Grantee from exercising the Option, in whole or in part.

        (ii) At each Closing, simultaneously with the payment of the aggregate purchase price by Grantee, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by Grantee and, if the Option shall be exercised in part only, a new Agreement providing for an Option evidencing the rights of Grantee to purchase the balance (as adjusted pursuant to the terms hereof) of the shares then purchasable hereunder.

        (iii) Notwithstanding anything to the contrary contained in paragraphs (i) and (ii) of this Section 2(e), Grantee shall have the right (a "Cashless Exercise Right") to direct the Issuer, in the written notice of exercise referred to in Section 2(d), to reduce the number of shares of Common Stock required to be delivered by Issuer to Grantee at any Closing by such number of shares of Common Stock that have an aggregate Market/Offer Price (as defined in Section 9(a)) equal to the aggregate purchase price payable at such Closing (but for this paragraph (iii)), or any portion thereof, in lieu of Grantee paying to the Issuer at such Closing such aggregate purchase price or portion thereof, as the case may be. Any exercise of the Option in which, and to the extent to which, Grantee exercises its Cashless Exercise Right pursuant to this paragraph (iii) shall be referred to as a "Cashless Exercise."

      (f)  Restrictive Legend.  Certificates for Common Stock delivered at a Closing may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, a copy of which agreement is on file at the principal office of Issuer, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder without charge promptly after receipt by Issuer of a written request therefor."

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  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without this reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that this legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) both are satisfied. In addition, the certificates shall bear any other legend as may be required by applicable law.

      (g)  Ownership of Record; Tender of Purchase Price; Expenses.  Upon the giving by Grantee to Issuer of the written notice of exercise referred to in Section 2(d) and, except to the extent this notice relates to a Cashless Exercise, the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon the exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing the shares of Common Stock shall not have been actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

    3.  Covenants of Issuer.  In addition to its other agreements and covenants, Issuer agrees:

      (a)  Shares Reserved for Issuance.  To maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock;

      (b)  No Avoidance.  Not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Issuer and not to take any action which would cause any of its representations or warranties not to be true in any material respect; and

      (c)  Registration.  If shares of Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq or any other securities exchange or market, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

      (d)  Further Assurances.  Promptly after this date to take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that any other prior approval of or notice to any regulatory authority is necessary under any applicable federal, state or local law before the Option may be exercised, cooperating fully with Grantee in preparing and processing the required applications or notices) in order to permit Grantee to exercise the Option and purchase shares of Common Stock pursuant to such exercise.

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    4.  Representations and Warranties of Issuer.  Issuer hereby represents and warrants to Grantee that Issuer has all requisite corporate power and authority and has taken all corporate action necessary to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and that this Agreement has been duly and validly authorized, executed and delivered by Issuer. Issuer hereby further represents and warrants to Grantee that it has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time or from time to time issuable upon exercise of the Option and that all shares of Common Stock, upon issuance pursuant to the Option, will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement and the Securities Act) and not subject to any preemptive rights. Issuer has taken all action necessary to make inapplicable to Grantee any state takeover, business combination, control share or other similar statute and any charter provisions which would otherwise be applicable to Grantee or any transaction involving Issuer and Grantee by reason of the grant of the Option, the acquisition of beneficial ownership of shares of Common Stock as a result of the grant of the Option, or the acquisition of shares of Common Stock upon exercise of the Option.

    5.  Representations and Warranties of Grantee.  Grantee hereby represents and warrants to Issuer that Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Grantee. Grantee represents and warrants to Issuer that any shares of Common Stock acquired upon exercise of the Option will be acquired for Grantee's own account, and will not be, and the Option is not being, acquired by Grantee with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Grantee has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to Grantee to evaluate the merits and risks of an investment by Grantee in the Common Stock and Grantee is able to bear the economic risks of any investment in the shares of Common Stock which Grantee may acquire upon exercise of the Option.

    6.  Exchange; Replacement.  This Agreement and the Option are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase on the same terms and subject to the same conditions as set forth in this Agreement in the aggregate the same number of shares of Common Stock purchasable at such time hereunder, subject to corresponding adjustments in the number of shares of Common Stock purchasable upon exercise so that the aggregate number of such shares under all Agreements issued in respect of this Agreement shall not exceed 19.9% of the outstanding shares of Common Stock of the Issuer (without giving effect to shares of Common Stock issued or issuable pursuant to the Option). Unless the context shall require otherwise, the terms "Agreement" and "Option" as used in this Agreement include any Agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon (i) receipt by Issuer of reasonably satisfactory evidence of the loss, theft, destruction, or mutilation of this Agreement, (ii) receipt by Issuer of reasonably satisfactory indemnification in the case of loss, theft or destruction and (iii) surrender and cancellation of this Agreement in the case of mutilation, Issuer will execute and deliver a new Agreement of like tenor and date. Any new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by any Person (as defined in the Merger Agreement) other than the holder of the new Agreement.

    7.  Adjustments.  The total number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as follows: in the

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event of any change in, or distribution in respect of, the outstanding shares of Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type (including, in the event of any Major Transaction described in Section 9(d) in which Issuer is not the surviving or continuing corporation, to provide that the Option shall be exercisable for shares of common stock of the surviving or continuing corporation in such Major Transaction) and number of shares of Common Stock purchasable upon exercise of the Option and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits contemplated hereby, and proper provision shall be made in the agreements governing any such transactions to provide for the proper adjustment and the full satisfaction of Issuer's obligation hereunder.

    8.  Registration.  At any time within two years of the first exercise of the Option, Issuer shall, at the request of Grantee, as promptly as practicable, prepare, file and keep current a registration statement (including, if appropriate, a shelf registration statement) under the Securities Act covering any or all shares issued and issuable pursuant to the Option and shall use its reasonable best efforts to cause this registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition reasonably requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement to remain effective for a period of 365 days or such shorter time as is reasonably appropriate to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. To the extent reasonably requested by Grantee in connection with those demand registrations, Issuer shall (x) become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating Issuer in respect of representations, warranties, indemnities, contribution and other agreements (in each case reasonably acceptable to Issuer) customarily made by issuers in these underwriting agreements, and (y) use its reasonable best efforts to take all further actions which shall be reasonably necessary to effect such registration and sale (including participating in road-show presentations and causing to be delivered customary certificates, opinions of counsel and "comfort letters"). The obligations of Issuer to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to any registration statement if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer or would interfere with a planned merger, sale of material assets, recapitalization or other significant corporate action (other than the issuance of equity securities). Any registration statement prepared and filed under this Section, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions and brokers' fees, which shall be borne solely by Grantee. Grantee shall provide in writing all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, Issuer effects a registration under the Securities Act of Issuer's equity securities for its own account or for any other of its stockholders (other than on Form S-4 or Form S-8, or any successor form), it shall allow Grantee the right to participate in such registration; provided that, if the managing underwriters of such offering advise Issuer that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to the securities intended to be included therein by Issuer for its own account and, thereafter, Issuer shall include the securities requested to be included therein by Grantee pro rata with the securities intended to be included therein by other stockholders of Issuer. In connection with any registration pursuant to this Section, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations.

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    9.  Repurchase of Option and/or Shares.

      (a)  Repurchase; Repurchase Price.  Upon the occurrence of a Triggering Event and prior to an Exercise Termination Event, at the request of Grantee, delivered in writing within twelve months of this occurrence (or such later period as provided in Section 2(d) with respect to any required notice or application or in Section 10), Issuer shall repurchase the Option from Grantee, in whole or in part, at a price (the "Option Repurchase Price") equal to the number of shares of Common Stock then purchasable upon exercise of the Option (or such lesser number of shares as may be designated in the Repurchase Notice (as defined in Section 9(b)) multiplied by the amount by which the Market/Offer Price (as defined below) exceeds the Option Price. The term "Market/Offer Price" shall mean the highest of (x) the highest price per share of Common Stock paid or proposed to be paid by any Third Party (as defined in the Merger Agreement) for shares of Common Stock or the consideration per share of Common Stock received or to be received by holders of shares of Common Stock, in each case pursuant to any Acquisition Proposal (as defined in the Merger Agreement) for or with Issuer made on or prior to such date or (y) the average closing price for shares of Common Stock on the Nasdaq National Market System ("Nasdaq") (or, if the Common Stock is not then listed on the Nasdaq, any other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) for the ten consecutive trading days immediately preceding the delivery of the Repurchase Notice. In the event that the consideration to be offered, paid or received pursuant to the foregoing clause (x) is other than cash, the value of such consideration shall be determined in good faith by a nationally recognized investment banking firm selected by Grantee, as the case may be.

      (b)  Method of Repurchase.  Subject to the terms of Section 9(a), Grantee may exercise its right to require Issuer to repurchase the Option, in whole or in part, pursuant to this Section 9 by surrendering for this purpose to Issuer, at its principal office, this Agreement accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase the Option in accordance with the provisions of this Section 9 (each such notice, a "Repurchase Notice"). Within four business days after the surrender of the Agreement for the Option and the receipt of the Repurchase Notice, Issuer shall deliver or cause to be delivered to Grantee the applicable Option Repurchase Price or the portion that Issuer is not then prohibited under applicable law and regulation from so delivering, in immediately available funds by a wire transfer to a bank account designated by Grantee. In the event that the Repurchase Notice shall request the repurchase of the Option in part, Issuer shall deliver with the Option Repurchase Price a new Agreement evidencing the right of the Grantee to purchase that number of shares of Common Stock purchasable pursuant to the Option at the time of delivery of the Repurchase Notice minus the number of shares of Common Stock represented by that portion of the Option then being repurchased.

      (c)  Effect of Statutory or Regulatory Restraints on Repurchase.  To the extent that, upon or following the delivery of a Repurchase Notice, Issuer is prohibited under applicable law or regulation from repurchasing the Option (or a portion thereof) subject to such Repurchase Notice (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish this repurchase), Issuer shall promptly so notify Grantee in writing and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price that Issuer is no longer prohibited from delivering, within four business days after the date on which it is no longer so prohibited; provided, however, that upon notification by Issuer in writing of this prohibition, Grantee may, within 5 days of receipt of this notification from Issuer, revoke in writing its Repurchase Notice, whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to

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  Grantee with respect to the Option, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the Repurchase Notice less the number of shares as to which the Option Repurchase Price has theretofore been delivered to Grantee. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the time limitations on the exercise of the Option, Grantee may exercise the Option at least until six months after the date upon which Issuer is no longer prohibited from delivering all of the Option Repurchase Price.

      (d)  Major Transactions.  Issuer hereby agrees that, prior to the occurrence of an Exercise Termination Event, Issuer shall not enter into or agree to enter into any agreement for a Major Transaction (defined below) unless the other party or parties thereto agree to assume in writing Issuer's obligations under this Agreement. "Major Transaction" shall mean any merger or consolidation involving the Issuer and any transaction involving a sale, transfer or other disposition of a majority of the assets or shares of capital stock of the Issuer.

    10.  Extension of Exercise Periods.  The twelve month periods for exercise of certain rights under Sections 2 and 9 shall be extended in each such case at the request of Grantee to the extent necessary to avoid liability by Grantee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by reason of this exercise.

    11.  Limitation on Profit.

      (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as defined below) plus any Termination Fee (as defined in the Merger Agreement) exceed in the aggregate the Termination Fee (as defined in the Merger Agreement) and, if it otherwise would exceed this amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) upon return of the purchase price paid by Grantee for such Option Shares, deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay to the Issuer cash or refund in cash all or a portion, as appropriate, of the Termination Fee previously paid or reduce or waive the amount of any Termination Fee payable pursuant to Section 8.5(b) of the Merger Agreement, or (iv) any combination thereof, so that Grantee's realized Total Profit, when aggregated with the Termination Fee so paid or payable to Grantee, shall not exceed the Termination Fee (as defined in the Merger Agreement) after taking into account the foregoing actions.

      (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with the Termination Fee theretofore paid or then payable to Grantee (and not repaid or refunded to the Issuer pursuant to Section 11 or otherwise), would exceed the Termination Fee (as defined in the Merger Agreement) provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

      (c) As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 9, and (ii) (x) the net cash amounts (and the fair market value of any other consideration) received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares. In the case of clause (ii)(x) above, the Grantee agrees to furnish as promptly as reasonably practicable after any disposition of all or a portion of the Option Shares a complete and correct statement, certified by a responsible executive officer of Grantee of the net cash amounts (and the fair market value of any other consideration) received in connection with any sale or transfer of the Option Shares.

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      (d) As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal (taking into account the provision of Section 11(a)) assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee as of such date were sold for cash at the closing market price for the Common Stock on the Nasdaq Composite Transaction Tape as of the close of business on the preceding trading day (less customary brokerage commissions).

    12.  Assignment.  Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement or the Option to any other Person, except that Grantee may assign its rights and obligations hereunder to an affiliate of Grantee, provided that the affiliate becomes a party to this Agreement. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    13.  Filings; Other Actions.  Each party will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

    14.  Specific Performance.  The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be specifically enforceable through injunctive or other equitable relief.

    15.  Severability; Etc.  If any term, provision, covenant, or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason a court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 9, any portion of the Option or the full number of shares of Common Stock provided in Section 1 (as adjusted pursuant Section 1 and 7), it is the express intention of the parties to allow Grantee to acquire or to require Issuer to repurchase such lesser portion of the Option or number of shares as may be permissible, without any amendment or modification of this Agreement.

    16.  Notices.  All notices, requests, instructions, or other documents to be given hereunder shall be furnished in accordance with Section 9.7 of the Merger Agreement.

    17.  Expenses.  Except as otherwise expressly provided in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expense, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

    18.  Entire Agreement, Etc.  This Agreement and Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

    19.  Captions.  The section, paragraph and other captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

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    20.  Counterparts.  This Agreement may be executed in one or more counterparts, and by both parties in separate counterparts, each of which when exercised shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    22.  Waiver and Amendment.  Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

[signature page follows]

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Executive Vice President and Chief Financial Officer, Corporate Finance
BLUE WAVE SYSTEMS INC.
By:	/s/ ROB N. SHADDOCK Name: Rob N. Shaddock Title: Chief Executive Officer

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AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

    THIS AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT (this "Amendment") is made and entered into as of April 24, 2001 by and between BLUE WAVE SYSTEMS INC., a Delaware corporation ("Issuer") and MOTOROLA, INC., a Delaware corporation ("Grantee").

RECITALS

    WHEREAS, Issuer and Grantee are parties to a Stock Option Agreement, dated as of February 20, 2001 (as amended hereby, the "Stock Option Agreement"; terms defined in the Stock Option Agreement and not otherwise defined herein are being used herein as therein defined), pursuant to which Issuer is granting to Grantee an option to purchase 19.9% of the outstanding shares of common stock, par value $0.01 per share, of the Issuer; and

    WHEREAS, Issuer and Grantee have agreed to amend the Stock Option Agreement on the terms provided herein.

    NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

    Section 1.  Amendment.  The Stock Option Agreement is hereby amended as follows:

      (a) Section 1 is hereby amended by deleting the reference to "$8.00" and substituting "$7.25" in lieu thereof.

    Section 2.  Representations of Issuer.  Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Stock Option Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Stock Option Agreement (as amended by this Amendment).

      (b) The execution and delivery of this Amendment by Issuer have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Issuer are necessary to authorize this Amendment.

      (c) This Amendment has been duly and validly executed and delivered by Issuer and, assuming the due authorization, execution and delivery by Grantee, the Stock Option Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

    Section 3.  Representations of Grantee.  Grantee hereby represents and warrants to Issuer as follows:

      (a) Grantee has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Stock Option Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Stock Option Agreement (as amended by this Amendment).

      (b) The execution and delivery of this Amendment by Grantee has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Grantee are necessary to authorize this Amendment.

      (c) This Amendment has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery by Issuer, the Stock Option Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of Grantee,

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  enforceable against Grantee in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

    Section 4.  Effective Date; No Implied Amendments.  Each of the parties agrees that the amendments to the Stock Option Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as specifically amended by this Amendment, the Stock Option Agreement shall remain in full force and effect in accordance with its respective terms and is hereby ratified and confirmed. This Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Stock Option Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Stock Option Agreement. This Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any other term, condition, subsection or section of the Stock Option Agreement.

    Section 5.  Benefit of the Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and executors. This Amendment shall not be construed so as to confer any right or benefit upon any person, other than the parties hereto and their respective successors, permitted assigns, heirs and executors.

    Section 6.  Headings.  The headings used in this Amendment are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Amendment.

    Section 7.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    Section 8.  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 9.  References to Agreement.  On and after the date hereof, each reference in the Stock Option Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Stock Option Agreement shall mean the Stock Option Agreement as amended by this Amendment.

[signature pages follow]

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    IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Stock Option Agreement as of the date first written above.

MOTOROLA, INC.
By:	/s/ CARL F. KOENEMANN Name: Carl F. Koenemann Title: Executive Vice President and Chief Financial Officer
BLUE WAVE SYSTEMS INC.
By:	/s/ ROB N. SHADDOCK Name: Rob N. Shaddock Title: Chief Executive Officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

    As permitted by Section 102 of the DGCL, the registrant's Restated Certificate of Incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    The registrant's Restated Certificate of Incorporation further provides that the registrant must indemnify and hold harmless, to the fullest extent authorized by the DGCL, as the same exists or may be hereafter amended (but, in the case of any such amendment, only to the extent that the amendment permits the registrant to provide broader indemnification rights than the DGCL permitted the registrant to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant or is or was serving (at such time as such person is or was a director or officer of the registrant) at the request of the registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. This right to indemnification will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee's heirs, executors and administrators. However, except as provided below with respect to proceedings to enforce rights to indemnification, the registrant will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by that indemnitee only if the proceeding was authorized by the registrant's Board of Directors.

    The Restated Certificate of Incorporation provides that the right to indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition. However, if and to the extent that the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it

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shall ultimately be determined by final judicial decision that such indemnitee is not entitled to be indemnified for such expenses. The registrant's Restated Certificate of Incorporation also provides that the registrant may, by action of the registrant's Board of Directors or by action of any person to whom the registrant's Board of Directors has delegated such authority, provide indemnification to employees and agents of the registrant with the same scope and effect as the indemnification of the registrant's officers and directors. The rights to indemnification and to the advancement of expenses conferred in the Restated Certificate of Incorporation will not be exclusive of any other right which any person may have or hereafter acquire under the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. The Restated Certificate of Incorporation provides that the registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. All of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

Item 21.  Exhibits and Financial Statement Schedules.

  (a)  Exhibits:

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of February 20, 2001, by and among the registrant, Earth Acquisition Corporation and Blue Wave Systems Inc. (included as Appendix A to the prospectus incorporated as part of this registration statement).
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of April 24, 2001, by and among the registrant, Earth Acquisition Corporation and Blue Wave Systems (included as Appendix B to the prospectus incorporated as part of this registration statement).
4.1
Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i)(b) to the registrant's Quarterly Report on Form 10-Q for the quarter ended April 1, 2000 (File No. 1-07221)).
4.2
Certificate of Designations, Preferences and Rights of Junior Participating Preferred Stock, Series B (incorporated by reference to Exhibit 3.3 to the registrant's Registration Statement on Form S-3 dated January 20, 1999 (Registration No. 333-70827)).
4.3	By-laws, as amended through March 9, 2001 (incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-07221)).
4.4
Rights Agreement, dated as of November 5, 1998, between the registrant and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 1.1 to the registrant's Amendment No. 1 to Registration Statement on Form 8-A/A dated March 16, 1999 (File No. 1-07221)).
5.1	Opinion of Michelle M. Warner, Esq., Senior Counsel, Motorola Corporate Law Department, as to the legality of the shares being issued.*

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8.1	Opinion of KPMG LLP regarding the federal income tax consequences of the Merger.
8.2	Opinion of Hallett & Perrin, P.C. regarding the federal income tax consequences of the Merger.
10.1
Voting Agreement, dated as of February 20, 2001, by and among the registrant, Rob N. Shaddock, John R. Forrest, Lynn J. Davis, John L. Rynearson, Richard J. Thompson, Malcolm Brownsell, M. Keith Burgess, Donald B. Crosbie and Kevin Parslow (included as Appendix D to the prospectus incorporated as part of this registration statement).
10.2
Stock Option Agreement, dated as of February 20, 2001, by and between the registrant and Blue Wave Systems, as amended by Amendment No. 1 to Stock Option Agreement, dated as of April 24, 2001 (included as Appendix E to the prospectus incorporated as part of this registration statement).
21.1	Subsidiaries of registrant (incorporated by reference to Exhibit 21 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-07221)).
23.1	Consent of KPMG LLP (Registrant).
23.2	Consent of Arthur Andersen LLP (Blue Wave Systems).
23.3	Consent of Michelle M. Warner, Esq., Senior Counsel, Motorola Corporate Law Department (included in Exhibit No. 5.1).*
23.4	Consent of KPMG LLP (included in Exhibit No. 8.1).
23.5	Consent of Hallett & Perrin, P.C. (included in Exhibit No. 8.2).
23.6	Consent of Bear, Stearns & Co. Inc.
24.1	Power of Attorney.*
99.1	Form of Proxy Card of Blue Wave Systems.
99.2	Opinion of Bear, Stearns & Co. Inc. (included as Appendix C to the prospectus incorporated as a part of this registration statement).

*
Previously filed.

Item 22.  Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the

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  securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (f)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Schaumburg, Illinois, on June 1, 2001.

MOTOROLA, INC.
By:	/s/ ANTHONY M. KNAPP Anthony M. Knapp Senior Vice President and Controller

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Christopher B. Galvin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 1, 2001
* Carl F. Koenemann	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 1, 2001
/s/ ANTHONY M. KNAPP Anthony M. Knapp	Senior Vice President and Controller (Principal Accounting Officer)	June 1, 2001
* Francesco Caio	Director	June 1, 2001
* Ronnie C. Chan	Director	June 1, 2001
* H. Laurance Fuller	Director	June 1, 2001
* Robert L. Growney	Director	June 1, 2001

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* Anne P. Jones	Director	June 1, 2001
* Judy C. Lewent	Director	June 1, 2001
* Dr. Walter E. Massey	Director	June 1, 2001
* Nicholas Negroponte	Director	June 1, 2001
* John E. Pepper, Jr.	Director	June 1, 2001
* Samuel C. Scott III	Director	June 1, 2001
* B. Kenneth West	Director	June 1, 2001
* Dr. John A. White	Director	June 1, 2001
*By:	/s/ ANTHONY M. KNAPP Anthony M. Knapp Attorney-in-fact

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SUMMARY SELECTED FINANCIAL INFORMATION
RISK FACTORS
THE COMPANIES
THE BLUE WAVE SYSTEMS SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
STOCK OPTION AGREEMENT
DESCRIPTION OF MOTOROLA CAPITAL STOCK
COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF MOTOROLA AND STOCKHOLDERS OF BLUE WAVE SYSTEMS
EXPERTS
LEGAL AND TAX MATTERS
SUBMISSION OF STOCKHOLDER PROPOSALS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER; EFFECTIVE TIME; CLOSING
ARTICLE II CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION
ARTICLE III DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND PARENT
ARTICLE IV MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION
ARTICLE IX MISCELLANEOUS AND GENERAL
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
RECITALS
OPINION OF BEAR, STEARNS & CO. INC.
Bear, Stearns & Co. Inc. 345 Park Avenue New York, New York 10167 Tel 212.272.2000 www.bearstearns.com
VOTING AGREEMENT
RECITALS
Schedule A
STOCK OPTION AGREEMENT
AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES